UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Walmart Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2023 Annual Shareholders' Meeting

Wednesday, May 31, 2023
Virtual meeting at 10:30 a.m. Central Time
www.virtualshareholdermeeting.com/WMT2023

Walmart

WALMART’S PURPOSE
Walmart’s purpose is to save people money and help them live better. We provide convenient access to high-quality, affordable food and other essential products and services to millions of people each week. In doing so, we aim to create value for our stakeholders.
HOW WALMART CREATES VALUE FOR STAKEHOLDERS

Customers: Convenient access to quality, affordable products and services	Associates: Purpose-driven work; opportunity for good jobs and upward mobility	Shareholders: Long-term returns through strong, efficient growth, consistent operating discipline and strategic capital allocation	Suppliers: Access to customers and support for supplier development and growth

Business Partners: Access to and understanding of engaged customers for our sellers, advertisers and ecosystem partners	Communities: Resources to build stronger, more inclusive communities		Planet: Leadership on zero emissions, zero waste and our regenerative approach to nature

MESSAGE FROM OUR CHAIRMAN

Dear Fellow Shareholders:
As I look back at the past year, I am grateful for our associates around the world that have successfully navigated many challenges to deliver for our customers. They have done it by never losing sight of who we are - a people-led, tech-powered, omni-channel retailer dedicated to saving people money so they can live a better life.
At Walmart, we know that our people make the difference, and that has never been more true than today. We continue to invest to make Walmart a place where our associates can gain the skills to serve tomorrow’s customers and grow their careers. In January 2023, we announced our latest round of wage increases that brought our U.S. average hourly wage to over $17.50, as well as adding new college degrees and certificates to our Live Better U (LBU) education program. Both part-time and full-time associates can participate in LBU starting on their first day, and Walmart pays 100% of tuition and fees.
Our associates are also leveraging these skills and our technology investments to help us scale our newer, mutually reinforcing businesses that naturally connect to our core retail business. Areas such as marketplace, fulfillment services, and advertising. In fiscal 2023, for example, our global advertising business grew to $2.7 billion, an increase of nearly 30%.
Your Board is highly engaged in overseeing our strategy during this time of rapid change. I am confident that your Board has the right mix of skills, experiences, and backgrounds to serve as a strategic resource and to provide robust governance for our company and is well positioned to continue to guide us in the years to come.
Thank you for your continued support of Walmart, and I encourage you to attend our virtual shareholders’ meeting. Regardless of whether you are able to join us live virtually for the 2023 Annual Shareholders’ Meeting, your views are important to us, and I encourage you to vote your Shares as described beginning on page 124.
Sincerely,
Gregory B. Penner, Chairman

2023 Proxy Statement	1

MESSAGE FROM OUR
LEAD INDEPENDENT DIRECTOR

Dear Fellow Shareholders:
As I look back over the last several years, I have seen firsthand that your Board’s strategic engagement and commitment to robust governance and risk oversight is a key to driving sustainable, long-term value through a period of extraordinary challenges.
As our business continues to evolve to serve our customers, the skills that the Board needs to maximize its effectiveness will continue to evolve. We have onboarded four new independent directors since 2017, and during this past year, Carla Harris took over as the new Chair of the Board’s independent Compensation and Management Development Committee. These Board changes are the result of a robust succession planning process, which is informed by the results of our annual board evaluation process. Our term limits for independent directors promote a disciplined director refreshment process and give us visibility into future expected Board turnover, which we believe gives us a competitive advantage in Board succession planning. We are also committed to a diverse board with a wide range of skills, experiences and backgrounds. Accordingly, we have adopted a policy that all candidate slates for new independent directors will include diverse and female candidates.
Our decisions are also informed by feedback from our shareholders and other stakeholders, which we actively solicit. Since our 2022 Annual Shareholders’ Meeting, we have engaged with shareholders representing approximately 550 million shares on topics including strategy, governance, compensation, sustainability, human capital management, and other topics. I participated in some of these engagements and found the insights invaluable. We regularly share the feedback from these engagements with the Nominating and Governance Committee of the Board, which I chair, and this feedback has helped shape the content and organization of this proxy statement.
Thank you for your continued support of Walmart, and I encourage you to vote your shares and to attend our virtual shareholders’ meeting. The Board continues to work to represent your interests and earn your trust.
Sincerely,
Thomas W. Horton, Lead Independent Director

2	www.walmart.com

NOTICE OF 2023 ANNUAL SHAREHOLDERS’ MEETING

How to Attend the Virtual Shareholders' Meeting

Virtual Shareholders’ Meeting at:
www.virtualshareholdermeeting.com/WMT2023
Like prior years, our 2023 Annual Shareholders’ Meeting will be held in a virtual meeting format only with no physical location. Shareholders who held Shares as of the record date may attend the meeting online by logging in at: www.virtualshareholdermeeting.com/WMT2023 on the date and time provided in this notice. You will not be able to attend the meeting in person.
The live audio webcast for the meeting will begin promptly at 10:30 a.m., Central Time on Wednesday, May 31, 2023. Please see pages 123-125 for additional information about how to access, vote, and submit questions during the meeting.

Who Can Vote
The record date for the 2023 Annual Shareholders’ Meeting is April 6, 2023. This means that you are entitled to receive notice of the meeting and vote your Shares held as of that date during the meeting if you were a shareholder of record as of the close of business on April 6, 2023.

Items of Business

1	2	3	4	5-12

To elect as directors the 11 nominees identified in this proxy statement.	To vote, on an advisory basis, on the frequency of future advisory votes on the compensation of Walmart's named executive officers.	To vote on a non-binding, advisory resolution to approve the compensation of Walmart’s named executive officers.	To ratify the appointment of Ernst & Young LLP as the company’s independent accountants for the fiscal year ending January 31, 2024.	To vote on the 8 shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting.
(PAGE 8)	(PAGE 47)	(PAGE 48)	(PAGE 94)	(PAGE 99)

Vote "FOR"	Vote "1 YEAR"	Vote "FOR"	Vote "FOR"	Vote "AGAINST" each Shareholder Proposal
Shareholders may also transact any other business properly brought before the 2023 Annual Shareholders’ Meeting or any adjournment or postponement thereof.

How to Cast Your Vote (PAGE 124)

INTERNET (BEFORE THE MEETING)	CALL	MOBILE DEVICE	MAIL	DURING THE VIRTUAL MEETING
www.proxyvote.com	1-800-690-6903	Scan the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form	Mail your signed proxy card or voting instruction form	Please see pages 123-126 for details about how to attend and vote your Shares during the virtual meeting.

April 20, 2023
By Order of the Board of Directors,

Rachel Brand Executive Vice President, Global Governance, Chief Legal Officer, and Corporate Secretary
This proxy statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2023 are available in the “Investors” section of our corporate website at http://stock.walmart.com/annual-reports.

2023 Proxy Statement	3

PROXY VOTING SUMMARY

You have received these proxy materials because the Board is soliciting your proxy to vote your Shares during the 2023 Annual Shareholders’ Meeting or any adjournment or postponement thereof. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote your Shares, and you should read the entire proxy statement carefully before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement. Please refer to the Table of Abbreviations beginning on page 131 for the meaning of certain terms used in this summary and the rest of this proxy statement. This proxy statement and the related proxy materials were first released to shareholders and made available on the internet on April 20, 2023.
Shareholders who held Shares as of the close of business on the record date can attend the virtual meeting at www.virtualshareholdermeeting.com/WMT2023.

1	PROPOSAL NO. 1 Election of Directors	(PAGE 8)

Board Demographics

Age	56 years Median Age

Tenure	•9 years Median Tenure •12-year term limit for Independent Directors •4 nominees were appointed since 2017; 3 of whom are women or racially/ethnically diverse

Highly Engaged Board	•Actively involved in Walmart’s strategic transformation •99% overall attendance rate at Board and Board committee meetings during fiscal 2023 •5 Board and 23 Board committee meetings during fiscal 2023

Independence
•7 of 11 nominees are independent and 10 of 11 nominees are non-management
•All members of the Audit Committee; Compensation and Management Development Committee; and Nominating and Governance Committee are independent
•Robust Lead Independent Director role

Relevant Skills and Experience
The nominees possess a balance of distinguished leadership, diverse perspectives, strategic skill sets, and professional experience relevant to our business and strategic objectives, including:

Senior Leadership Experience	Retail Experience

Finance, Accounting, or Financial Reporting Experience	Global or International Business Experience

Regulatory, Legal, or Risk Management Experience	Technology or eCommerce Experience

Women	Marketing or Brand Management Experience

Racially/Ethnically Diverse

FOR	THE BOARD RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

4	www.walmart.com

Proxy Voting Summary

2	PROPOSAL NO. 2 Advisory Vote on the Frequency of Future Say-on-Pay Votes	(PAGE 47)

This proposal provides our shareholders with the opportunity to cast an advisory, non-binding vote on how often Walmart should include "say-on-pay" votes such as Proposal No. 3 in our proxy materials for future annual shareholders' meetings. Shareholders may vote their preference as to whether to include such proposals once every year, every two years, or every three years. Our Board continues to believe that holding an annual say-on-pay vote is the most appropriate approach because it allows our shareholders to provide their input on our executive compensation philosophy, policies and practices on a timely basis.

1 YEAR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO CONTINUE TO HOLD FUTURE ADVISORY SAY-ON-PAY VOTES EVERY YEAR.

3	PROPOSAL NO. 3 Advisory Vote to Approve Named Executive Officer Compensation	(PAGE 48)

Compensation aligned with performance
•Executive compensation program aligned with our strategy and heavily tied to performance
•More than 80% of our CEO’s fiscal 2023 target total direct compensation was based on achieving goals related to operating income, sales, and ROI

Fiscal 2023 Total Direct Compensation (at target)
Cash BASE SALARY CEO: about 6% of target TDC Other NEOs: about 8%-9% of target TDC	Equity RESTRICTED STOCK CEO: about 12% of target TDC Other NEOs: about 13%-14% of target TDC •Vests annually over a 3-year period

ANNUAL INCENTIVE
CEO:
about 14% of target TDC
Other NEOs:
about 13%-16% of target TDC
•Based on operating income and sales-related metrics
•Pays out between 0% and 125% of target (37.5% if threshold goals met)

PERFORMANCE EQUITY
Largest component of target TDC
CEO:
about 68% of target TDC
Other NEOs:
about 62%–65% of target TDC
•Based on ROI and sales performance during the first year of a 3-year vesting period
•Pays out between 0% and 150% of target (50% if threshold goals met)

FOR	THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

2023 Proxy Statement	5

Proxy Voting Summary

4	PROPOSAL NO. 4 Ratification of Independent Accountants	(PAGE 94)

Quality, experienced independent audit firm
•Ernst & Young LLP is an independent registered accounting firm with significant experience on Walmart’s audit.
•The firm’s expertise and fees are appropriate for the breadth and complexity of our company’s global operations.

FOR	THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

5-12	PROPOSAL NO. 5-12 Shareholder Proposals, in each case, if Properly Presented at the Meeting	(PAGE 99)

Each shareholder proposal included in this proxy statement is followed by Walmart’s response. For the reasons set forth in Walmart’s responses, the Board recommends a vote AGAINST each shareholder proposal, if properly presented at the meeting.

AGAINST	THE BOARD RECOMMENDS A VOTE AGAINST EACH SHAREHOLDER PROPOSAL.

This document may include forward-looking statements within the meaning of Section 21E of the Exchange Act that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Exchange Act as well as protections afforded by other federal securities laws. All statements other than statements of historical or current facts, including statements regarding our environmental, social, and other sustainability plans, goals, commitments and strategies made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. The forward-looking statements in this document are subject to certain risks, uncertainties and other factors including the risks relating to the company’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational, and other factors discussed in the “Risk Factors” and other sections of the company’s Annual Report on Form 10-K for fiscal 2023 and subsequent filings with the SEC, which are available at http://www.sec.gov. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document. We undertake no obligation to revise or update any of the forward-looking statements or information, which speak as of their respective dates.

6	www.walmart.com

2023 Proxy Statement	7

PROPOSAL NO. 1
ELECTION OF DIRECTORS

What am I voting on?
You are voting to elect each nominee named below as a director of Walmart for a one-year term. If you return your proxy, your proxy holder will vote your Shares FOR the election of each Board nominee named below unless you instruct otherwise. If the shareholders elect all the director nominees named in this proxy statement at the 2023 Annual Shareholders’ Meeting, Walmart will have 11 directors. Each director nominee named in this proxy statement has consented to act as a director of Walmart if elected. If a nominee becomes unwilling or unable to serve as a director, your proxy holder will have the authority to vote your Shares for any substitute candidate nominated by the Board, or the Board may decrease the size of the Board.

Overview of Director Nominees and Committee Assignments
Seven of our eleven Board nominees are independent, and all members of the Audit Committee, the CMDC, and the NGC are independent. Our Board has separated the roles of Chairman and CEO, and we have a robust Lead Independent Director role. Despite their significant Share ownership, only three members of the Walton family serve as non-management Board members.

Board Committees:	●	Chair	●	Member

Audit	Nominating and Governance	Technology and eCommerce

Compensation and Management Development	Strategic Planning and Finance

Cesar Conde Independent Chairman of NBCUniversal News Group Age 49 | Director Since 2019 Other Public Company Boards 1	Tom Horton Lead Independent Director Partner, Global Infrastructure Partners; and retired Chairman, American Airlines Age 61 | Director Since 2014 Other Public Company Boards 1

Tim Flynn Independent Retired Chairman and CEO, KPMG Age 66 | Director Since 2012 Other Public Company Boards 2	Marissa Mayer Independent Co-founder and CEO, Sunshine Products, Inc.; and Former President and CEO, Yahoo! Inc. Age 47 | Director Since 2012 Other Public Company Boards 0

Sarah Friar Independent CEO and Director, Nextdoor Holdings, Inc. Age 50 | Director Since 2018 Other Public Company Boards 1	Randall Stephenson Independent Retired Executive Chair and CEO, AT&T, Inc. Age 62 | Director Since 2021 Other Public Company Boards 0

Carla Harris Independent Senior Client Advisor, Morgan Stanley Age 60 | Director Since 2017 Other Public Company Boards 2

8	www.walmart.com

Proposal No. 1 Election of Directors

Board Demographics
Our Board nominees bring a variety of backgrounds, qualifications, skills and experiences that contribute to a well-rounded Board uniquely positioned to effectively guide our strategy and oversee our operations in a rapidly evolving retail industry.

Independence
Highly Engaged Board
  Actively involved in Walmart’s strategy
  99% overall attendance rate at Board and Board committee meetings during fiscal 2023
  23 Board committee meetings and 5 Board meetings during fiscal 2023
Thoughtful Board Refreshment
  12-year term limit for Independent Directors
  4 of the nominees joined the Board since 2017, 3 of whom are women or racially/ethnically diverse
  Adopted policy to include women and racially/ethnically diverse candidates in all director candidate pools
  Ongoing Board and committee succession planning

64% Independent

Age

56 years	57 years
Board nominee median age	Board nominee average age

Gender	Racial/ethnic diversity

27% Female	18% Racially/Ethnically Diverse

Tenure

9 years	11 years
Board nominee median tenure	Board nominee average tenure

Doug McMillon President and CEO, Walmart Age 56 | Director Since 2013 Other Public Company Boards 0	Rob Walton Retired Chairman, Walmart and Owner, Denver Broncos Age 78 | Director Since 1978 Other Public Company Boards 0

Greg Penner Non-Executive Chairman General Partner, Madrone Capital Partners and Owner and CEO, Denver Broncos Age 53 | Director Since 2008 Other Public Company Boards 0	Steuart Walton Founder and Chair, RZC Investments Age 41 | Director Since 2016 Other Public Company Boards 0

2023 Proxy Statement	9

Proposal No. 1 Election of Directors

Board Skills Criteria and Qualifications
What qualifications do the Nominating and Governance Committee and the Board consider when selecting candidates for nomination?
At Walmart, we believe an effective Board should be made up of individuals who collectively provide an appropriate balance of distinguished leadership, diverse perspectives and viewpoints, strategic skill sets, and professional experience relevant to our business and strategic objectives.
The NGC selects potential candidates on the basis of outstanding achievement in their professional careers; broad experience and wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience and understanding of the business environment; willingness and ability to devote adequate time to Board duties; and such other experience, attributes, and skills that the NGC determines qualify candidates for service on the Board.
Because we take a shared-value approach and integrate ESG priorities into our strategy, the Board believes that our approach of seeking directors with the skills and experiences identified in this proxy statement has resulted in a Board whose backgrounds, skills, and experience are appropriate for oversight of our ESG strategy.
The NGC also considers whether a potential candidate satisfies the independence and other requirements for service on the Board and its committees, as set forth in the NYSE Listed Company Rules and the SEC’s rules. Additional information regarding qualifications for service on the Board and the nomination process for director candidates is set forth in the NGC’s charter and our Corporate Governance Guidelines, which are available on the Corporate Governance page of our website at https://stock.walmart.com/governance/governance-documents/default.aspx.

Director Skills Criteria:
The NGC and Board regularly review the skills and experiences relevant to our Board in light of our ongoing strategic transformation. Depending on the current composition of the Board and Board committees and expected future turnover on our Board, the NGC generally seeks director candidates with experience, skills, or background in one or more of the following areas:
Experience and Skills Relevant to the Successful Oversight of our Strategy

Retail Experience As the world’s largest retailer, we seek directors who possess an understanding of financial, operational, and strategic issues facing large retail companies.

Technology or eCommerce Experience In order to support our
omni-channel strategy to combine our unique physical and digital assets and capabilities, we seek directors with experience in related industries who can provide advice and guidance on the development, uses, and risks of technology, such as cybersecurity, as well as eCommerce, omni-channel, and digital businesses.

Global or International Business Experience Directors with broad international exposure provide useful business and cultural perspectives, and as a global organization, we seek directors with experience at multinational companies or in international markets.

Marketing or Brand Management Experience Directors with relevant experience in consumer marketing or brand management, especially on a global basis, provide important insights to our Board.

Experience and Skills Relevant to Effective Oversight and Governance

Senior Leadership Experience Directors who have served in relevant senior leadership positions bring unique experience and perspective. We seek directors who have demonstrated expertise in governance, strategy, development, human capital management, workforce development, and execution.

Regulatory, Legal, or Risk Management Experience Our company’s business requires compliance with a variety of regulatory requirements across a number of federal, state, and international jurisdictions. Our Board values the insights of directors who have experience advising or working at companies in regulated industries, and it benefits from the perspectives of directors with governmental, public policy, legal, and risk management experience and expertise.

Finance, Accounting, or Financial Reporting Experience We value an understanding of finance and financial reporting processes because of the importance our company places on accurate financial reporting and robust financial controls and compliance. We also seek to have multiple directors who qualify as audit committee financial experts.

Board Diversity Diversity, equity and inclusion are values embedded in our culture and fundamental to our business. We believe that a board comprised of directors with diverse backgrounds, experiences, and perspectives and viewpoints improves the dialogue and decision-making in the boardroom and contributes to overall Board effectiveness. To this end, the Board has adopted a policy that all director candidate pools will include women and ethnically diverse candidates. The Board assesses the effectiveness of its approach to Board diversity as part of the Board and committee evaluation process.

10	www.walmart.com

Proposal No. 1 Election of Directors

Summary of Director Nominee Qualifications and Experience
The chart below identifies the balance of skills and qualifications each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the NGC as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management.

	Experience and Skills Relevant to the Successful Oversight of our Strategy				Experience and Skills Relevant to Effective Oversight and Governance

Director Nominee	Retail	Global or International Business	Technology or eCommerce	Marketing or Brand Management	Senior Leadership	Finance, Accounting, or Financial Reporting	Regulatory, Legal, or Risk Management
Cesar Conde
Tim Flynn
Sarah Friar
Carla Harris
Tom Horton
Marissa Mayer
Doug McMillon
Greg Penner
Randall Stephenson
Rob Walton
Steuart Walton
TOTAL

2023 Proxy Statement	11

Proposal No. 1 Election of Directors
Director Nominees for 2023

FOR The Board recommends that shareholders vote FOR each of the nominees named below for election to the Board.
Who are the 2023 director nominees?
Based on the recommendation of the NGC, the Board has nominated the following candidates for election as directors at the 2023 Annual Shareholders’ Meeting. All eleven nominees were previously elected by our shareholders at the 2022 Annual Shareholders’ Meeting. The information provided below includes, for each nominee, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of Walmart, each Board committee on which he or she currently serves, whether he or she is independent, and directorships of other public companies held by each nominee during the past five years.

Age: 49 Joined the Board: 2019 Board Committees: Audit TeCC Other Current Public Company Directorships: PepsiCo, Inc.
Cesar Conde INDEPENDENT DIRECTOR

Career Highlights

May 2020 to present Chairman of NBCUniversal News Group, a global media and entertainment company

October 2015 to May 2020 Chairman of NBCUniversal Telemundo Enterprises and NBCUniversal International Group

2013 to 2015 Executive Vice President of NBCUniversal, including oversight of NBCUniversal International and NBCUniversal Digital Enterprises

2009 to 2013 President of Univision Networks, a leading American media company with a portfolio of Spanish language television networks, radio stations, and digital platforms

2003 to 2009 Variety of senior executive capacities at Univision Networks, where he is credited with transforming it into a leading global, multi-platform media brand

2002 to 2003 White House Fellow for Secretary of State Colin L. Powell

Prior to 2002 Positions at StarMedia Network, the first internet company focused on Spanish- and Portuguese-speaking audiences globally

Further Information
Mr. Conde has served on the board of directors of PepsiCo, Inc. since March 2016, and from August 2014 to April 2019 he served on the board of directors of Owens Corning. He also is a Trustee of the Aspen Institute, the Foundation for Excellence in Education, a Board member for the Council on Foreign Relations, and he has served as a Young Global Leader for the World Economic Forum. Mr. Conde holds a B.A. with honors from Harvard University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Skills and Qualifications
The Board benefits from Mr. Conde’s broad experience with large media companies that produce and distribute high-quality content across a range of broadcast, cable, and digital platforms.
Mr. Conde brings valuable perspectives in business, finance, and media gained from his experience in a variety of senior leadership roles at large, global media companies.
With his senior leadership experience at large, multi-platform media companies such as NBCUniversal and Univision, Mr. Conde brings valuable perspectives regarding consumer and media landscapes.

12	www.walmart.com

Proposal No. 1 Election of Directors

Age: 66 Joined the Board: 2012 Board Committees: Audit (Chair) TeCC Other Current Public Company Directorships: JPMorgan Chase & Co. UnitedHealth Group Incorporated	Timothy P. Flynn INDEPENDENT DIRECTOR

Career Highlights

2007 to 2011 Chairman of KPMG International (“KPMG”), a global professional services organization that provides audit, tax, and advisory services

2005 to 2010 Served as Chairman of KPMG LLP in the U.S., the largest individual member firm of KPMG

2005 to 2008 CEO of KPMG LLP

Prior to 2005 Held various leadership roles at KPMG, including as Global Head of Audit, and Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for Audit, Risk Advisory and Financial Advisory Services practices

Further Information
Mr. Flynn joined the board of directors of UnitedHealth Group Incorporated in January 2017 and has served as a member of the board of directors of JPMorgan Chase & Co. since 2012. Mr. Flynn also served on the board of Alcoa Corporation from November 2016 until May 2021. He previously served as a member of the board of directors of The Chubb Corporation from September 2013 until its acquisition in January 2016. He also previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and a director of the International Integrated Reporting Council. Mr. Flynn graduated from the University of St. Thomas, St. Paul, Minnesota and is a member of the school’s board of trustees.
Skills and Qualifications

Mr. Flynn has more than 32 years of experience in risk management, financial services, financial reporting, and accounting.

Mr. Flynn also brings extensive experience with issues facing complex, global companies, and expertise in accounting, auditing, risk management, and regulatory affairs for such companies.

In addition, Mr. Flynn brings his experiences in executive leadership positions at KPMG and his service on the boards of directors of other large public companies.

2023 Proxy Statement	13

Proposal No. 1 Election of Directors

Age: 50 Joined the Board: 2018 Board Committees: Audit SPFC (Chair) Other Current Public Company Directorships: Nextdoor Holdings, Inc.	Sarah J. Friar INDEPENDENT DIRECTOR

Career Highlights

December 2018 to present CEO, President and Chairperson of the Board of Nextdoor Holdings, Inc. (previously Nextdoor, Inc.), the neighborhood network that connects neighborhood stakeholders, including neighbors, businesses, and public services, online and in real life to build stronger, more vibrant, and resilient neighborhoods

July 2012 to November 2018 CFO of Block, Inc. (previously Square, Inc.)

2011 to 2012 Senior Vice President of Finance & Strategy at Salesforce.com, Inc.

2000 to 2011 Various positions at The Goldman Sachs Group, Inc. including as a Managing Director in the Equity Research Division and other various positions where she focused on corporate finance, and mergers and acquisitions

Prior to 2000 McKinsey & Company

Further Information
Ms. Friar has served as a director of Nextdoor Holdings, Inc. since November 2021 and previously served as a director of Dragoneer Growth Opportunities Corp. III from March 2021 to March 2023. She previously served as a director of Slack Technologies, Inc. from March 2017 until July 2021, Dragoneer Growth Opportunities Corp. from August 2020 until July 2021, Dragoneer Growth Opportunities Corp. II from November 2020 until December 2021, and New Relic, Inc., a software analytics company, from December 2013 until April 2018. Ms. Friar is the co-founder of Ladies Who Launch, a nonprofit organization focused on empowering women and non-binary entrepreneurs. Ms. Friar is a Fellow of the inaugural class of the Finance Leaders Fellowship Program and a member of the Aspen Global Leadership Network. Ms. Friar graduated from the University of Oxford with a Master of Engineering in Metallurgy, Economics, and Management and also from Stanford Graduate School of Business with an M.B.A.
Skills and Qualifications

Ms. Friar brings financial, accounting, and risk management expertise as the former CFO of a multinational publicly-traded company and from her prior experience with a multinational investment banking firm.

The Board benefits from her leadership experience as the CEO of a large platform that connects neighbors and her prior experience as the CFO of a publicly-traded company and other various leadership positions at Square, Salesforce.com, and Goldman Sachs.

Ms. Friar brings a global perspective gained from her experience as the CEO of a multinational company that supports customers across a variety of businesses and industries.

The Board also benefits from Ms. Friar’s perspective regarding eCommerce and information technology in light of her leadership positions with digital community-based platforms and a publicly-traded company that provides managed payments and point-of-sale systems for businesses and mobile financial offerings for consumers. The Board benefits from the experience Ms. Friar has regarding information systems, information security, data privacy, and cybersecurity gained through her current and former employment and board positions in the technology industry.

14	www.walmart.com

Proposal No. 1 Election of Directors

Age: 60 Joined the Board: 2017 Board Committees: CMDC (Chair) NGC SPFC Other Current Public Company Directorships: Cummins Inc. MetLife, Inc.	Carla A. Harris INDEPENDENT DIRECTOR

Career Highlights

December 2021 to present Senior Client Advisor at Morgan Stanley, a multinational investment bank and financial services company

2013 to December 2021 Vice Chair, Wealth Management and Head of Multicultural Client Strategy for Morgan Stanley

2012 to December 2021 Managing Director and Senior Client Advisor for Morgan Stanley

Since 1987 Member and a leader on execution teams across mergers and acquisitions, equity capital markets and asset management, and has held a number of other positions during her tenure with Morgan Stanley

Further Information
Ms. Harris is a senior client advisor at Morgan Stanley. She is responsible for being a co-portfolio manager of the Next Level Fund and advising the Multicultural Innovation Lab. Her prior experience with Morgan Stanley includes investment banking, equity capital markets, equity private placements, and initial public offerings in a number of industries such as technology, media, retail, telecommunications, transportation, healthcare, and biotechnology. In August 2013, President Obama appointed Ms. Harris to serve as Chair of the National Women’s Business Council. She has served on the board of directors of Cummins Inc. since May 2021 and joined the board of MetLife, Inc. in April 2022. She also currently serves on the boards of Landit and several nonprofit organizations including Sesame Workshop, Mother Cabrini Health Foundation, and Sponsors for Educational Opportunity. She serves as an advisor to the NBA Player's Association and is a member of the Board of Overseers for Harvard University. Ms. Harris holds a A.B., magna cum laude from Harvard University and also holds an M.B.A. from Harvard Business School.
Skills and Qualifications

Ms. Harris brings broad-based and valuable insights in finance and strategy gained from more than 30 years of experience at a prominent global investment banking firm.

The Board benefits from Ms. Harris’s senior leadership experience at Morgan Stanley. The Board values Ms. Harris’ extensive work experience in a regulated industry and advising clients across a broad range of other regulated industries.

2023 Proxy Statement	15

Proposal No. 1 Election of Directors

Age: 61 Joined the Board: 2014 Board Committees: Audit Executive Committee NGC (Chair) SPFC Other Current Public Company Directorships: General Electric Company	Thomas W. Horton LEAD INDEPENDENT DIRECTOR

Career Highlights

April 2019 to present Partner, Global Infrastructure Partners, a global infrastructure investment firm

October 2015 to April 2019 Senior Advisor at Warburg Pincus LLC, a private equity firm focused on growth investing

2013 to 2014 Chairman of American Airlines Group Inc. (“American”)

2011 to 2013 Chairman and CEO of American

2010 to 2011 President of American

2006 to 2010 Executive Vice President of Finance and Planning at American

2002 to 2005 Served in various roles at AT&T Corporation, including as Vice Chairman and CFO

1985 to 2002 Served in various roles at American, including as Senior Vice President and CFO

Further Information
Mr. Horton has served on the board of directors of General Electric Company since April 2018, where he has served as Lead Director since October 2018. From August 2019 to March 2022, he served on the board of directors of EnLink Midstream, LLC, a portfolio company of Global Infrastructure Partners that provides midstream energy services. From 2008 to March 2019, Mr. Horton served on the board of directors of QUALCOMM Incorporated. Mr. Horton also serves on the executive board of the Cox School of Business at Southern Methodist University.
Skills and Qualifications

Mr. Horton brings unique insights gained from his executive leadership roles at large, global, publicly-traded companies.

Our Board benefits from Mr. Horton’s leadership experience in several complex, international industries.

In addition, Mr. Horton brings valuable perspective developed from more than 30 years of experience in finance, accounting, auditing, and risk management. Mr. Horton also brings financial expertise to the Board, having held a chief financial officer position in several complex international industries.

16	www.walmart.com

Proposal No. 1 Election of Directors

Age: 47 Joined the Board: 2012 Board Committees: CMDC TeCC Other Current Public Company Directorships: None	Marissa A. Mayer INDEPENDENT DIRECTOR

Career Highlights

March 2018 to present Co-founder and CEO of Sunshine Products, Inc., a technology startup focused on making everyday tasks, like contact management or scheduling, magical.

2012 to June 2017 President and CEO and a member of the board of directors of Yahoo! Inc. (“Yahoo”). At Yahoo, she led the internet giant’s push to reinvent itself for the mobile era. With a renewed focus on user experience, Ms. Mayer grew Yahoo to serve over 1 billion people worldwide - with over 600 million mobile users - and transformed its advertising approach.

1999 to 2012 Led Google Search for more than a decade, as well as Google Maps, Gmail, and Google News. She was one of Google’s earliest employees, later moving into leadership roles as a member of their Operating Committee.

Further Information
In July 2019, Ms. Mayer joined the board of directors of Go Forward, Inc., a company that combines virtual and in-person primary care practice. Since April 2019, Ms. Mayer has served on the board of directors of Maisonette, LLC, an online company focused on providing customized shopping experiences in children’s luxury brands and boutique clothing, accessory, and home decor items. From March 2013 until October 2016, Ms. Mayer served on the board of directors for AliphCom, which operated as Jawbone. She also serves on the board of the San Francisco Ballet, and she previously served on the foundation board for the Forum of Young Global Leaders at the World Economic Forum from 2013 to 2020. Ms. Mayer holds a bachelor’s degree in symbolic systems and a master’s degree in computer science from Stanford University.
Skills and Qualifications

Ms. Mayer brings extensive expertise in technology and consumer internet industries, through which she gained cybersecurity experience. Her senior leadership experience is demonstrated by her executive role at a prominent consumer internet company and her positions on the boards of several nonprofit organizations.

Ms. Mayer brings distinguished experience in internet product development, engineering, and brand management.

The Board values Ms. Mayer’s insights into global business and strategy gained from her experience as the CEO of a global company.

2023 Proxy Statement	17

Proposal No. 1 Election of Directors

Age: 56 Joined the Board: 2013 Board Committees: Executive Committee (Chair) Other Current Public Company Directorships: None	C. Douglas McMillon PRESIDENT AND CEO AND DIRECTOR

Career Highlights

2014 to present President and CEO of Walmart

2009 to 2014 Executive Vice President, President and CEO, Walmart International

2005 to 2009 Executive Vice President, President and CEO, Sam’s Club

Prior to 2005 Mr. McMillon has held a variety of other leadership positions since joining our company 32 years ago

Further Information
Mr. McMillon has served as a member of the board of the Business Roundtable since 2014, where he also served as chairman from January 2020 through December 2021. He also serves as a member of the boards of directors of a number of organizations, including The Consumer Goods Forum, Tsinghua University School of Economics and Management, University of Arkansas Dean's Advisory Board, and Crystal Bridges Museum of American Art.
Skills and Qualifications

Mr. McMillon brings years of executive leadership experience at our company and extensive expertise in corporate strategy, development, and execution.

In addition, Mr. McMillon brings extensive knowledge and unique experience leading Walmart’s International segment.

The Board benefits from Mr. McMillon’s 30+ years of retail experience and his leadership role developing and executing our omni-channel strategy.

18	www.walmart.com

Proposal No. 1 Election of Directors

Age: 53 Joined the Board: 2008 Board Committees: Executive Committee Other Current Public Company Directorships: None * Greg Penner is the son-in-law of Rob Walton.	Gregory B. Penner* NON-EXECUTIVE CHAIRMAN

Career Highlights

2022 to present Owner and CEO, Denver Broncos

2015 to present Chairman of the Board of Walmart

2014 to 2015 Vice Chairman of the Board of Walmart

2005 to present General Partner of Madrone Capital Partners, LLC, an investment management firm

2002 to 2005 Walmart’s Senior Vice President and CFO – Japan

2001 to 2002 Senior Vice President of Finance and Strategy for Walmart.com

Prior to 2001 General Partner at Peninsula Capital, an early stage venture capital fund, and a financial analyst for Goldman, Sachs & Co.

Further Information
In May 2020, Mr. Penner joined the board of trustees of the Corporation of Brown University. He previously served on the board of directors of Baidu, Inc. from May 2004 to December 2017 and Hyatt Hotels Corporation from August 2007 to September 2014.
Skills and Qualifications

Mr. Penner brings expertise in strategic planning, finance, and investment matters, including prior experience as a CFO for our company’s operations in Japan, and his service on the boards of directors of public and private companies in a variety of industries.

The Board benefits from Mr. Penner’s retail experiences with our company’s operations internationally and at Walmart.com, as well as his leadership service as our non-executive Chairman.

In addition, Mr. Penner has broad knowledge of international business, particularly in Japan and China.

Mr. Penner brings unique expertise gained through both his service with the company and as a director of various technology companies.

2023 Proxy Statement	19

Proposal No. 1 Election of Directors

Age: 62 Joined the Board: 2021 Board Committees: CMDC SPFC NGC Other Current Public Company Directorships: None	Randall L. Stephenson INDEPENDENT DIRECTOR

Career Highlights

July 2020 to January 2021 Executive Chairman of the Board, AT&T Inc. (“AT&T”), a leading provider of telecommunications, media, and technology services globally

2007 to July 2020 Chairman of the Board and Chief Executive Officer, AT&T, also served as President from 2007 until September 2019

2004 to 2007 Chief Operating Officer, AT&T

2001 to 2004 Chief Financial Officer, AT&T

Prior to 2002 Various positions at AT&T, including as Corporate Controller and other various positions

Further Information
In addition to his service on the board of directors of AT&T from 2005 until his retirement in January 2021, Mr. Stephenson also had previously served on the boards of directors of The Boeing Company from February 2016 to December 2017 and Emerson Electric Co. from June 2006 to December 2017. Mr. Stephenson previously served as the chairman of the Business Roundtable from 2014 to 2016, and he currently serves on the boards of Boy Scouts of America and the PGA Tour. He has a B.S. in accounting from Central State University (now known as the University of Central Oklahoma) and earned his Master of Accountancy degree from the University of Oklahoma.
Skills and Qualifications

Mr. Stephenson brings valuable experience gained from his nearly 40 years of service at AT&T, where at different times during his career he served in various high-level financial and operational positions at a company in a regulated industry.

In addition, Mr. Stephenson brings unique operations and marketing experience at a large international telecommunications, media, and technology company, where he was responsible for leading the development, evolution, and execution of AT&T’s strategy during a period of change in the industry.

Mr. Stephenson brings valuable executive leadership experience gained from a large international telecommunications, media, and technology company.

20	www.walmart.com

Proposal No. 1 Election of Directors

Age: 78
Joined the Board: 1978
Board Committees:
SPFC
Executive Committee
Other Current Public Company Directorships:
None
*    Greg Penner is the son-in-law of Rob Walton, and Steuart Walton is the nephew of Rob Walton.
S. Robson Walton* DIRECTOR

Career Highlights

2022 to present Owner, Denver Broncos

1978 to present Mr. Walton was the Chairman of Walmart from 1992 to June 2015 and has been a member of the Board since 1978. Prior to becoming Chairman, he had been an officer of the company since 1969 and held a variety of positions during his service, including Senior Vice President, Corporate Secretary, General Counsel, and Vice Chairman

Prior to 1978 Partner with the law firm of Conner & Winters in Tulsa, Oklahoma, during which time he also served as an officer of Walmart from 1969 to 1978

Further Information
In addition to his duties at Walmart, Mr. Walton is involved with a number of nonprofit and educational organizations, including Conservation International, where he previously served as Chairman of that organization’s executive committee, and the College of Wooster, where he is an Emeritus Life Trustee for the college. Mr. Walton was recently elected Chairman of the Board of the African Parks Foundation, U.S.A.
Skills and Qualifications

Mr. Walton brings decades of leadership experience with Walmart and his expertise in strategic planning gained through his service on the boards and other governing bodies of nonprofit organizations.

Mr. Walton has extensive legal, risk management, and corporate governance expertise gained as Walmart’s Chairman, Corporate Secretary, and General Counsel and as an attorney in private practice.

The Board benefits from Mr. Walton’s in-depth knowledge of our company, its history and the global retail industry, all gained through more than 40 years of service on the Board and more than 20 years of service as our company’s Chairman.

2023 Proxy Statement	21

Proposal No. 1 Election of Directors

Age: 41 Joined the Board: 2016 Board Committee: TeCC (Chair) Other Current Public Company Directorships: None * Steuart Walton is the nephew of Rob Walton.	Steuart L. Walton* DIRECTOR

Career Highlights

May 2016 to present Founder and Chairman of RZC Investments, LLC, an investment business

2015 to present Founder of Runway Group, LLC, a holding company that makes investments in real estate, outdoor initiatives, and hospitality

2013 to November 2017 Founder of Game Composites, Ltd., a company that manufactures carbon fiber aircraft and aircraft parts. He served as the CEO of Game Composites from its founding until November 2017

2011 to 2013 Senior Director, International Mergers and Acquisitions, Walmart International division

2007 to 2010 Associate at Allen & Overy, LLP in London, where he advised companies on securities offerings

Further Information
Mr. Walton serves on the boards of directors of Carpegna Limited, Rapha Racing Limited, Crystal Bridges Museum of American Art, Smithsonian National Air and Space Museum (emeritus) and Wartime History Museum, Inc. From August 2018 to January 2021, he served as a member of the board of directors of Flipkart Private Limited. He is a graduate of Georgetown University Law Center, and he holds a bachelor’s degree in business administration from the University of Colorado, Boulder.
Skills and Qualifications

Mr. Walton brings broad-based and valuable international legal and regulatory experience gained from his work on complex, international financial transactions.

Mr. Walton has a strong history and familiarity with our company and its global retail and eCommerce operations. He also brings valuable leadership, financial, and omni-channel insights gained from his entrepreneurial experiences and investments, as well as his experience gained as chair of the TeCC and prior service on the board of Flipkart.

22	www.walmart.com

Proposal No. 1 Election of Directors

Board Refreshment and Succession Planning
The NGC is responsible for identifying and evaluating potential director candidates, for reviewing the composition of the Board and Board committees, and for making recommendations to the full Board on these matters. The NGC actively manages the Board succession planning process throughout the year, informed by the following considerations:

1	Director Tenure Policies Allows Board to anticipate future Board and committee turnover
The Board believes that a mix of longer-tenured directors and newer directors with fresh perspectives contributes to an effective Board. In order to promote thoughtful Board refreshment, the Board has adopted the following tenure policies for Independent Directors, as set forth in Walmart’s Corporate Governance Guidelines:
Term Limit: Independent Directors are expected to commit to at least six years of service and may not serve for more than 12 years.
Retirement Age: Unless they have not yet completed their initial six-year commitment, Independent Directors may not stand for re-election after age 75.

2	Board/Committee Evaluations Identify skill sets that would enhance Board effectiveness

3	Director Recruitment Identify a diverse pool of director talent with desired background and skill sets

4	Director Onboarding Tailored onboarding enables new directors to learn our business and contribute quickly
The Board may make exceptions to the term limit and retirement age if circumstances warrant. For example, the Board has on occasion extended the term limit or retirement age for an individual director with particular skills or qualifications that are valuable to the Board’s effectiveness until a suitable replacement is found. Similarly, an Independent Director may retire before serving 12 years in order to stagger turnover on the Board or a Board committee. The Board believes these policies provide discipline to the Board refreshment process and have resulted in a diverse Board with an effective mix of skills and experiences, as shown on page 4.
From time to time, the NGC engages third-party consultants to assist it with the Board refreshment process and to help cultivate a pipeline of potential future director candidates. The Board has adopted a policy reflected in our Corporate Governance Guidelines that all director candidate pools will include women and racially/ethnically diverse candidates. As a part of the process of identifying potential director candidates, the NGC may also consult with other directors and senior officers. If the NGC decides to proceed with further consideration of a potential candidate, the Chair of the NGC and other members of the NGC, as well as other members of the Board, may interview the candidate. The NGC then may recommend that the full Board appoint or nominate the candidate for election to the Board.

2023 Proxy Statement	23

CORPORATE GOVERNANCE
Effective corporate governance is essential for maximizing long-term value for our shareholders. Our beliefs have been grounded in being a values-based ethically led organization, and it’s this foundation that continues to influence our decisions and leadership.
Our governance structure is set forth in our Corporate Governance Guidelines and other key governance documents. These guidelines are reviewed at least annually and updated as appropriate in response to evolving best practices, regulatory requirements, feedback from our annual Board evaluations, and recommendations made by our shareholders, all with the goal of supporting and effectively overseeing our ongoing strategic transformation.
Corporate Governance Highlights
Our strong corporate governance practices demonstrate our Board’s commitment to enabling an effective structure to support the successful oversight of our strategy.

Board Independence
 Majority Independent Board
 Lead Independent Director
 Governance Committees are Fully Independent
Other Board and Board Committee Practices
 Separate Chair and CEO
 Oversight of Risk and Enterprise Strategy
 Oversight of Human Capital Management
 Oversight of Political and Social Engagement and ESG Strategy
 Robust Stock Ownership Guidelines
 No Hedging and Restrictions on Pledging
 No Employment Agreements with NEOs
 No Change-in-Control Provisions
 Policy to include women and ethnically diverse candidates in all new director candidate pools
Board Performance

The Board’s Year in Strategy
The Board’s activities are structured to oversee Walmart’s strategy and to provide advice and counsel to management. The Board, working closely with the executive management team, has committed to important initiatives to better serve our customers and pursue our key objectives of making every day easier for busy families, sharpening our culture and becoming more digital, operating with discipline, and making trust a competitive advantage.
Over the past year, and among other matters, the Board was involved in these governance and strategy discussions and actions:
  Walmart's investments in technology and supply chain optimization
  Walmart’s ongoing investments in associate wages, training and education to support our omni-channel transformation
  Ongoing review of our international portfolio of operations
  Oversight of our enterprise strategy, including emerging new businesses

Board Oversight of Company Strategy

  Annual Board Evaluations
  Robust Shareholder Engagement
  Commitment to Board Refreshment and Succession Planning
  Focus on Management Development and Succession Planning
Shareholder Rights
  Market Standard Proxy Access Right
  Shareholder Right to Call Special Meetings
  No Poison Pill
  No Supermajority Voting Requirements
  Annual Election of All Directors
  Majority Voting for Director Elections

24	www.walmart.com

Corporate Governance
Board Structure and Effectiveness
Board Leadership Structure
The leadership structure of our Board is designed to promote robust oversight, independent viewpoints, and the promotion of the overall effectiveness of the Board. The Board annually reviews its leadership structure as part of the process described on page 23. As disclosed on page 121, approximately 47% of our company’s Shares are held by members of the family of Sam Walton, our company’s founder. Three generations of Walton family members have served on our Board, which demonstrates the Walton family’s interest in and commitment to the long-term success of our company. Despite their substantial ownership in the company, the members of the Walton family traditionally have held only three seats on our Board, including the Non-Executive Chairman.

Our current Board leadership structure consists of:

NON-EXECUTIVE CHAIRMAN	LEAD INDEPENDENT DIRECTOR	PRESIDENT AND CEO
Greg Penner	Tom Horton	Doug McMillon
Primary Responsibilities •Presides over meetings of the Board and shareholders •Focuses on Board oversight and governance matters •Provides advice and counsel to the CEO •Agenda review process	Primary Responsibilities •Liaison between Independent Directors and Chairman •Agenda review process •Board and Board committee evaluations •Shareholder engagement	Primary Responsibilities •Leadership of Walmart’s complex global business •Implements strategic initiatives •Development of robust management team

We have separated the Chairman and CEO roles since 1988. By separating these roles, our CEO is able to focus on executing our strategy and managing Walmart’s complex daily operations, and our Chairman, who is an Outside Director, can devote his time and attention to matters of Board oversight and governance.
We have had a Lead Independent Director since 2004. The role of the Lead Independent Director is designed to enhance the candor and communication between the independent members of the Board, the Chairman, and the CEO. Our Lead Independent Director is appointed annually by the independent members of the Board and has a robust set of responsibilities, including:
•presiding over executive private sessions of the Outside Directors and the Independent Directors;
•authority to call meetings of the directors, including separate meetings of the Outside Directors and the Independent Directors; and
•is available, when appropriate, for consultation with major shareholders.
Mr. Horton became our Lead Independent Director immediately following our 2018 Annual Shareholders’ Meeting. In addition to his role as Lead Independent Director, Mr. Horton also serves as the Chair of the NGC, which means he also oversees the annual Board evaluation process and actively participates in the work related to overall Board effectiveness, including Board development, succession planning, and refreshment.
The Board believes that Mr. Horton effectively leverages his more than 30 years of experience in finance, accounting, auditing, and risk management to provide leadership and help guide the Board's independent oversight of the company's risk exposure

2023 Proxy Statement	25

Corporate Governance
through the Lead Independent Director role in reviewing Board meeting agendas, chairing executive sessions of Independent Directors, and providing input on the design and composition of the Board, including committee oversight responsibilities.
Board Committee Chairs: Our Board committees play a critical role in the oversight of our governance and strategy, and each Board committee has access to management and the authority to retain independent advisors as it deems appropriate. Each of the governance-related Board committees, as well as our Strategic Planning and Finance Committee, is led by an independent chair.

Governance Committees			Strategy Committees

INDEPENDENT CHAIR	INDEPENDENT CHAIR	INDEPENDENT CHAIR	INDEPENDENT CHAIR	CHAIR
Tim Flynn	Carla Harris	Tom Horton	Sarah Friar	Steuart Walton

Audit	Compensation and Management Development	Nominating and Governance	Strategic Planning and Finance	Technology and eCommerce
Board Committees
To enhance the effectiveness of the Board’s risk oversight function, the Board regularly reviews its committee structure and committee responsibilities to ensure that the Board has an appropriate committee structure focused on matters of strategic and governance importance to Walmart. When possible, Independent Directors are appointed to serve on at least one strategy committee and one governance committee. Currently, the Board has six standing committees, which are described below. In addition to the duties described below, our Board committees perform the risk oversight functions described on page 32.

Strategic Planning and Finance Committee

2 MEETINGS DURING FISCAL 2023 5 MEMBERS Sarah Friar, Chair Carla Harris Tom Horton Rob Walton Randall Stephenson	All five members have global or international business experience	Four members have finance, accounting, or financial reporting experience

	All five members have senior leadership experience	Two members have retail experience

	Four members have regulatory, legal, or risk management experience	Two members have technology or eCommerce experience

Primary Responsibilities
•Reviews global financial policies and practices and reviews and analyzes financial matters, acquisition and divestiture transactions
•Oversees long-range strategic planning
•Reviews and recommends a dividend policy to the Board

26	www.walmart.com

Corporate Governance
•Reviews the preliminary annual financial plan and annual capital plan to be approved by the Board, as well as the company’s capital structure and capital expenditures

Technology and eCommerce Committee

2 MEETINGS DURING FISCAL 2023 4 MEMBERS Steuart Walton, Chair Cesar Conde Tim Flynn Marissa Mayer	All four members have global or international business experience	Three members have technology or eCommerce experience

	All four members have senior leadership experience	Three members have marketing or brand management experience

	One member has finance, accounting, or financial reporting experience	Two members have regulatory, legal, or risk management experience

Primary Responsibilities
•Reviews and provides guidance on the company’s eCommerce, omni-channel, and digital businesses in key markets and in ways that weave together the company’s unique physical and digital assets and capabilities; development and uses of technology; modernization and ongoing evolution of the company’s technology infrastructure; adoption of effective ways of working; data assets, capabilities, and data use cases for commercial purposes; and measurement and tracking of key metrics related to the company’s omni-channel digital enterprise
•Reviews and provides guidance regarding trends relevant to an omni-channel digital enterprise

Audit Committee*

9 MEETINGS DURING FISCAL 2023 4 MEMBERS Tim Flynn, Chair Cesar Conde Sarah Friar Tom Horton	All four members have global or international business experience	All four members have senior leadership experience

	Three members have finance, accounting, or financial reporting experience	Two members have regulatory, legal, or risk management experience

Two members have technology or eCommerce experience

Primary Responsibilities
•Reviews the financial statements and oversees the financial reporting policies, procedures, and internal controls
•Responsible for the appointment, compensation, retention, and oversight of the independent accountants
•Pre-approves audit, audit-related, and non-audit services to be performed by Walmart’s independent accountants
•Reviews and approves any related person transactions and other transactions subject to our Transaction Review Policy
•Reviews risk assessment and risk management process and policies, processes and procedures regarding compliance with applicable laws and regulations, as well as Code of Conduct and Reporting Protocols for Senior Financial Officers
•Reviews risks related to information systems, information security, data privacy, and cybersecurity
•Oversees internal investigatory matters

2023 Proxy Statement	27

Corporate Governance
•Oversees Walmart’s global ethics and compliance program
•Oversees the company’s internal audit function
*    Independence and financial literacy: The Board has determined that each member of the Audit Committee is independent as defined by the Exchange Act, the SEC’s rules, and the NYSE Listed Company Rules. Each Audit Committee member named above is financially literate as required by NYSE Listed Company Rules. The Board has determined that Tim Flynn, Sarah Friar, and Tom Horton are “audit committee financial experts” as defined in the SEC’s rules.

Compensation and Management Development Committee*

7 MEETINGS DURING FISCAL 2023 3 MEMBERS Carla Harris, Chair Marissa Mayer Randall Stephenson	All three members have global or international business experience	Two members have technology or eCommerce experience

	All three members have senior leadership experience	Two members have finance, accounting, or financial reporting experience

	All three members have marketing or brand management experience	Two members have regulatory, legal, or risk management experience

Primary Responsibilities
•In consultation with the CEO, approves compensation of Executive Officers other than the CEO, and reviews compensation of other senior officers
•Reviews and approves the compensation of the CEO and recommends to the Board the compensation of the Outside Directors
•Sets performance measures and goals and verifies the attainment of performance goals under our incentive compensation plans
•Reviews workforce development, education, training, compensation, and benefits matters
•Oversees the management development, succession planning, and retention practices for Executive Officers and senior leaders
•Oversees culture, diversity, equity and inclusion initiatives
*    Independence: The Board has determined that each member of the CMDC is independent as defined by the Exchange Act, the SEC’s rules, and the NYSE Listed Company Rules; and is a “non-employee director” as defined in the SEC’s rules.

28	www.walmart.com

Corporate Governance

Nominating and Governance Committee*

3 MEETINGS DURING FISCAL 2023 3 MEMBERS Tom Horton, Chair Carla Harris Randall Stephenson	All three members have global or international business experience	All three members have finance, accounting, or financial reporting experience

	All three members have senior leadership experience	All three members have regulatory, legal, or risk management experience

	One member has marketing or brand management experience	One member has retail experience

Primary Responsibilities
•Oversees corporate governance issues and makes recommendations to the Board
•Identifies, evaluates, and recommends candidates for nomination to the Board
•Reviews and makes recommendations to the Board regarding director independence
•Reviews and advises management on legislative affairs and public policy engagement, as well as on social, community, and sustainability initiatives, including those related to climate change
*    Independence: The Board has determined that each member of the NGC is independent as defined by the NYSE Listed Company Rules.
The last standing committee of the Board is responsible for various administrative matters.

Executive Committee

0 MEETINGS* DURING FISCAL 2023 4 MEMBERS Doug McMillon, Chair Tom Horton Greg Penner Rob Walton

Primary Responsibilities
•Implements policy decisions of the Board
•Acts on the Board’s behalf between Board meetings
*    The Executive Committee acted by unanimous written consent 12 times during fiscal 2023, primarily for routine actions such as the annual review of the charter of the committee and the appointment and removal of officers pursuant to our Bylaws. Each unanimous written consent was reviewed and ratified by the Board.

2023 Proxy Statement	29

Corporate Governance
Governing Documents
In addition to our Corporate Governance Guidelines, each standing committee of the Board has a written charter, which defines the roles and responsibilities of the Board committee. The Board committee charters and the Corporate Governance Guidelines, all of which are available on our corporate website, provide the overall framework for our corporate governance practices. The NGC and the Board review the Corporate Governance Guidelines, and the NGC, the Board, and each Board committee review the Board committee charters at least annually to determine whether any updates or revisions to these documents may be necessary or appropriate.
Board Evaluations
The Board is committed to using its annual Board evaluation process as an important tool for promoting effectiveness and continuous improvement. In fiscal 2023, the process was conducted under the leadership of the Lead Independent Director. From time to time, the Board has engaged a third-party consulting firm to lead the evaluation process in order to bring an outside perspective.

Our board evaluation process

1	Questionnaires Each director completes a detailed questionnaire.
Topics covered include, among others:
•The effectiveness of the Board’s leadership structure and the Board committee structure;
•Board and committee skills, composition, diversity, and succession planning;
•Board culture and dynamics, including the effectiveness of discussion and debate at Board and committee meetings;
•The quality of Board and committee agendas and the appropriateness of Board and committee priorities; and
•Board/management dynamics, including management development and succession planning and the quality of management presentations and information provided to the Board and committees.

2	Action Items These evaluations have consistently found that the Board and Board committees are operating effectively.
Over the past several years, this evaluation process has contributed to various refinements in the way the Board and Board committees operate, including:
•Reducing the size of the Board to promote engagement and input into our strategic decision-making;
•Changing the Board committee structure to create a separate Compensation and Management Development Committee and a Nominating and Governance Committee;
•Changing committee assignments so that Independent Directors generally sit on one “strategy” committee and one “governance” committee;
•Ensuring that Board and committee agendas are appropriately focused on strategic priorities and provide adequate time for director input;
•Assigning additional responsibilities for our Lead Independent Director, including active participation in the agenda-setting process for the Board and Board committees; and
•Increasing focus on continuous Board succession planning and refreshment, including developing and maintaining a long-term director candidate pipeline.

30	www.walmart.com

Corporate Governance
Director Onboarding and Engagement
All directors are expected to invest the time and energy required to quickly gain an in-depth understanding of our business and operations in order to enhance their strategic value to our Board. We develop tailored onboarding plans for each new director. Shortly after joining our Board, each new director has “learn the business” meetings with the leaders of key operational and corporate support functions. Occasionally, a Board meeting is held at a location away from our home office, usually in a market in which we operate. In connection with these Board meetings, our directors learn more about the local business market through meetings with our business leaders in these markets, visits to our stores and other facilities in the local market, and visits to the stores of our competitors. We also sometimes hold a Board meeting near one of our other facilities, where our Board members participate in intensive sessions focused on our strategies and operations.
Our Board members are also expected to participate in other company activities and engage directly with our associates at a variety of events throughout the year. Examples of activities and events that members of our Board have participated in during the past year include:
•attending Walmart leadership meetings and accompanying senior business leaders on trips to domestic and international markets;
•touring facilities with associates;
•speaking at various Walmart culture, diversity, equity and inclusion events; and
•attending and speaking at meetings of Walmart business segments, divisions, and corporate support departments.
Board Meetings and Director Attendance
The Board held a total of five meetings during fiscal 2023. The Outside Directors and Independent Directors met regularly during these meetings in separate executive sessions, with the Lead Independent Director presiding over those sessions. As a whole, during fiscal 2023, our directors attended approximately 99% of the aggregate number of Board meetings and meetings of Board committees on which they served. Each director attended at least 94% of all Board meetings and meetings of Board committees on which he or she served.
All directors are expected to attend the company’s annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board encourages all directors to make attendance at all annual shareholders’ meetings a priority.
All current members of the Board attended the 2022 Annual Shareholders’ Meeting.
Key Board Responsibilities
The Board’s Strategic Oversight Role
The Board has oversight responsibility for our company’s business strategy and strategic planning. Walmart operates in a rapidly changing environment that requires significant Board engagement with our strategy. As Walmart continues to transform its business, the Board works with management to respond to a dynamically changing environment. Given the iterative nature of this transformation, the Board’s oversight over strategy is a continuous process. Throughout the year, the Board and its committees oversee and guide management with respect to a variety of strategic matters, and strategic discussions are embedded in Board and Board committee meetings. Walmart’s Independent Directors also regularly hold executive sessions without management present, at which sessions strategy is discussed.
While the Board and its committees oversee our strategic planning process, management is responsible for executing our strategy. The Board receives regular updates and engages actively with our senior management team regarding key strategic initiatives, technology updates, competitive and economic trends, and other developments. The Board’s oversight and our management’s execution of our business strategy are intended to help promote the creation of long-term shareholder and stakeholder value in a sustainable manner, with a focus on assessing both potential opportunities available to us and risks that we might encounter.

2023 Proxy Statement	31

Corporate Governance
The Board’s Role in Risk Oversight
Taking reasonable and responsible risks is an inherent part of Walmart’s business and is critical to our continued innovation, growth, and achievement of our strategic objectives. The Board and the Board committees actively oversee and monitor the management of the most significant risks that could impact our company. The Board does not view risk in isolation, but instead considers risk in conjunction with its oversight of Walmart’s strategy and operations.
Walmart identifies, assesses, and assigns responsibility for managing risks through its annual enterprise risk management process, other internal processes, and internal control environment. Generally, the Board, Board committees, and management manage the risks for our company with a long-term perspective, but evaluate risks over a shorter or intermediate term to the extent these risks could impact our company over the long term. From time-to-time, third-party experts are also consulted as part of this risk assessment process.
The Board, Board committees, and management coordinate risk oversight and management responsibilities in a manner that we believe serves the long-term interests of our company and our shareholders through established periodic reporting and open lines of communication.

Board Oversight

•Has primary responsibility for overseeing risk management
•Evaluates and approves strategic objectives and considers related risks
•Delegates certain risk management oversight responsibilities to Board committees and receives regular reports from Board committee chairs regarding risk-related matters
•Engages with and receives regular reports from management (whether at the Board or Board committee level), including the CFO, the Chief Legal Officer, the Global Chief Ethics and Compliance Officer (who reports to the Chief Legal Officer), the Chief Information Security Officer, and the Chief Audit Executive, regarding risk-related matters

Technology and eCommerce Committee	Strategic Planning and Finance Committee	Audit Committee
Oversees risks associated with: •Integration of information technology, eCommerce, and innovation efforts with overall strategy •Emerging trends in technology and eCommerce
Oversees risks associated with:
•Financial status and financial matters, including capital expenditures, annual financial plans, and dividend policies
•Long-range strategic plans
•Potential acquisitions and divestitures

•Responsible for oversight of overall risk identification, monitoring, and mitigation processes and policies
•Reviews and assesses the company's risk disclosures included in the company's quarterly and annual reports filed with the SEC
Oversees risks associated with:
•Financial statements, systems, and reporting
•Legal, ethics, and compliance
•Information systems, information security, data privacy, and cybersecurity
•Related person transactions
•Internal investigatory matters

Compensation and Management Development Committee	Nominating and Governance Committee

Oversees risks associated with:
•Senior executive compensation
•Senior executive development, succession planning, and retention
•Human capital management, including pay; benefits; diversity, equity, and inclusion; recruiting and retention; and culture

Oversees risks associated with:
•Corporate governance
•Director succession planning
•Social, community, and sustainability initiatives, including those related to climate change
•Charitable giving strategy
•Legislative affairs and public policy engagement strategy

Strategic and Operational Management Committees	Legal, Regulatory and Compliance Risk Management Committees	Financial Risk Management Committees	Global Audit Services

Management Oversight
Management is responsible for the enterprise risk assessment process and the day-to-day management of risks. Management considers risks in categories which include, but are not limited to, the following:

•Strategic risks •Reputational risks •Financial risks •Legal, regulatory, and compliance risks
•Operational risks, including information systems, information security, data privacy, cybersecurity, physical security, geopolitical, supply chain, and the long-term impacts of climate change, whether involving physical or transition risks

32	www.walmart.com

Corporate Governance
Additional information regarding risks considered by management can be found in Item 1A Risk Factors in the company’s Annual Report on Form 10-K for fiscal 2023. Additional information regarding the roles and responsibilities of our Board committees can be found under “Board Committees” beginning on page 26.
Management Development and Succession Planning
Our Board places a high value in developing a talented and diverse pipeline of leaders. The CMDC has primary responsibility for executive succession planning, and senior management development is a regular topic on the agendas for meetings of the CMDC.
At these meetings, the members of our CMDC, in consultation with our CEO, our Chief People Officer, and others as the CMDC may deem appropriate, review development plans for current senior leaders, the pipeline of potential future leaders, and executive succession plans, including succession plans for our CEO position. This process has contributed to two successful CEO transitions since 2009. The Board has also adopted a CEO succession planning process to address unanticipated events and emergency situations.
Board’s Oversight of Culture and Human Capital Management
Under its charter, the CMDC has responsibility for reviewing and advising management regarding Walmart’s human capital management strategies, and the CMDC and the Board oversee Walmart’s workforce strategy, which includes the strategic priorities of inclusion, well-being, growth, and digital transformation. Management regularly presents to the CMDC and to the Board regarding workforce development; compensation; benefits; recruiting and retention; training and education; culture; and diversity, equity, and inclusion at all levels of the company.
An inclusive culture and a diverse associate base are important for serving our customers now and in the future, and we are focused on creating an environment where all associates believe they belong and are empowered to be themselves. We publish our diversity representation twice yearly, and hold ourselves accountable for providing recurring culture, diversity, equity, and inclusion updates to senior leadership, including our President and CEO, and members of the Board of Directors.
We believe the strength of our workforce is a significant contributor to our success, and have implemented a workforce strategy designed to promote upward mobility. Walmart is a place of opportunity, not only as a foundational entry point to develop critical skills that are relevant for a variety of careers, but also as a place where people can grow in their careers across our global omni-channel business. To help us attract, develop and retain associates to thrive in an ever-changing omni-channel environment, we have invested in associate development—including new roles and career paths, cross-training, on-the-job learning and coaching, and formal, classroom-style training such as Walmart Academy in the U.S. We also provide access to educational opportunities for our eligible associates through our Live Better U program, which provides a pathway to earn a high school diploma or a college degree at no cost, as well as multiple digital learning opportunities. Approximately 75% of our U.S. salaried store, club, and supply chain management associates started their careers in hourly positions.

2023 Proxy Statement	33

Corporate Governance
Board Oversight of Legislative Affairs, Public Policy Engagement, and Charitable Giving
Under its charter, the NGC reviews and advises management regarding the company’s legislative affairs and public policy engagement strategy, as well as the company’s charitable giving strategy. Consistent with Walmart’s Government Relations Policy, management provides regular updates at least annually to the NGC concerning the company’s public policy strategy. In fiscal 2023, management discussed and provided updates to the NGC about a number of topics, including:
•Walmart’s planned U.S. federal government affairs and policy priorities for 2022-2023;
•A review of 2021-2022 activities;
•WALPAC contribution strategy and plans for 2022-2023; and
•International government affairs strategies.
Highlights from these discussions were shared with the full Board.
Walmart engages in public policy discussions to promote the interests of our stakeholders by focusing on issues that align with our shared value approach. In service of our commitment to transparency, we submit quarterly reports to Congress that outline our federal lobbying activities, including lobbying expenditures for each quarter and the specific legislative items and public policy issues that were the topics of communication. In each quarterly report, we identify the specific registered lobbyist who acted on behalf of the company.
Beyond these legally mandated reports, Walmart’s Government Relations Policy commits the company to reporting at least annually on our public policy priorities, strategies and activities, as well as transparency in its trade association memberships and lobbying activities. To that end, Walmart has:
1.Since 2013, included a discussion regarding our public policy priorities, advocacy strategy, and engagements in our ESG reporting;
2.Since 2015, provided state and federal lobbying information on our Investor Relations website;
3.Disclosed our philosophy on trade association memberships and our approach to dealing with trade association policy misalignments (see below); and
4.Published a list of trade associations to which Walmart contributes funds of $25,000 or more and committed to updating it at least annually.
Charitable giving by Walmart is overseen by a committee of Walmart executives, consisting of our president and CEO and a group of executives selected for their experience and expertise, and by the NGC which reviews and advises management regarding our charitable giving strategy. Walmart’s charitable giving includes the company’s donations to the Walmart Foundation—a separately incorporated 501(c)(3) private foundation, entirely funded by the company—and other cash and   in-kind donations. In support of our commitment to transparency, Walmart discloses recipients of individual grants $25,000 and above that were applied for and administered by the Walmart.org team for fiscal 2021 and fiscal 2022 on https://walmart.org. The Walmart.org team is responsible for administering the combined philanthropic efforts of Walmart Inc. and the Walmart Foundation.
Board Oversight of Environmental, Social, and Governance Strategy
Board committees have oversight responsibility for matters relevant to environmental, social, and governance (ESG) issues, including the following committees comprised entirely of independent directors:
•Audit Committee: oversight of our Ethics and Compliance program, information systems, information security, data privacy, and cybersecurity;
•CMDC: oversight of our human capital management strategies, including workforce development, education, training, compensation and benefits matters and culture, diversity, and inclusion strategies, programs and initiatives; and
•NGC: oversight of our social, community, and sustainability initiatives—including climate change—charitable giving, and legislative affairs and public policy engagement strategy.

34	www.walmart.com

Corporate Governance
Walmart’s Chief Sustainability Officer (CSO) helps define our ESG priorities and oversees Walmart’s global ESG initiatives. The CSO reports to our Executive Vice President, Corporate Affairs and provides updates on our ESG strategy and progress to the NGC and to our executive leadership team.
In fiscal 2023, management discussed and provided updates to the NGC about a number of topics, including:
•Walmart's shared value approach to ESG and its integration into our business strategies;
•Walmart's ESG priority issues;
•Walmart's ESG strategies and progress against our goals; and
•Trends and rising expectations with regard to ESG matters—including key investor areas of interest, the ESG ratings landscape, and emerging disclosure regimes—and Walmart's strategies to prepare for and address them.
Our ESG strategy is based on a shared value approach—creating long-term value for our shareholders by serving our stakeholders, including our customers, associates, suppliers, business partners, and communities. We set our ESG priorities based on relevance to our business, importance to our stakeholders, as well as Walmart’s ability to effect change with respect to those issues.
Formalizing established practice, Walmart's Disclosure Committee formed the ESG Disclosure Committee in fiscal 2023 to supervise, review, and monitor the preparation of ESG reports and information for publication. The ESG Disclosure Committee, as a subcommittee of the Disclosure Committee, is run by management and its members include the Chief Disclosure Officer; Chief Audit Executive; Senior Vice President, Investor Relations; Executive Vice President and Chief Sustainability Officer; and Senior Vice President, Office of the Corporate Secretary, and Chief Counsel for Finance and Corporate Governance. Additional duties of the ESG Disclosure Committee include the approval and maintenance of information governance standards related to the production of ESG reports and information.
We have reported on our company’s aspirations, strategies, initiatives, and progress regarding sustainability and other ESG matters since 2007. The most recent information regarding Walmart’s ESG initiatives and progress is available on our corporate website at https://corporate.walmart.com/esgreport/.
Board Oversight of Risks Associated with Information Systems, Information Security, Data Privacy, and Cybersecurity
Under its charter, the Audit Committee has responsibility for reviewing and discussing with management risks related to information systems, information security, data privacy, and cybersecurity. Walmart’s Chief Information Security Officer periodically meets in private session with the Audit Committee, and the Chief Information Security Officer and other members of management regularly present to the Audit Committee regarding risks associated with cybersecurity and information security, the status of Walmart’s cybersecurity efforts, and other matters.
Walmart seeks to make trust a competitive advantage with respect to our use of technology and data, in line with our values of service, excellence, integrity, and respect for the individual. More information about our ethical use of data and responsible use of technology can be found on our corporate website at https://corporate.walmart.com/esgreport/esg-issues/digital-citizenship.

2023 Proxy Statement	35

Corporate Governance
Shareholder Outreach and Engagement
We value regular engagement with and feedback from a wide variety of stakeholders, including customers, associates, suppliers, and communities. We also recognize the value of listening to the views of our shareholders and other stakeholders, and the relationship with our shareholders is an integral part of our corporate governance practices. We conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders and are able to address them appropriately.

Senior leaders and subject matter experts from the company meet regularly with representatives of many of our top institutional shareholders and periodically with leading proxy advisory firms to discuss Walmart’s strategy, governance practices, executive compensation, compliance programs, and other ESG-related matters. Members of our Board, including our Lead Independent Director, participate from time to time in these meetings, including during the 2022-2023 engagement cycle.
Management reports regularly to the CMDC and NGC about these meetings, including feedback on these diverse topics and perspectives shared by our shareholders.

We continued our shareholder engagement program during fiscal 2023, in addition to our customary participation at industry and investment community conferences, investor road shows, and analyst meetings. Some of those engagement efforts included:

One-on-one discussions with individual shareholders;	Engagements with sponsors of shareholder proposals;	December 2022 meetings with institutional investors in New York City and Boston to discuss business strategy and ESG shared value priorities; and	Hosting an interactive webinar to provide updates on our Responsible Sourcing Initiatives;
Feedback we receive from shareholders has helped inform the disclosures in this proxy statement. We also respond to individual shareholders who provide feedback about our business.
Active Ongoing Shareholder Engagement
Board members, senior leaders, and/or subject matter experts actively solicit feedback from our large shareholders on strategy, governance, compensation, ESG, and other topics. Since our 2022 Annual Shareholders' Meeting, we have engaged with:

35 institutional shareholders were invited, including many of our largest investors, to participate in our outreach program and ultimately engaged with shareholders representing approximately:	550 million Shares, or about	39% of our public float.

Our Lead Independent Director participated in some of these engagements, and the CMDC and NGC receive regular reports on this engagement.

36	www.walmart.com

Corporate Governance
We welcome feedback from all shareholders, who can contact our Global Investor Relations team by:

emailing IR@walmart.com	visiting http://stock.walmart.com

Communicating with the Board
The Board welcomes feedback from shareholders and other interested parties. There are a number of ways that you can contact the Board or individual members of the Board.

Via mail:	Via email:

Name of Director(s) or Board of Directors
c/o Gordon Y. Allison,
Senior Vice President, Office of the
Corporate Secretary, Chief Counsel for
Finance and Corporate Governance,
Walmart Inc.
702 Southwest 8th Street
Bentonville, Arkansas 72716-0215

•the entire Board at directors@wal-mart.com;
•the Independent Directors at Independent.Directors@wal-mart.com;
•the Outside Directors at
nonmanagementdirectors@wal-mart.com; or
•any individual director, at the full name of the
director as listed in that director’s biography
under the heading “Director Nominees for 2023” followed by “@wal-mart.com.” For example, our Chairman, Gregory B. Penner, may be reached at gregorybpenner@wal-mart.com.

We receive a large volume of correspondence regarding a wide range of subjects each day, including correspondence relating to ordinary store operations and merchandise in our stores. As a result, our individual directors are often not able to respond to all communications directly. Therefore, the Board has established a process for managing communications to the Board and individual directors.
Communications directed to the Board or individual directors are reviewed to determine whether, based on the facts and circumstances of the communication, a response on behalf of the Board or an individual director is appropriate. If a response on behalf of the Board or an individual director is appropriate, Walmart management may assist the Board or individual director in gathering all relevant information and preparing a response. Communications related to day-to-day store operations, merchandise, and similar matters are typically directed to an appropriate member of management for a response. Walmart maintains records of communications directed to the Board and individual directors, and these records are available to our directors at any time upon request.
Shareholders wishing to recommend director candidates for consideration should do so in writing to the address above. The recommendation should include the candidate’s name and address, a resume or curriculum vitae that demonstrates the candidate’s experience, skills, and qualifications, and other relevant information for the Board’s consideration. All director candidates recommended by shareholders will be evaluated by the NGC on the same basis as any other director candidates.

2023 Proxy Statement	37

Corporate Governance
Board Processes and Practices
How We Determine Director Independence
Our Board is committed to ensuring its membership consists of the right mix of skill sets in light of Walmart’s strategy, the Board’s tenure policies, and the Board’s desire to maintain at all times a majority of directors who are independent in accordance with the NYSE Listed Company Rules. Historically, three members of the Walton family have been members of our Board, and the NGC and the Board believe this is appropriate in light of the Walton family’s significant and long-term Share ownership. Our CEO also serves on the Board, and our former CEOs have historically served on the Board for a period of time after they retire. Our incoming CEOs have supported this practice, and we believe this practice has contributed to successful CEO transitions during our company’s history. Consistent with our Board’s commitment to independent Board oversight, the Board generally seeks to fill the remaining Board seats with directors who are independent as defined in the NYSE Listed Company Rules.
In making independence determinations, the Board complies with all NYSE criteria and, with respect to Board committee membership, all applicable SEC criteria, and considers all relevant facts and circumstances. Under the NYSE Listed Company Rules, to be considered independent:
•the director must not have a disqualifying relationship, as described in the NYSE Listed Company Rules; and
•the Board must affirmatively determine that the director otherwise has no direct or indirect material relationship with our company.
The Board has adopted materiality guidelines that it considers and uses to aid in the director independence determination process. While not determinative of independence, these guidelines identify the following categories of relationships that the Board has determined will generally not affect a director’s independence.

Materiality Guideline Description
Ordinary Retail Transactions
The director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from Walmart in retail transactions on terms generally available to Walmart associates during Walmart’s last fiscal year.

Immaterial Ownership	The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, 10% or less of an entity that has a business relationship with Walmart.
Immaterial Transactions
The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, more than 10% of an entity that has a business relationship with Walmart, so long as the amount paid to or received from Walmart during the entity’s last fiscal year accounts for less than $1,000,000 or, if greater, 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year.
 The director or a member of the director’s immediate family is or has been during the entity’s last fiscal year an executive officer or employee of an entity that made payments to, or received payments from, Walmart during the entity’s last fiscal year that account for less than $1,000,000 or, if greater, 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

Immaterial Positions	The director or one or more members of the director’s immediate family is a director or trustee or was a director or trustee (but not an executive officer or employee) of an entity during the entity’s last fiscal year that has a business or charitable relationship with Walmart and that made payments to, or received payments from, Walmart during the entity’s last fiscal year in an amount representing less than $5,000,000 or, if greater, 5% of the entity’s consolidated gross revenues for that entity’s last fiscal year. Walmart paid to, employed, or retained one or more members of the director’s immediate family for compensation not exceeding $120,000 during Walmart’s last fiscal year.
Immaterial Benefits	The director or one or more members of the director’s immediate family received from Walmart, during Walmart’s last fiscal year, personal benefits having an aggregate value of less than $5,000.

38	www.walmart.com

Corporate Governance
In April 2023, the Board and the NGC conducted their annual review of directors’ relationships that may be relevant to independence, based on the directors’ responses to questionnaires soliciting information regarding their (and their immediate family members’) direct and indirect relationships with the company and on due diligence performed by management regarding any transactions, relationships, or arrangements between the company and the directors, their immediate family members, or affiliated entities.
As a result of this review, the Board has affirmatively determined that the following directors are Independent Directors under the general independence definition in the NYSE Listed Company Rules: Cesar Conde, Timothy P. Flynn, Sarah J. Friar, Carla A. Harris, Thomas W. Horton, Marissa A. Mayer, and Randall L. Stephenson. In addition, the Board determined that the currently serving members of the Audit Committee and the CMDC meet the heightened independence standards for membership on those Board committees under the NYSE Listed Company Rules, the Exchange Act, and the SEC’s rules. The Board affirmatively determined that Steven S Reinemund, who retired from the Board on June 1, 2022, was independent and met the heightened independence standards under the NYSE Listed Company Rules and the SEC's rules for compensation committee membership with respect to the portion of fiscal 2023 during which he served on the Board.
In making its determination as to the independence of our Independent Directors, the Board considered whether any relationship between a director and Walmart is a material relationship based on the materiality guidelines discussed above, the facts and circumstances of the relationship, the amounts involved in the relationship, the director’s interest in such relationship, if any, and such other factors as the Board, in its judgment, deemed appropriate. In each case, the Board found all relationships between the company and each of our Independent Directors to be immaterial to the director’s independence. The types of relationships considered by the Board are noted below:

Relationship Type	Director
Immaterial Ownership:
The director or a member of the director's immediate family directly or indirectly owned 10% or less of, but was not a director, officer, or employee of, an entity that has a business relationship with Walmart
Ms. Mayer
Mr. Stephenson
Immaterial Transactions:
The director or a member of the director's immediate family was an officer or greater than 10% owner of an entity that has a business relationship with Walmart but the amount involved in the transaction was less than $120,000
Mr. Reinemund
Immaterial Transactions and Immaterial Ownership: The director was an officer and 10% or less equity owner of an entity that has a business relationship with Walmart	Mr. Conde
Ms. Friar
Ms. Harris
Mr. Horton
Immaterial Transactions and Immaterial Ownership:
 Immediate family members of the director were employees or officers and less than 10% equity owners of entities that have a business relationship with Walmart
Mr. Conde
Mr. Flynn
Ms. Friar
Ms. Mayer
Mr. Reinemund
Mr. Stephenson
Immaterial Positions and Immaterial Ownership: The director was either a director or trustee of and less than 10% equity owner of an entity that has a business relationship with Walmart	Mr. Conde
Mr. Flynn
Ms. Friar
Ms. Harris
Mr. Horton
Mr. Reinemund
Immaterial Position: Walmart employed a member of the director’s immediate family for compensation not exceeding $120,000 during Walmart’s last fiscal year	Ms. Harris
The aggregate amounts involved in each of the “immaterial transactions” described in the preceding table were either less than $1 million or, if greater than $1 million, less than 2% of the consolidated gross revenues for the entity’s last fiscal year. The aggregate amounts involved in each of the “immaterial positions” described in the preceding table were less than $5 million or, if greater than $5 million, less than 5% of the consolidated gross revenues for the entity’s last fiscal year, with the exception of certain relationships involving Mr. Conde.

2023 Proxy Statement	39

Corporate Governance
Mr. Conde serves as a member of the board of directors of a Walmart supplier that received payments from Walmart during the entity’s last fiscal year that accounted for more than 5% of the entity’s consolidated gross revenues for its last fiscal year. The Board determined that this relationship was immaterial to Mr. Conde’s independence because, in his capacity as a member of the board of directors of the entity: (i) Mr. Conde is not and was not involved in any sales or marketing of products to Walmart; and (ii) he does not and has not received any material direct or indirect economic benefit from the relationship between Walmart and the entity. The payments by Walmart to the entity were for products in the ordinary course of business, and Walmart has had a relationship with this entity since a time prior to Mr. Conde’s membership on the board of this entity.
The Board has not determined the independence of S. Robson Walton, Gregory B. Penner, or Steuart L. Walton. Regardless of their independence under the NYSE Listed Company Rules, the Board believes they have demonstrated that their interests are aligned with the interests of our long-term shareholders through their decades of substantial equity ownership, active involvement with, and stewardship of Walmart, which has continued through multiple generations of Walton family members serving on the Board.
In addition, we have not and do not plan to rely on any of the exemptions from certain board independence requirements available to controlled companies under the NYSE Listed Company Rules, to the extent such exemptions are available. Our Board is committed to maintaining a majority independent Board and believes that this independence ensures robust oversight, independent viewpoints, and promotes the Board’s overall effectiveness.

The Board and the NGC concluded that each of the Independent Directors does not currently have, and has not had during any pertinent period, any direct or indirect relationship that: (i) constitutes a disqualifying relationship with Walmart under the NYSE Listed Company Rules; (ii) otherwise compromises the independence of such director; or (iii) otherwise constitutes a material relationship between Walmart and the director.

Related Person Transaction Review Policy
The Board has adopted a written policy applicable to all Walmart Executive Officers; all directors and director nominees; all shareholders beneficially owning more than five percent of Walmart’s outstanding Shares; and the immediate family members of each of the preceding persons (collectively, the “Covered Persons”). Any entity in which a Covered Person has an employment or similar relationship with, or in which a Covered Person owns an equity or other economic interest (each, a “Covered Entity”), is also covered by the policy. The Transaction Review Policy applies to any transaction or series of similar or related transactions in which a Covered Person or Covered Entity has a direct or indirect material financial interest and in which Walmart is a participant (each, a “Covered Transaction”), subject to certain exceptions.
Under the Transaction Review Policy, each Covered Person is responsible for reporting to Walmart’s Office of the Corporate Secretary any Covered Transactions of which he or she has knowledge before entering into any Covered Transaction. Walmart’s Office of the Corporate Secretary, with the assistance of Walmart’s Chief Audit Executive, Global Chief Ethics and Compliance Officer, and other appropriate Walmart personnel, provides information to the Audit Committee for its consideration regarding the Covered Transaction, including: the view or opinion from the business unit desiring to enter into the transaction as to the benefits of the proposed transaction to the company; a point of view from the company’s corporate affairs department as to the reputational impact, if any, of the company entering into the transaction; the view and opinion from the global audit executive as to the fairness of the transaction to the company and its shareholders and whether the transaction was negotiated on an arm’s-length basis; and the view and opinion from the Office of the Corporate Secretary as to whether the Covered Person has otherwise complied with Walmart’s Code of Conduct as it applies to the transaction. The Audit Committee reviews each Covered Transaction and either approves or disapproves the transaction. To approve a Covered Transaction, the Audit Committee must find that:
•the substantive terms and negotiation of the Covered Transaction are fair to Walmart and its shareholders and the substantive terms are no less favorable to Walmart and its shareholders than those in similar transactions negotiated at an arm’s-length basis; and
•if the Covered Person is a director or Executive Officer of Walmart, he or she has otherwise complied with the terms of Walmart’s Code of Conduct as it applies to the Covered Transaction.

40	www.walmart.com

Corporate Governance
Related Person Transaction Process
The following chart shows our process for identification and disclosure of related person transactions.

Related Person Transaction Determinations	Director Independence Determinations	Proxy Statement Disclosure

Walmart’s Office of the Corporate Secretary conducts an annual review and determination of related person transactions Related person transactions are presented for Audit Committee review and approval	The NGC and Board conduct an annual determination of director independence, considering the directors’ (and their immediate family members’) direct and indirect relationships with the company	Annual disclosures are published in our proxy statement as required by SEC rules (including required related person transaction disclosures)

Information sources: •Annual Director, Executive Officer, and Principal Shareholder Questionnaires •Schedule 13G filings •Section 16 reporting •Management due diligence reviews	Information sources: •Annual Director, Executive Officer, and Principal Shareholder Questionnaires •Management due diligence reviews

Fiscal 2023 Review of Related Person Transactions
Our company’s Office of the Corporate Secretary has developed and implemented processes and controls for identifying and obtaining information about proposed or existing transactions between the company and our directors, Executive Officers, principal shareholders, or immediate family members of any such persons (collectively, the “related persons”), or entities in which one or more of these related persons has a specified relationship or ownership interest. The Office of the Corporate Secretary analyzes each identified transaction, with the exception of ordinary course retail transactions. Based upon the facts and circumstances of each transaction, the Office of the Corporate Secretary determines whether the related person has or will have a material direct or indirect interest in the transaction. Transactions in which Walmart is a participant, the amount involved exceeds $120,000, and the Office of the Corporate Secretary has determined that the related person has a direct or indirect material interest are referred to as “related person transactions.” Each related person transaction is presented to the Audit Committee for its review and approval. As described in our “Transaction Review Policy,” the Audit Committee considers the following factors when reviewing a related person transaction:
•the nature of the related person’s interest in the transaction;
•the substantive terms of the transaction, including the type of transaction and the amount involved;
•analyses from the company’s chief audit executive and Office of the Corporate Secretary regarding the fairness of the transaction to the company; and
•any other factors the Audit Committee deems appropriate, including, but not limited to, points of view from the relevant business unit as to the benefits of engaging in the transaction and from the company’s corporate affairs department as to any potential reputational impacts of engaging in the transaction.

We disclose in this proxy statement all related person transactions that are required to be disclosed under applicable SEC rules. Walmart believes the terms of the transactions described below are comparable to terms that would have been reached by unrelated third parties in arm’s-length transactions. The Audit Committee has approved each of the transactions disclosed below.

2023 Proxy Statement	41

Corporate Governance
•Lori Haynie, the sister of C. Douglas McMillon, a director of Walmart and an Executive Officer, is an executive officer of Mahco, Incorporated (“Mahco”). During fiscal 2023, Walmart paid Mahco and its subsidiaries approximately $56.5 million in connection with Walmart’s purchases of sporting goods and related products. Walmart expects to purchase similar types of products from Mahco during fiscal 2024.
•Greg T. Bray, a management associate in Walmart’s Finance department, is the brother-in-law of C. Douglas McMillon, a director of Walmart and an Executive Officer. For fiscal 2023, Walmart paid Mr. Bray a salary of approximately $264,100, a payment pursuant to the cash incentive plan of approximately $114,800, and other benefits totaling approximately $36,000 (including Walmart’s matching contributions to Mr. Bray’s 401(k) Plan account, Walmart’s matching contributions to Mr. Bray’s Deferred Compensation Matching Plan account, and health insurance premiums). In fiscal 2023, Mr. Bray also received a grant of 397 restricted stock units with a calculated value of approximately $60,000 at the date of grant. Mr. Bray continues to be an associate, and in fiscal 2024, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2023.
•Nichole R. Bray, a management associate with the Walmart Technology team, is the sister-in-law of C. Douglas McMillon, a director of Walmart and an Executive Officer. For fiscal 2023, Walmart paid Ms. Bray a salary of approximately $223,200, a payment pursuant to the cash incentive plan of approximately $69,300, and other benefits totaling approximately $21,600 (including Walmart’s matching contributions to Ms. Bray’s 401(k) Plan account and health insurance premiums). In fiscal 2023, Ms. Bray also received a grant of 828 restricted stock units with a calculated value of approximately $125,000 at the date of grant. Ms. Bray continues to be an associate, and in fiscal 2024, she is expected to receive compensation and other benefits in amounts similar to or greater than those she received during fiscal 2023.
•Jason Turner, a management associate in Walmart U.S., is the brother-in-law of John R. Furner, an Executive Officer of Walmart. For fiscal 2023, Walmart paid Mr. Turner a salary of approximately $99,500, a payment pursuant to the cash incentive plan of approximately $18,300, and other benefits totaling approximately $4,300 (including Walmart’s matching contributions to Mr. Turner’s 401(k) Plan account and health insurance premiums). In fiscal 2023, Mr. Turner also received a grant of 99 restricted stock units with a calculated value of approximately $15,000 at the date of grant. Mr. Turner continues to be an associate, and, in fiscal 2024, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2023.
•Alexandra McKenna Lawrence, a management associate in Walmart U.S., is the daughter of Judith J. McKenna, an Executive Officer of Walmart. For fiscal 2023, Walmart paid Ms. Lawrence a salary of approximately $119,010, a payment pursuant to the cash incentive plan of approximately $23,200, and other benefits totaling approximately $8,100 (including Walmart’s matching contributions to Ms. Lawrence’s 401(k) Plan account and health insurance premiums). In fiscal 2023, Ms. Lawrence also received a grant of 99 restricted stock rights with a calculated value of approximately $15,000 at the date of grant. Ms. Lawrence continues to be a Walmart associate, and in fiscal 2024, she may receive compensation and other benefits from Walmart in amounts similar to or greater than those she received during fiscal 2023.
•As previously disclosed, on April 5, 2022, Walmart entered into an agreement with the Walton Family Holdings Trust (the “Trust”) in which the Trust agreed to cancel an amount of Walmart common stock owned by the Trust equal to approximately $225 million in support of Walmart’s construction of a Whole Health and Fitness Center and a Childcare Center on Walmart’s new Home Office campus. On April 5, 2022, the cancellation under the agreement occurred, resulting in 1,495,000 Shares of Walmart’s outstanding common stock being cancelled and no longer outstanding. Alice L. Walton, Jim C. Walton, and S. Robson Walton, a director of Walmart, are trustees of the Trust.
•As previously disclosed, on April 5, 2022, Walmart entered into an agreement with ABN Holdings, LLC ("ABN Holdings") for the sale of Walmart’s existing Home Office properties and nearby parcels of land for a total of approximately $60 million. Steuart L. Walton, a director of Walmart and Jim C. Walton’s son, and Thomas Walton, Mr. Steuart Walton’s brother and Mr. Jim Walton’s son, own 100% of the equity interests in ABN Holdings. Under the terms of the property sale agreement, the closing for certain parcels of land (the “Initial Properties”) occurred in fiscal 2023 (the “Fiscal 2023 Closing”) and the closing for the remaining parcels of land, including Walmart’s existing Home Office buildings (the “Remainder Properties”), is expected to occur in fiscal 2025 or later when the company moves into its new Home Office facilities (the “Deferred Closing”). In fiscal 2023, ABN Holdings paid Walmart approximately $9 million for the Initial Properties, with the purchase price determined based on third-party appraisals. The appraised value for the Remainder Properties at the time of the signing of the property sale agreement was approximately $51 million. An escrow deposit of approximately $2.5 million was made in fiscal 2023 in respect of the Remainder Properties, and the final purchase price for the Remainder Properties will be the greater of either: (i) the appraisal value for the Remainder Properties determined by third-party appraisals at the time of signing the property purchase agreement in fiscal 2023, increased by the Consumer Price Index from the effective date of the property purchase agreement through the date of the Deferred Closing; or (ii) the appraised value of the Remainder Properties determined by third-party appraisals at the date of the Deferred Closing. The sale of the Initial Properties at the fiscal 2023 Closing resulted in a gain on the sale to Walmart on a net basis and Walmart expects the sale of the Remainder Properties at the Deferred Closing to result in a gain on the sale to Walmart on a net basis at the time of each respective closing.

42	www.walmart.com

Corporate Governance
•As previously disclosed, in fiscal 2022, Walmart entered into an agreement with View, Inc. (“View”), under which Walmart agreed to pay View approximately $26 million for the purchase of dynamic glass to be used in the construction of Walmart’s new Home Office buildings expected to be built by 2025. In fiscal 2023, Walmart paid View approximately $700,000 under the purchase agreement. Members of the Walton family, including Gregory B. Penner, the Chairman of Walmart’s Board; S. Robson Walton, a director of Walmart; and members of their immediate family, own an aggregate indirect equity interest in View of approximately 14%.
Other Transactions
In any given year, we may engage in certain transactions with entities in which members of the Walton family have ownership interests. These transactions are typically immaterial, ordinary-course transactions that management believes do not constitute related person transactions. Although Audit Committee approval of certain of these transactions may not be required under the Transaction Review Policy, the Audit Committee may elect to review such transactions from a governance perspective.
In fiscal 2023, Walmart received payments from entities in which members of the Walton family have ownership interests totaling approximately $1,030,000 for the sale of jet fuel, energy savings revenues, and rent for banking facilities in supercenters. In fiscal 2023, Walmart paid entities in which members of the Walton family have ownership interests a total of approximately $775,000 for fees from third-party utility providers for energy savings services and hotel, lodging, meals, and related services. We do not believe that either Walmart or the members of the Walton family have a direct or indirect material interest in any of these transactions between Walmart and the entities in which the Walton family members have ownership interests.
Walmart believes the terms of the transactions described above are comparable to terms that would have been reached by unrelated third parties in arm’s-length transactions.

Governance Materials Available on our Website
Our Board and Board committee governance documents, including the Board committee charters, the Corporate Governance Guidelines, and other key corporate governance documents are available to our shareholders on our corporate website at https://stock.walmart.com/governance/governance-documents/default.aspx.
You may also access and review the following additional corporate governance documents on our corporate website:
   Restated Certificate of Incorporation;
   Amended and Restated Bylaws;
   Corporate Governance Guidelines;
   Reporting Protocols for Senior Financial Officers;
   Code of Conduct (available at www.walmartethics.com);
   Procedures for Complaints Related to Accounting or Auditing Matters;
   Investment Community Communications Policy;
   Global Anti-Corruption Policy;
   Government Relations Policy; and
   Privacy Policy.
These materials are also available in print at no charge to any shareholder who requests a copy by writing to: Walmart Inc., Global Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.
A description of any substantive amendment or waiver of Walmart’s Code of Conduct or Walmart’s Reporting Protocols for Senior Financial Officers granted to Executive Officers or directors will be disclosed on our corporate website within four business days following the date of the amendment or waiver (https://stock.walmart.com/governance/governance-documents/default.aspx) and will remain posted for a period of at least 12 months. There were no waivers of Walmart’s Code of Conduct or Walmart’s Reporting Protocols for Senior Financial Officers granted to Executive Officers or directors during fiscal 2023.

2023 Proxy Statement	43

Corporate Governance
Director Compensation
Walmart’s compensation program for Outside Directors is intended to:
•provide fair compensation commensurate with the work required to serve on the Board of a company with Walmart’s size, scope, and complexity;
•align directors’ interests with the interests of Walmart shareholders; and
•be easy to understand and communicate, both to our directors and to our shareholders.

Annual Benchmarking
Each June, the CMDC and Board undertake a comprehensive review of Outside Director compensation, including a comparison to director compensation at Walmart’s peer group companies. As a result of the review that was conducted last year, the CMDC and Board determined that our base director compensation and the additional fees for Board leadership positions described below were below the median of our peer group. The CMDC and Board further considered that no significant changes had been made to our director compensation since 2019. As a result, the CMDC and Board determined to increase the Outside Director annual stock grant from $175,000 to $200,000, beginning at the 2022 Annual Shareholders' Meeting. The CMDC and Board also increased the annual fee for the Lead Independent Director from $35,000 to $50,000, and increased the Audit Chair Retainer from $25,000 to $30,000, also beginning at the 2022 Annual Shareholders' Meeting.

Components of Director Compensation
Our Outside Director compensation program consists of the following primary components:

Who is Eligible	Component	Annual Amount ($)	Form of Payment
Base Compensation – All Outside Directors	Annual Stock Grant	200,000	Shares
	Annual Retainer	100,000	Cash
Additional Fees – Some Outside Directors	Non-Executive Chairman Retainer	225,000	50% Shares/50% Cash
	Lead Independent Director Retainer	50,000	Cash
	Audit Chair Retainer	30,000	Cash
	CMDC, NGC, SPFC, and TeCC Chair Retainers	20,000	Cash
In addition, each Outside Director who attends in person a Board meeting held at a location that requires intercontinental travel from his or her residence is paid an additional $4,000 meeting attendance fee.
Form and Timing of Payment
Stock grants to Outside Directors are made annually following election to the Board at our annual shareholders’ meeting. For fiscal 2023, the annual stock grant was approved by the Board on June 2, 2022 for those Outside Directors who were re-elected to the Board at our 2022 annual shareholders' meeting. If an Outside Director is appointed to the Board during a term, he or she will receive a prorated portion of the annual stock grant. Each Outside Director may elect to defer the receipt of this stock grant in the form of stock units that are settled in Shares following the end of the director’s Board service. The other components of Outside Director compensation listed above are paid quarterly in arrears. Each Outside Director can elect to receive these other components in the form of cash, Shares (with the number of Shares determined based on the closing price of Shares on the NYSE on the payment date), deferred in stock units, or deferred into an interest-credited cash account.
Director Stock Ownership Guidelines
Each Outside Director is required to own, within five years of his or her initial election to the Board, Shares or deferred stock units with a value equal to five times the annual retainer portion of the Outside Director compensation established by the Board in the year the director was initially elected. All Outside Directors who have reached the five-year compliance date own sufficient Shares or deferred stock units to satisfy this requirement.

44	www.walmart.com

Corporate Governance
Director Compensation for Fiscal 2023

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (g)	Total ($) (h)
Cesar Conde	100,000	200,063	—	300,063
Timothy P. Flynn	127,909	200,063	1,763	329,735
Sarah J. Friar	119,983	200,063	—	320,046
Carla A. Harris	111,782	200,063	—	311,845
Thomas W. Horton	163,736	200,063	373	364,172
Marissa A. Mayer	100,051	200,063	—	300,114
Gregory B. Penner	212,643	312,527	—	525,170
Steven S Reinemund	50,440	—	—	50,440
Randall L. Stephenson	100,051	200,063	185	300,299
S. Robson Walton	100,000	200,063	—	300,063
Steuart L. Walton	119,983	200,063	—	320,046
Explanation of information in the columns of the table:
Name (column (a))
C. Douglas McMillon is omitted from this table because he received compensation only as an associate of our company during fiscal 2023 and did not receive any additional compensation for his duties as a director.
Fees Earned or Paid in Cash (column (b))
Certain Outside Directors elected to either receive Shares in lieu of some or all of these amounts or defer these amounts in the form of deferred stock units, as shown below. These amounts were converted into Shares or deferred stock units quarterly using the closing price of a Share on the NYSE as of the respective payment dates, rounded to the nearest Share.

Director	Amount ($)	Number of Shares Received in Lieu of Cash	Number of Deferred Stock Units in Lieu of Cash
Timothy P. Flynn	127,909	—	950
Sarah J. Friar	119,983	—	891
Carla A. Harris	55,958	416	—
Marissa A. Mayer	100,051	—	743
Gregory B. Penner	212,643	—	1,579
Randall L. Stephenson	100,051	—	743
Steuart L. Walton	119,983	—	891
Stock Awards (column (c))
In accordance with SEC rules, the amounts in this column are the aggregate grant date fair value of stock awards granted during fiscal 2023, computed in accordance with GAAP stock-based accounting rules (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718). Other than Mr. Penner, each Outside Director that was elected to the Board at the 2022 Annual Shareholders’ Meeting received a stock award of 1,569 Shares ($200,000 divided by $127.51, the closing price of a Share on the NYSE on the grant date of June 2, 2022, and rounded to the nearest Share). Mr. Penner received a stock award of 2,451 Shares ($312,500 divided by $127.51, rounded to the nearest Share). Mr. Flynn, Ms. Friar, Ms. Mayer, Mr. Penner, Mr. Rob Walton, and Mr. Steuart Walton elected to defer these Shares in the form of deferred stock units. None of our Outside Directors held any outstanding stock options or unvested restricted stock awards as of January 31, 2023. Mr. Reinemund retired from the Board as of the 2022 Annual Shareholders' Meeting, and therefore did not receive a stock grant during fiscal 2023.

2023 Proxy Statement	45

Corporate Governance
Option Awards and Non-Equity Incentive Plan Compensation (columns (d) and (e))
We do not issue stock options to our Outside Directors and do not provide our Outside Directors with any non-equity incentive plan compensation. Therefore, we have omitted these columns from the table.
Change in Pension Value and Non-Qualified Deferred Compensation Earnings (column (f))
While directors are permitted to defer cash retainers into an interest-credited account under the Director Compensation Deferral Plan, none of our current directors have elected to do so and do not have any balances in any such account. Therefore, we have omitted this column from the table.
All Other Compensation (column (g))
The amounts in this column include tax gross-up payments related to imputed income attributable to spousal travel and meal expenses in connection with a Board meeting during fiscal 2023. The cost of the underlying travel and meals is omitted from this column because the total cost of such benefits was less than $10,000.

46	www.walmart.com

PROPOSAL NO. 2
ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

1 YEAR The Board recommends that shareholders vote to hold future advisory say-on-pay votes EVERY YEAR.
What am I voting on?
This proposal gives our shareholders the opportunity to cast an advisory, non-binding vote on how often we should include advisory say-on-pay votes (such as the one included as Proposal No. 3 in this proxy statement) in our proxy materials for future shareholders’ meetings in which NEO compensation information is included. Shareholders may vote their preference to have future say-on-pay votes once every year, once every two years, or once every three years, or they may abstain from voting on this proposal. As an advisory vote, this Proposal No. 2 is not binding on Walmart or the Board. However, the Board and the CMDC value the opinions expressed by our shareholders and will take into account the outcome of this vote when considering the frequency of future say-on-pay votes. Walmart has held an annual say-on-pay vote since 2011, and we continue to believe that holding an annual say-on-pay vote is appropriate as it allows our shareholders to provide us with input on our executive compensation philosophy, policies and practices on a timely basis.

2023 Proxy Statement	47

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

FOR The Board recommends that shareholders vote FOR this proposal.
What am I voting on?
We are asking our shareholders to approve, on a non-binding, advisory basis, under Section 14A of the Exchange Act, the compensation of our NEOs as disclosed in this proxy statement. We have held a similar shareholder vote every year since 2011 and expect to hold a similar vote at future annual shareholders’ meetings.
As described in the CD&A, our executive compensation program is designed with an emphasis on performance and is intended to closely align the interests of our NEOs with the interests of our shareholders. The CMDC regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our company’s performance that our Executive Officers can impact and that are likely to have an impact on shareholder value.
Our compensation program is also designed to balance long-term performance with shorter-term performance and to mitigate any risk that an Executive Officer would be incentivized to pursue good results with respect to a single performance measure, company segment, or area of responsibility to the detriment of our company as a whole.
In the CD&A, we discuss why we believe the compensation of our NEOs was appropriately aligned with our company’s performance during fiscal 2023. The CD&A also describes feedback we received regarding our executive compensation program during our shareholder outreach efforts and is intended to provide additional clarity and transparency regarding the rationale for and philosophy behind our executive compensation program and practices. We urge you to read carefully the CD&A, the compensation tables, and the related narrative discussion in this proxy statement when deciding how to vote on this proposal.
The vote on this proposal is advisory, which means that the vote will not be binding on Walmart, the Board, or the CMDC. However, the Board and CMDC value our shareholders’ opinions, and the CMDC will consider the results of the vote on this proposal when making future decisions regarding executive compensation and when establishing our NEOs’ compensation opportunities.
In view of the foregoing, shareholders will vote on the following resolution at the 2023 Annual Shareholders’ Meeting:
RESOLVED, that the company’s shareholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers of Walmart as disclosed in Walmart’s proxy statement for the 2023 Annual Shareholders’ Meeting in accordance with the SEC’s executive compensation disclosure rules.

48	www.walmart.com

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section, we describe our executive compensation philosophy and program that support our strategic objectives and serve the long-term interests of our shareholders. We also discuss how our CEO, CFO, and other Named Executive Officers (our NEOs) were compensated in fiscal 2023 and describe how their compensation fits within our executive compensation philosophy. For fiscal 2023, our NEOs were:

C. Douglas McMillon President and Chief Executive Officer	John R. Furner Executive Vice President, President and CEO, Walmart U.S.
M. Brett Biggs Executive Vice President and Chief Financial Officer (through June 5, 2022)	Judith McKenna Executive Vice President, President and CEO, Walmart International
John David Rainey Executive Vice President and Chief Financial Officer (beginning June 6, 2022)	Kathryn McLay Executive Vice President, President and CEO, Sam’s Club
Suresh Kumar Global Chief Technology Officer and Chief Development Officer
Disclosure regarding Ms. McLay’s fiscal 2023 compensation is not required under SEC rules. Nevertheless, we have voluntarily included her compensation information in this proxy statement on the same basis as our other NEOs. We included this disclosure because we believe it is helpful to provide shareholders with information about how our compensation plans are designed to incentivize and support each of our operating segments.
Table of Contents
This CD&A is organized as follows:

1	Fiscal 2023 compensation overview Provides an overview of our executive compensation philosophy, framework, and practices, and how our pay program emphasizes performance.	50

2	NEO compensation components and pay mix Describes the primary components of our NEO compensation packages and how our NEO compensation is heavily weighted towards performance-based components that we believe are aligned with the interests of our long-term shareholders.	53

3	Executive compensation governance and process Explains who sets executive compensation at Walmart, the process for setting executive compensation, and how strategic considerations, peer benchmarking, shareholder feedback, and other factors are considered when making compensation decisions.	54

4	Fiscal 2023 performance metrics Describes the performance metrics used in our incentive programs and why the CMDC selected these metrics.	61

5	Incentive goal-setting philosophy and process Provides insight into how the CMDC seeks to set performance goals that are aligned with our long-term strategy and with our annual operating plan.	63

6	Fiscal 2023 performance goals and performance Describes the specific goals used in our incentive programs for fiscal 2023, how we performed compared to those goals, and how that performance impacted our incentive plan payouts.	65

7	Fiscal 2023 NEO pay and performance summaries Describes how our NEOs performed during fiscal 2023 and how that performance impacted each NEO’s compensation.	70

8	Other compensation programs and policies Describes the limited perquisites available to our NEOs, as well as our practices regarding employment contracts, clawbacks, stock ownership guidelines, insider trading policy, tax considerations, and other matters.	76

2023 Proxy Statement	49

Executive Compensation

1	Fiscal 2023 Compensation Overview

Our executive compensation philosophy and framework
Our executive compensation programs are intended to motivate and retain key executives, with the goal of generating strong operating results and creating alignment with our shareholders. We have developed our compensation programs to support our enterprise strategy and to align our leadership team with our culture, strategy, and organizational structure.
Our executive compensation program is built upon our global compensation framework:

 Pay for performance by tying a majority of executive compensation to pre-established, quantifiable performance goals.
 Use performance metrics that are understandable, that are tied to key performance indicators, and that our executives have the ability to impact.
 Provide competitive pay to attract and retain highly qualified talent at all levels.

Align management interests with the long-term interests of our shareholders by providing long-term incentives in the form of equity, combined with robust stock ownership guidelines.
 Establish performance goals that are aligned with our long-term strategy and financial and operating plans.
 Encourage leadership accountability by tying a higher percentage of compensation to performance at higher levels.

How our executive compensation aligns with our enterprise strategy
We have designed our executive compensation program—metrics, goals, structure, pay mix, etc.—to be aligned with our strategy while also being highly motivational for our leadership team. Here are some specifics:
Our performance metrics and goals are aligned with our ongoing strategic transformation
We believe that our continuing strategic investments in our people, our stores, lower prices, eCommerce, technology, and in scaling our newer, complimentary businesses are deepening our relationship with our customers and resulting in a better customer experience. In addition, we believe our focus on improving career paths for our associates through robust training, competitive wages and benefits, and opportunities for advancement has made Walmart an employer of opportunity where people, regardless of where they start, can gain the skills and experiences they need to advance in their careers. Delivering solid results in the near term allows us to fund the investments necessary to continue to transform our business, drive sustainable long-term growth, and deliver on our commitments to all of our stakeholders. For this reason, our incentive plans emphasize key indicators of retail success that can be impacted by our associates:
•Sales – we use sales because it is a key indicator of omni-channel retail performance encompassing both physical and digital channels, is highly correlated to comparable sales growth, and is aligned with our growth strategy. Given the importance of sales growth to our strategy, we include sales as a component of both our annual cash incentive plan and our long-term performance equity program.
•Operating Income – also a key retail performance indicator, including operating income as a performance metric promotes discipline as Walmart continues to grow. Operating income is included as a metric in our annual cash incentive plan to appropriately balance incentives for growth and returns.
•ROI – ROI measures how effectively we are deploying our assets as we continue to make significant strategic investments. We include it as a metric in our long-term performance equity program to promote balance between long-term strategic initiatives and our near-term financial performance.
As described on page 63 below, we seek to set sales, operating income, and ROI goals that are aligned with our annual operating plan, which in turn is informed by our long-term strategic plan.

50	www.walmart.com

Executive Compensation
Our incentive structure is designed to support our enterprise strategy
Our long-term performance equity program combines a one-year performance period with an additional two-year service-based vesting period. We undertake a rigorous long-term planning process that is refreshed annually in light of changing economic conditions and our rapid and ongoing omni-channel transformation. The results of this long-term planning process then informs our annual operating plan, which is intended to be challenging while balancing growth and returns that enable our continued significant strategic investments. Because NEO pay is heavily weighted towards performance equity with a three-year vesting period, the compensation realized by our NEOs is significantly impacted by achievement of our financial goals and our long-term stock price performance. We believe this approach effectively balances long-term focus with clear, understandable, and challenging annual goals aligned with our long-term strategic vision. We believe this approach has been validated by our solid long-term performance.
Our pay mix is aligned with our enterprise strategy and with the interests of our long-term shareholders
•The ultimate success of our strategy will be measured in our ability to deliver solid returns to our shareholders and deliver on our commitments to all stakeholders over the long term. For those reasons, our NEO pay mix is heavily weighted toward equity that vests over a three-year period. Beginning in fiscal 2018 and again in fiscal 2023, we shifted an even larger percentage of total direct compensation (“TDC”) toward performance equity.
•Our robust stock ownership guidelines for executive officers further promote alignment between our leadership and our independent shareholders.

2023 Proxy Statement	51

Executive Compensation
Our executive compensation program emphasizes performance
As shown in the charts below, a substantial majority of our NEOs’ fiscal 2023 target TDC was performance-based.*
*    "Other NEOs Combined" excludes M. Brett Biggs who entered into a retirement agreement in November 2021. May not total 100% due to rounding.
Our executive compensation practices are aligned with shareholders’ interests

Performance-Based Framework	Pay and Performance Alignment	Equity Ownership Best Practices	Shareholder Accountability
•78%-82% of each NEO's TDC is performance-based and a majority is in the form of equity
•No employment contracts with our NEOs
•No change-in-control benefits
•No executive pension or similar retirement plans in the U.S.
•No excessive perquisites

•Direct link between pay and performance as fiscal 2023 incentive payments are aligned with our performance
•CMDC and its independent compensation consultant evaluate rigor of performance goals and have consistently found target goals to be challenging
•CMDC annually reviews a realizable pay-for-performance analysis by its independent compensation consultant and has determined that CEO pay is appropriately aligned with performance
•Significant majority of target TDC in the form of equity, which aligns the interests of our executives with those of our shareholders

•Maintain robust stock ownership guidelines
•No hedging or short sales of Walmart stock permitted
•No unapproved pledging of Walmart stock as collateral
•No recycling of Shares used for taxes or option exercises
•No dividends or equivalents paid on unvested performance equity

•Conduct extensive shareholder outreach on executive compensation
•Hold annual shareholder say-on-pay vote
•Mitigate risk by using a variety of financial performance measures that balance growth and returns
•Robust recoupment and forfeiture provisions

52	www.walmart.com

Executive Compensation

2	NEO Compensation Components and Pay Mix

What are the primary components of our fiscal 2023 NEO compensation?
Our executives’ total direct compensation, or TDC, is heavily weighted towards performance and appropriately balances executive focus on our short- and longer-term priorities with annual and long-term rewards.
As in prior years, there are three components of our executives’ fiscal 2023 TDC: base salary, annual cash incentive, and long-term equity.

Component	Description/Objective	Performance Rewarded	Form and Timing of Payout

Base Salary	Fixed base of cash compensation commensurate with job responsibilities and experience	Subject to annual adjustment based on individual performance	Paid in cash bi-weekly

Annual Cash Incentive
Variable pay intended to incentivize performance against key operational metrics aligned with our strategy
Goals are set at the beginning of the fiscal year and aligned with operating plan and public guidance
		•Sales •Operating Income	Paid in cash after the end of the fiscal year

Long-Term Equity PERFORMANCE EQUITY	Variable pay intended to incentivize performance against metrics aligned with our long-term strategic goals	•ROI •Sales •Stock performance	Paid in Shares; one-year performance period with an additional two-year vesting period

RESTRICTED STOCK	Intended to align executives’ long-term interests with our shareholders’ interests and promote retention	Value realized depends on long-term stock price performance	Paid in Shares vesting annually over a three-year period

How our incentive metrics and goals support our strategy
Strong financial performance is what allows us to continue our significant investments in our associates, technology, and innovation, which are key to our long-term strategy. Our incentive metrics of sales, operating income, and ROI are traditional measures of retail success and are commonly used by retailers in their incentive plans. Moreover, they are broadly correlated with share price in the retail industry and aligned with our historical stock performance. We believe that our incentive metrics and goals have contributed to our strong operating performance, which has been reflected in solid returns to shareholders over a multi-year period. For more information, see “What performance metrics are used in our incentive programs, and why did the CMDC select these metrics?” on page 61 below.

2023 Proxy Statement	53

Executive Compensation

3	Executive Compensation Governance and Process

At Walmart, we are committed to the highest standards of governance, including governance around our compensation programs. We design and administer our executive compensation program to motivate, retain, and focus key executives to drive our strategy, generate strong operating results, and deliver solid returns. Our compensation programs are also intended to align the interests of our leadership team with our shareholders and to promote our pay-for-performance culture and philosophy.
Who sets executive compensation at Walmart?
The CMDC, which consists entirely of independent directors, is responsible for establishing and approving executive compensation for all Executive Officers, including the CEO and other NEOs, and for overseeing our executive compensation program (see page 28 for more information about the CMDC).
For our CEO. Our CEO has no role in determining his own compensation, which is set by the CMDC in consultation with our Chairman and with input from the CMDC’s independent compensation consultant and Walmart’s Global People Division.
For other Executive Officers, including our NEOs. Our CEO makes recommendations to the CMDC regarding the compensation of our NEOs and other Executive Officers. The CMDC reviews these recommendations and sets individual NEO TDC values as it deems appropriate.
Role of the CMDC’s independent compensation consultant
During fiscal 2023, Pay Governance LLC (“Pay Governance”) served as the CMDC's independent executive compensation consultant. Under the terms of its engagement, Pay Governance reports directly and exclusively to the CMDC; the CMDC has sole authority to retain, terminate, and approve the fees of Pay Governance; and Pay Governance may not be engaged to provide any other services to Walmart without the approval of the CMDC. Other than its engagement by the CMDC, Pay Governance does not perform and has never performed any other services for Walmart. The CMDC’s independent consultant attends and participates in CMDC meetings at which executive compensation matters are considered, and performs various analyses for the CMDC, including:
•peer group benchmarking;
•realizable pay analyses;
•analyses regarding the alignment of pay and performance;
•analyses of the correlation between incentive plan performance measures and total shareholder return; and
•assessments of the difficulty of attaining performance goals.
The CMDC annually reviews the independence of its independent compensation consultant in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has affirmatively concluded that Pay Governance is independent from Walmart and has no conflicts of interest relating to its engagement by the CMDC. The CMDC also periodically reviews the performance of its independent compensation consultant.

54	www.walmart.com

Executive Compensation
What is the compensation setting process?
This chart summarizes the process and analyses the CMDC considers when setting executive compensation and validating our pay targets.

	Data Source/Responsibility	Purpose	How it’s Used
Review of Annual and Long-term Business Plans	•Board •SPFC •CMDC •Management	Establish performance metrics aligned with annual operating plan and long-term objectives	To review the choice of incentive metrics and ensure they support our long-term strategic transformation and drive results tied to shareholder value
Pay for Performance Alignment	•Independent compensation consultant •Publicly available compensation information	Evaluate pay-for-performance alignment of CEO compensation with performance relative to peers
To assess the reasonableness of CEO pay, Pay Governance conducts:
•Realizable pay analyses;
•Analyses regarding the alignment of CEO pay and performance;
•Analyses of the correlation between performance measures and shareholder return; and
•Assessments of the difficulty of attaining performance goals

Peer Group Benchmarking	•Independent compensation consultant (for CEO) •Publicly available compensation information for peer group	Setting pay and establishing Target TDC opportunity
Benchmarking data is used as a general guide to setting appropriately competitive compensation consistent with our emphasis on performance-based compensation
To ensure our NEOs’ target TDC are set at competitive levels relative to our peer group

Individual Performance Assessments	•Board •CMDC •CEO (for other NEOs) •Global People Division	Evaluate individual performance for purposes of pay decisions	Factor in determining incentive payouts for recently completed fiscal year; also impacts merit increases (if any) and incentive award opportunities for the next award cycle
Tally Sheets	•Global People Division	Evaluating total compensation and internal pay equity
Tally sheets:
•Summarize the total value of the compensation realizable by each NEO for the upcoming fiscal year;
•Quantify the value of each element of that compensation, including perquisites and other benefits; and
•Quantify the amounts that would be owed to each NEO upon separation from our company

2023 Proxy Statement	55

Executive Compensation

	Data Source/Responsibility	Purpose	How it’s Used
Company Achievement of Prior Year Performance Goals and Setting of Current Year Incentive Goals	•Independent compensation consultant (for goal difficulty) •CMDC •Management	Assess current year company performance against financial and operating metrics
To determine award payments for the recently completed fiscal year and set target levels for following year
To assess the ease or difficulty of attaining performance goals and whether adjustments need to be made to incentive metrics for the following award cycle
To establish incentive goals for current year that support our strategic transformation and are aligned with operating plan and financial guidance

Shareholder Outreach	•Board •Management	Obtain investor feedback on our executive compensation program
To understand investor expectations and monitor trends in executive compensation; used to evaluate compensation policies, practices, and plans
Shareholder feedback helps inform our executive compensation program design

What factors are considered in setting Total Direct Compensation for our NEOs?
In addition to the factors described above, the CMDC considers a variety of factors in setting Total Direct Compensation for our NEOs, including:
•the overall performance of our company and its operating segments and/or areas of responsibility;
•each NEO’s job responsibilities, expertise, historical compensation, and years and level of experience; and
•our overall succession planning and the importance of retaining each NEO and each NEO’s potential to assume greater responsibilities in the future.

56	www.walmart.com

Executive Compensation

How is peer group data used by the CMDC?
The CMDC reviews publicly available compensation information from peer companies when establishing TDC for our executives. In constructing our peer group, we aim to reflect a cross-industry sample of the largest U.S.-based companies, including large retailers and companies with significant and complex international operations. When setting executive compensation for fiscal 2023, we selected peer group companies using the following multi-step screening process. Beginning in fiscal 2024, we further refined our peer group as described below.
Compensation peer group screening methodology
Geography Screen U.S.-headquartered companies

Ownership Screen Publicly traded

Excluded private companies
Scope & Industry Screen Revenue: >$75B, or Market Cap: >$75B (with revenues >$50B), or Retailer: >$50B revenues

Founder Screen Excluded companies whose current CEO is the founder

45 Peer Companies
Applying this methodology, our peer group consisted of the following 45 companies as of January 2022 when setting fiscal 2023 compensation. Certain peer group companies may have changed names or been acquired since January 2022.

Albertsons Companies Inc.
Alphabet Inc.
AmerisourceBergen Corp
Anthem, Inc.
Apple Inc.
AT&T Inc.
Bank of America Corporation
The Boeing Company
Cardinal Health, Inc.
Chevron Corporation
Cigna Corporation
Cisco Systems Inc.

Citigroup Inc.
Comcast Corporation
Costco Wholesale Corporation
CVS Health Corp
Exxon Mobil Corporation
Ford Motor Co
General Electric Co
General Motors Co
Home Depot Inc.
International Business
Machines Corp
Intel Corp

Johnson & Johnson
JPMorgan Chase & Co.
The Kroger Co
Lockheed Martin Corp
Lowe’s Companies, Inc.
Marathon Petroleum Corporation
McKesson Corporation
Microsoft Corporation
PepsiCo, Inc.
Pfizer Inc.
Phillips 66
Sysco Corporation

The Procter & Gamble Company
Target Corporation
UnitedHealth Group Inc.
United Parcel Service, Inc.
Raytheon Technologies Corp
Valero Energy Corporation
Verizon Communications Inc.
Walgreens Boots Alliance, Inc.
The Walt Disney Company
Wells Fargo & Company

2023 Proxy Statement	57

Executive Compensation
While we believe that this peer group provides a useful comparison to a broad range of companies with complex, international operations, Walmart is still significantly larger than the peer group median by a variety of measures, as shown in the following chart:
Walmart positioning relative to compensation peer group (as of fiscal year end 2022)

	Minimum	50th %ile	Maximum

Revenues ($M)

Market Cap ($M)

Employees
The CMDC uses benchmarking data as a general guide to appropriately set competitive compensation consistent with our emphasis on performance-based compensation.
Beginning with the fiscal 2024 pay cycle, the CMDC further refined its peer group to reflect our evolving strategy, reducing the number of peer group companies to 26 as of January 2023. The characteristics used to select the new peer group companies include companies aligned with our strategy, including our new and emerging business lines; companies with which we compete for talent; and U.S.-based, publicly traded companies with annual revenue or market capitalization above $100 billion. As with our previous peer group, the new peer group excludes companies whose current CEO is also the founder.
While the benchmarking data generally are used for comparable positions, the CMDC also reviews peer group data for retail CEO positions for purposes of benchmarking the compensation of our executives who lead our operating segments. These executives have significant responsibilities and lead organizations that, considered separately from the rest of our company, are larger than many of the other retailers in the peer group, and we believe that these positions are often comparable to or carry greater responsibilities than CEO positions at many of our peer group companies. In addition, from a competitive standpoint, we believe that it is more likely that these leaders would be recruited for a CEO position in the retail industry or elsewhere, rather than for a lateral move to lead an operating segment of a company.
What other information does the CMDC consider when setting executive pay?
Individual performance assessments
The CMDC considers the individual performance of each NEO, including each NEO’s contributions to our key strategic priorities and operational goals, diversity and inclusion, and sustainability and shared value, as described under “Fiscal 2023 NEO Pay and Performance Summaries” beginning on page 70.
CEO pay and performance alignment
The CMDC reviews an assessment by its independent compensation consultant regarding the alignment of our CEO’s pay with our company’s performance, including the appropriateness of our CEO’s pay opportunity compared to peers and the alignment of our CEO’s realizable pay and our performance relative to our peer group companies. This assessment concluded that our CEO’s most recent fiscal year (fiscal 2023) and three-year (fiscal 2021-2023) pay opportunity and realizable pay are aligned with Walmart’s performance over the same time periods.

58	www.walmart.com

Executive Compensation
Tally sheets
The CMDC also reviews “tally sheets” prepared by our company’s Global People Division. These tally sheets summarize the total value of the compensation realizable by each NEO for the upcoming fiscal year and quantify the value of each element of that compensation, including perquisites and other benefits. The tally sheets also quantify the amounts that would be owed to each NEO upon separation from our company.
How does shareholder feedback impact executive compensation?
Our Board actively seeks and values feedback from shareholders. Over the past several years, in addition to our day-to-day interactions with investors, we have expanded our shareholder engagement to include an annual outreach program focused on strategy, governance, executive compensation, sustainability, diversity, equity and inclusion, and other topics suggested by our shareholders. Since our 2022 Annual Shareholders’ Meeting, we invited more than 35 institutional shareholders representing approximately 570 million Shares, including many of our largest investors, to participate in our outreach program. We ultimately engaged with shareholders representing approximately 550 million Shares, or about 39% of our public float. Our Lead Independent Director participated in some of these conversations. We also had conversations with the leading proxy advisory firms.

These engagements gave us an opportunity to discuss our strategy, our commitment to corporate governance and executive compensation best practices, how our governance and compensation practices help to support our strategy, and our commitment to sustainability, economic opportunity, diversity and inclusion, and shared value. While our shareholders expressed a wide range of perspectives in these meetings, we received generally positive feedback on our strategy, our Board and committee structure, our executive compensation program, and our approach to sustainability and human capital management. The feedback we have received from our shareholders, including the results of our say-on-pay proposal, is regularly communicated to the CMDC, the NGC, and the Board. No specific changes were made to our executive compensation program as a result of the 2022 say-on-pay vote.	Support for Say-On-Pay Proposal

100
80
60
40
20
0
91%
91%
94%
95%
91%
2018
2019
2020
2021
2022

While our shareholders expressed a wide range of perspectives on our executive compensation program, key themes included the following:
•The use of one-year goals under our performance equity program. Some shareholders expressed a preference for using multi-year goals in the long-term equity incentive plan. After careful consideration, the CMDC determined to maintain the existing structure of performance equity with single-year goals combined with a three-year vesting period. As described on page 63, our incentive goals are aligned with our annual operating plan, which is intended to be challenging and aligned with our long-range plan, and is the result of a rigorous planning process. Nevertheless, as the world's largest retailer, Walmart’s operating results are significantly impacted by macroeconomic factors that may shift rapidly and that are outside of management’s control, which makes it difficult to forecast over a multi-year period. Another advantage of our approach is that it is more easily understandable because it avoids the use of overlapping and potentially inconsistent performance goals. See “Why does the CMDC set goals each year under our long-term equity incentive program?” on page 63 for more information.
•The use of sales as performance metric in both our annual and long-term incentive plans. Some shareholders expressed concern that including sales metrics in both our annual and long-term incentive plans could result in executives being rewarded twice for meeting sales targets. After careful consideration, the CMDC determined that including both sales-based and returns-based incentive metrics appropriately incentivizes disciplined growth. Sales growth is a critical part of both our annual and long-range planning, and continued sales growth is critical to enabling our continued investments in our people and technology. We further noted that when sales was first added to our annual cash incentive in 2015, it was not accompanied by an increase in incentive opportunity, but rather reflected a shift in incentive metric mix from operating income to place more emphasis on growth in both the short and long term. Given the importance of top-line sales growth to our overall enterprise strategy, beginning in fiscal 2024, our NEO's annual cash incentive metrics will shift from 75%

2023 Proxy Statement	59

Executive Compensation
operating income and 25% sales to 50% operating income and 50% sales. See “What performance metrics are used in our incentive programs, and why did the CMDC select these metrics?” on page 61 for more information.
•The lack of strategic or ESG-related goals in our incentive plans. Some shareholders expressed a preference for the inclusion of strategic or ESG-related goals. As described under “Does non-financial performance impact NEO pay?” on page 62, while such goals are not directly included in our incentive plans, non-financial performance does impact NEO pay through individual performance evaluations, which are considered by the CMDC when making pay decisions. See "Fiscal 2023 NEO pay and performance summaries" beginning on page 70 for some of our NEOs' key accomplishments during fiscal 2023.

60	www.walmart.com

Executive Compensation

4	Fiscal 2023 Performance Metrics

What performance metrics are used in our incentive programs, and why did the CMDC select these metrics?
Our NEOs’ performance-based pay for fiscal 2023 was based on achieving objective, pre-established financial goals for the following metrics*:

Annual cash incentive	Long-term performance equity

*     For purposes of our incentive programs, total company and international sales, operating income, and ROI are calculated on a constant currency basis and exclude certain items, such as revenue from fuel sales and Sam’s Club tobacco sales. See pages 68-69 for more information.
The CMDC concluded that the metrics described above are aligned with our larger enterprise strategy and appropriate and effective in driving results tied to shareholder value. In reaching this conclusion, the CMDC considered the following factors:
•These performance metrics are aligned with our enterprise strategy and can be impacted by our executives. Unlike metrics tied to stock price or shareholder return, the decisions and actions of our executives can have a direct impact on our sales, operating income, and ROI. Furthermore, unlike earnings per share and other share-based metrics, sales, operating income, and ROI are not materially impacted by share repurchases.
•These metrics are important for judging retail performance. Growth metrics such as sales and return metrics such as operating income and ROI historically have been, and continue to be, important indicators of retail performance, and we believe that our performance in these areas is important to our shareholders.
•The CMDC believes that success with respect to these metrics will support shareholder value and facilitate our strategic transformation over the long term. We believe that strong performance with respect to these key omni-channel retail metrics should translate into shareholder value creation over time.
•The CMDC does not believe that relative TSR and other relative performance metrics are the best way to incentivize our executives. There are several key differences in our business compared to other publicly traded retailers in the U.S., including our size, our significant international operations, our product mix, our variety of formats, our growing eCommerce and omni-channel offerings, and our new and emerging business lines such as advertising, fulfillment, healthcare, and financial services. While the CMDC closely monitors Walmart’s performance relative to that of our peers when making compensation decisions, the CMDC believes that the best approach for Walmart is to tie our executive compensation to performance metrics that are aligned with our strategy and operating plans and that provide clear line of sight to our leaders. Additionally, because a significant portion of TDC is in the form of equity awards that vest over a three-year period and our executives are subject to robust stock ownership guidelines, our NEOs' realized compensation is significantly impacted by our stock price performance. Therefore, the CMDC believes that our executives’ interests are appropriately aligned with the interests of our shareholders.

2023 Proxy Statement	61

Executive Compensation
•The combination of these performance metrics mitigates risk and incentivizes sustainable growth. Using a combination of growth and return metrics mitigates the risk that our executives could be motivated to pursue results with respect to one metric to the detriment of our company as a whole, and promotes discipline in the context of our significant ongoing investments in our people and technology. For example, if management were to prioritize increasing sales by pursuing strategies that would negatively impact profitability, resulting increases in incentive pay based on sales should be offset by decreases in incentive pay based on operating income and ROI. The CMDC regularly reviews our overall mix of incentive metrics to ensure that incentives are appropriately balanced. As a result of this review, beginning in fiscal 2024, we shifted our annual cash incentive plan from 75% operating income and 25% sales to 50% operating income and 50% sales (total company and/or divisional).
Does non-financial performance impact NEO pay?
Yes, while non-financial metrics are not directly included in our incentive plans, non-financial performance can impact NEO pay in two important ways. First, our individual NEO annual performance evaluations include various non-financial metrics such as goals related to strategy, sustainability and culture, diversity, equity and inclusion, and/or ethics and compliance. As described on page 58, the CMDC considers performance evaluations, along with other factors, when making pay decisions. Second, under our annual incentive program, any associate who engages in behavior inconsistent with our Code of Conduct and/or fails to achieve diversity and inclusion objectives may have their annual cash incentive payment reduced or eliminated, depending on the severity of the conduct in question.

For more information about Walmart’s commitment to diversity, equity and inclusion and key diversity, equity and inclusion initiatives, please see Walmart’s most recent Culture, Diversity, Equity and Inclusion Report, which can be found on our corporate website under the section titled “ESG Investors.”

62	www.walmart.com

Executive Compensation

5	Incentive Goal-Setting Philosophy and Process

How does the CMDC set performance goals?
Performance goals are established in the context of, and consistent with, the company’s enterprise strategy, financial operating plans, and financial guidance each fiscal year. This process begins with the Board’s review of the company’s overall enterprise strategy and long-range plan beginning in the spring and culminating at an annual Board strategic planning meeting. Following the strategic planning meeting, the annual operating plans of the company and each of its operating segments are established with SPFC and Board input. The CMDC then establishes performance goals under our annual and long-term incentive programs that are consistent with these operating plans:
Incentive Plans Informed by Strategic and Financial Planning Process

Long-Range Planning April - September	Annual Operating Plan September - January	Incentive Plans September - March
•Assess competitive landscape and macro trends •Refine enterprise strategy and segment-specific initiatives	•Develop annual operating plan in light of long-range planning and strategic initiatives •Review strategy and planned capital expenditures	•Review choice of incentive metrics to ensure that they support enterprise strategy •Establish performance goals aligned with annual operating plan and guidance
Following this process, in March of 2022, the CMDC established sales, operating income, and ROI goals for fiscal 2023 under our incentive plans. These goals were consistent with the fiscal 2023 guidance provided by Walmart at the beginning of fiscal 2023.
The CMDC establishes incentive goals with the intent that performance in line with our operating plans and expectations should result in payouts approximately at target. In order to achieve maximum payouts, our performance should exceed our operating plans and expectations to a significant degree. Threshold performance goals are set at a level that is attainable and below which a payout would not be justified. The CMDC’s independent compensation consultant annually evaluates the difficulty of our target performance goals and has consistently found that these goals are challenging. Additionally, over the past 10 years, under our annual incentive plan, our total company performance has exceeded target in six years and fallen short of target in four years. Under our long-term incentive plan, our total company performance has exceeded target in seven years and fallen short of target in three years. We believe this is generally aligned with our overall performance over this period and is further evidence of the effectiveness of this process in establishing performance goals that are appropriately challenging.
Why does the CMDC set goals each year under our long-term equity incentive program?
The CMDC has found that granting performance equity with a one-year performance period followed by an additional two-year vesting period is the most effective approach for our long-term equity incentive program for the following reasons:
As the largest global retailer, Walmart’s operating results are significantly impacted by macroeconomic factors that may change drastically and that are outside of management’s control. While we undertake a robust long-term planning process using sophisticated forecasting models, changing economic factors, the rapidly evolving retail industry, and our own ongoing omni-channel transformation make it difficult to forecast accurately over a three-year period. We believe this approach served us well during the COVID-19 pandemic and the recent period of economic uncertainty and volatility, and unlike some companies, we did not make any COVID-related adjustments to our incentive goals or incentive payouts.
We believe that performance goals cease to be an effective tool in motivating performance if the goals either become unrealistic or too easy to achieve due to macroeconomic factors beyond the control of our executives or due to changes in our strategy and related investments.

2023 Proxy Statement	63

Executive Compensation
Another advantage of this approach is that it is more easily understandable and results in performance goals that are better aligned with our strategic transformation; the CMDC believes this approach is more effective in motivating performance. Our incentive goals are aligned with our enterprise strategy, business plan, and expectations regarding financial performance. These expectations necessarily change from year-to-year based on macroeconomic conditions, strategic investments, and other factors.
For example, if we were to set three-year sales goals, this could result in a situation in which our leaders have three differing sales goals at any one time—one for each outstanding tranche of performance equity. We believe this approach could potentially be confusing and could undermine the effectiveness of our performance equity program as a tool for incentivizing performance.
We also chose this structure to balance focus on our long-term transformation with short-term performance. The CMDC believes that combining annual performance goals with a three-year vesting period effectively balances long-term focus with clear, understandable, and aligned performance goals. We believe this approach has contributed to our performance and to solid shareholder returns.

64	www.walmart.com

Executive Compensation

6	Fiscal 2023 Performance Goals and Performance

What were the fiscal 2023 financial goals under our annual and long-term incentive plans?
Our NEOs’ performance-based pay for fiscal 2023 was based on achieving objective, pre-established financial goals for the following weighted metrics:

Annual cash incentive	Long-term performance equity

*    For purposes of our incentive programs, total company and International sales, operating income, and ROI are calculated on a constant currency basis and exclude certain items, such as revenue from fuel sales. See pages 68-69 for more information.
How did we perform in comparison to those goals?
Fiscal 2023 annual cash incentive goals and results

Constant currency operating income (excluding certain items*) (in millions)

Payout Percentage
No Payout	Threshold (37.5%)	Target (100%)	Max (125%)

Total Company

Walmart U.S.

International

Sam’s Club

*    In order to make results comparable from year-to-year, we exclude the impact of currency exchange rate fluctuations and the effects of certain other items from our reported results of operations for incentive plan purposes. See pages 68-69 for more information.

2023 Proxy Statement	65

Executive Compensation

Constant currency sales (excluding certain items*) (in millions)

Payout Percentage
No Payout	Threshold (37.5%)	Target (100%)	Max (125%)

Total Company

Walmart U.S.

International

Sam’s Club

*    In order to make results comparable from year-to-year, we exclude fuel sales, the impact of currency exchange rate fluctuations, Sam’s Club tobacco sales, and the effects of certain other items from our reported results of operations for incentive plan purposes. See pages 68-69 for more information.
Fiscal 2023 long-term performance equity goals and results

Constant currency sales (excluding certain items*) (in millions)

Payout Percentage
No Payout	Threshold (50%)	Target (100%)	Max (150%)

Total Company

Walmart U.S.

International

Sam’s Club

*    In order to make results comparable from year-to-year, we exclude fuel sales, the impact of currency exchange rate fluctuations, Sam’s Club tobacco sales, and the effects of certain other items from our reported results of operations for incentive plan purposes. See pages 68-69 for more information.

66	www.walmart.com

Executive Compensation

Constant currency ROI (excluding certain items)*

Payout Percentage
No Payout	Threshold (50%)	Target (100%)	Max (150%)

Total Company

*    In order to make results comparable from year-to-year, we exclude certain items from our reported results of operations for incentive plan purposes. See pages 68-69 for more information.
How were these results used to determine fiscal 2023 award payouts?
Fiscal 2023 performance compared to each of the annual cash incentive goals shown above was then weighted according to each NEO’s performance measure weightings to determine payout percentages, as shown below:
Fiscal 2023 annual cash incentive payouts

	Total Company		Walmart U.S.		International		Sam's Club
Component	Weighting	Payout	Weighting	Payout	Weighting	Payout	Weighting	Payout
Total Company – OI	75.00%	73.19%	25.00%	73.19%	25.00%	73.19%	25.00%	73.19%
Total Company – Sales	25.00%	125.00%
Divisional – OI			50.00%	45.03%	50.00%	125.00%	50.00%	116.39%
Divisional – Sales			25.00%	125.00%	25.00%	125.00%	25.00%	125.00%
Payout (% of target)	86.14%		72.06%		112.05%		107.74%
See “Fiscal 2023 NEO Pay and Performance Summaries” for more details about each NEO’s fiscal 2023 annual cash incentive payout.

2023 Proxy Statement	67

Executive Compensation
Fiscal 2023 performance equity payouts
Our NEOs annually receive performance-based RSUs with a one-year performance period followed by a two-year vesting period (see illustrations below).

	Fiscal 2020 Grant
Segment	FY21 Performance	Time-based vesting through FY22 and FY23		Fiscal 2023 Payout
Walmart U.S.	150.00%	Vested on Jan. 31, 2023 based on continued employment		150.00%
Sam’s Club	150.00%			150.00%
International	150.00%			150.00%
Total Company	150.00%			150.00%

		Fiscal 2021 Grant
Segment		FY22 Performance	Time-based vesting through FY23 and FY24
Walmart U.S.		150.00%	Scheduled to vest on Jan. 31, 2024 based on continued employment
Sam’s Club		150.00%
International		150.00%
Total Company		150.00%

			Fiscal 2022 Grant
Segment			FY23 Performance	Time-based vesting through FY24 and FY25
Walmart U.S.			117.66%	Scheduled to vest on Jan. 31, 2025 based on continued employment
Sam’s Club			117.66%
International			117.66%
Total Company			117.66%
Why do the results used in our incentive plans differ from our reported results of operations for fiscal 2023?
The CMDC’s objective in administering our incentive plans is to ensure that incentive awards are calculated on a comparable basis from year-to-year, and to ensure that plan participants are incentivized and rewarded appropriately for performance within their control. The CMDC undertakes a rigorous oversight and certification process to determine the items to exclude from our reported results of operations for purposes of our incentive plans. This process is not outcome-driven and includes both positive and negative adjustments to reported results of operations. Even absent any adjustments, our fiscal 2023 sales performance exceeded maximum goals under our incentive plans.
For these reasons, the following types of items are excluded from our incentive goals and/or our incentive calculations:
•Items excluded by the terms of the incentive plans. Like many other companies, our shareholder-approved incentive plans specify that incentive payouts be calculated by excluding the impact of recent acquisitions, divestitures, restructurings, and items that similarly impact our operating results. For fiscal 2023, these items represented the majority of the difference between our reported operating income and our operating income as calculated for incentive plan purposes. The largest exclusions in this category were charges related to litigation settlements and charges related to the reorganization of PhonePe during fiscal 2023.
•Items excluded at the time incentive goals are established. When the CMDC sets incentive goals, it typically excludes the impact of certain items from the performance goals. For example, because as a matter of policy we generally do not hedge for currency exchange rate fluctuations, the CMDC sets incentive goals on a constant currency basis excluding the impact of currency exchange rate fluctuations. Similarly, sales goals exclude the impact of fuel sales because fuel prices are volatile and subject to significant fluctuation, which is out of our management’s control. Sales goals also exclude Sam’s Club tobacco sales. Currency and fuel represented the substantial majority of all sales adjustments for incentive plan purposes in fiscal 2023.
•Items excluded so that operating results are calculated on a comparative basis from year-to-year. Consistent with the terms of our incentive plans, the CMDC may exclude certain other items so that results can be calculated on a comparative basis from year-to-year. For fiscal 2023, these included the impact of hurricanes and a fire at a fulfillment center.

68	www.walmart.com

Executive Compensation
Impact of excluded items on fiscal 2023 performance for incentive plan purposes
As described above and shown below, by a significant margin, the largest items excluded from our fiscal 2023 reported results of operations consisted of (i) items automatically excluded by the terms of our plans, such as the impact of acquisitions, divestitures, restructurings, and severance; and (ii) items pre-determined to be excluded at the time incentive goals were set, such as the impact of currency exchange rate fluctuations on operating income and sales, and the impact of fuel sales and Sam’s Club tobacco sales on sales.
$ in millions

	Operating Income				Sales
Metric	Total Company* ($)	Walmart U.S. ($)	Sam’s Club ($)	International ($)	Total Company* ($)	Walmart U.S. ($)	Sam’s Club ($)	International ($)
As Reported	20,428	20,620	1,964	2,965	605,881	420,553	84,345	100,983
Plan and pre-determined items	4,690	377	249	712	(15,890)	(4,894)	(14,236)	3,241
Comparative items	435	314	16	106	482	7	53	422
Performance for Incentive Plan Purposes	25,553	21,311	2,229	3,783	590,473	415,666	70,162	104,646
*    Divisional numbers may not sum up to Total Company numbers due to rounding and corporate-level expenses.
2023 ROI Adjustments for Long-Term Performance Equity Purposes. When calculating ROI for long-term performance equity purposes, we used the adjusted operating income shown in the table above in the row titled “Performance for Incentive Plan Purposes." We then adjusted ROI downward to reflect a mark-to-market adjustment related to certain investments, and to exclude the impact of the sale of our remaining interest in the Brazil retail business. As a result of applying these adjustments, our ROI was 14.34% for purposes of our long-term performance share plan, compared to a reported ROI of 12.70%.

2023 Proxy Statement	69

Executive Compensation

7	Fiscal 2023 NEO Pay and Performance Summaries

How did our fiscal 2023 performance impact our NEOs’ compensation?
•M. Brett Biggs retired as CFO on June 5, 2022 and so he is not included in this section.

Doug McMillon President and CEO

Fiscal 2023 highlights
•We continued to serve our customers and members and delivered solid financial performance during a challenging and uncertain environment, adding $38 billion in sales globally to exceed $600 billion in sales for the first time in our history. Globally, eCommerce represented over 13% of our total sales.
•We accelerated our strategy as a people-led, tech-powered omnichannel retailer by continuing to scale newer and complementary businesses such as marketplace, fulfillment services, and advertising.
•We continued to invest in and create opportunities for our associates and announced wage investments that raised our average wage in the U.S. to over $17.50/hour.

Fiscal 2023 Target TDC $25.1 million
Fiscal 2023 incentive payouts
Annual cash incentive. As our CEO, Mr. McMillon’s annual cash incentive is based on the total company operating income and sales performance, as calculated for incentive plan purposes and as described above on pages 65-67.

14.3%
Annual Cash Incentive
6.0%
Base Salary
12.0%
Restricted Stock
82.0%
at risk
67.7%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2023 Incentive Payout
	Total Company OI		73.19%	86.14%	$3,032,667
	Total Company Sales		125.00%

Long-term incentive. Mr. McMillon’s long-term performance equity is based on the total company sales and ROI performance, as calculated for incentive plan purposes and as described above on page 68. The table below shows the fiscal 2023 performance (as a % of target) and the resulting number of Shares Mr. McMillon is scheduled to earn from his 2022 performance share grant with a performance period ending January 31, 2023 and a vesting period ending January 31, 2025.

	Performance Metric	Weighting	Fiscal 2023 Performance (% of Target)		Number of Shares Earned
	Total Company Sales		117.66%		138,050
	Total Company ROI

Key compensation decisions for fiscal 2023
The CMDC relies on the factors described on page 56 in establishing the target TDC of Mr. McMillon and our other NEOs. After considering those factors, including Mr. McMillon's continued strong performance and the fact that Mr. McMillon had not received a base salary or target TDC increase since fiscal 2016, the CMDC increased Mr. McMillon's base salary from $1,272,000 to $1,500,000, and increased his target equity award value from $16,390,000 to $20,000,000, with the increase in the form of performance equity. When compared to similar positions within our peer group companies, Mr. McMillon’s fiscal 2023 target TDC was slightly above the 75th percentile, which the CMDC believes is reasonable in light of Mr. McMillon's long tenure, strong performance, and the size and complexity of Walmart relative to its peer group.
Substantial stock ownership
Mr. McMillon is significantly invested in Walmart common stock, owning Shares valued at more than 100 times his annual base salary, well in excess of our stock ownership guidelines requirement of seven times his annual base salary. We believe that Mr. McMillon’s significant interest in Walmart stock serves to align his interests with those of our shareholders.

70	www.walmart.com

Executive Compensation

John David Rainey EVP and CFO

Fiscal 2023 highlights
•Assumed CFO role in June 2022.
•We maintained discipline through a period of economic uncertainty while actively managing our international portfolio and accelerating key strategic investments in people, supply chain, and technology.
•We generated $28.8 billion in operating cash flow, a $4.7 million increase over fiscal 2022.
•We returned $16 billion to shareholders in the form of dividends and share repurchases.

Fiscal 2023 Target TDC $11.5 million
Fiscal 2023 incentive payouts
Annual cash incentive. As our CFO, Mr. Rainey’s annual cash incentive is based on the total company operating income and sales performance, as calculated for incentive plan purposes and as described above on pages 65-67. Mr. Rainey's fiscal 2023 cash incentive payout was prorated based on his start date.

13.0%
Annual Cash Incentive
8.7%
Base Salary
13.0%
Restricted Stock
78.2%
at risk
65.2%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2023 Incentive Payout
	Total Company OI		73.19%	86.14%	$899,181
	Total Company Sales		125.00%

Long-term incentive. Mr. Rainey’s long-term performance equity is based on the total company sales and ROI performance, as calculated for incentive plan purposes and as described above on page 68. The table below shows the fiscal 2023 performance (as a % of target) and the resulting number of Shares Mr. Rainey is scheduled to earn from his performance share grant with a performance period ending January 31, 2023.

	Performance Metric	Weighting	Fiscal 2023 Performance (% of Target)		Number of Shares Earned
	Total Company Sales		117.66%		71,979
	Total Company ROI

Key compensation decisions for fiscal 2023
Fiscal 2023 was Mr. Rainey's first partial year in this role as he became CFO in June 2022. In addition to the TDC components described above, Mr. Rainey also received a sign-on restricted stock award valued at $15 million which was intended to partially replace equity forfeited when Mr. Rainey left his former employer. This sign-on award is scheduled to vest over a two-year period contingent on continued employment. Mr. Rainey also received a cash sign-on bonus of $5 million, subject to partial repayment if he voluntarily separates from Walmart or is terminated for a violation of Walmart policy within three years of his start date. The CMDC believes these special awards were appropriate based on Mr. Rainey's role, experience, and peer comparisons, and were necessary to recruit a CFO of Mr. Rainey's caliber. When compared to similar positions within our peer group companies, Mr. Rainey's fiscal 2023 target TDC is slightly below the 75th percentile.

2023 Proxy Statement	71

Executive Compensation

Suresh Kumar Global Chief Technology Officer and Chief Development Officer

Fiscal 2023 highlights
•Continued to develop our modernized technology stack, investing to upgrade both legacy enterprise systems and customer-facing technology.
•Improved technology in our supply chain and for our store associates, including consolidating eCommerce and store forecasting capabilities. Improved forecasting, replenishment, and merchandising automation and accuracy.
•Leveraged technology to facilitate alternate revenue streams such as advertising.

Fiscal 2023 Target TDC $14.1 million
Fiscal 2023 incentive payouts
Annual cash incentive. Mr. Kumar’s annual cash incentive is based on the total company operating income and sales performance, as calculated for incentive plan purposes and as described above on pages 65-67.

14.1%
Annual Cash Incentive
7.8%
Base Salary
14.2%
Restricted Stock
78.0%
at risk
63.9%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2023 Incentive Payout
	Total Company OI		73.19%	86.14%	$1,694,495
	Total Company Sales		125.00%

Long-term incentive. Mr. Kumar’s long-term performance equity is based on the total company sales and ROI performance, as calculated for incentive plan purposes and as described above on page 68. The table below shows the fiscal 2023 performance (as a % of target) and the resulting number of Shares Mr. Kumar is scheduled to earn from his 2022 performance share grant with a performance period ending January 31, 2023 and a vesting period ending January 31, 2025.

	Performance Metric	Weighting	Fiscal 2023 Performance (% of Target)		Number of Shares Earned
	Total Company Sales		117.66%		73,086
	Total Company ROI

Key compensation decisions for fiscal 2023
The CMDC relies on the factors described on page 56 in establishing the target TDC of our NEOs. After considering those factors, including Mr. Kumar's continued strong performance, for fiscal 2023, the CMDC increased Mr. Kumar’s salary from $1.05 million to $1.1 million and increased his target equity award value from $8.7 million to $11 million, with the increase in the form of performance equity. Additionally, per the terms of his initial offer of employment, Mr. Kumar also received a special performance-based restricted stock unit award valued at $2 million, based on achievement of qualitative goals for fiscal 2023 related to strategic customer-facing initiatives, improved supply chain and store associate technology, acceleration of alternative revenue streams, and modernizing of our tech stack. The CMDC believes this special award, which vested at the end of fiscal 2023, was appropriate based on Mr. Kumar’s role, experience, and peer comparisons, and necessary to recruit a Global Chief Technology Officer of Mr. Kumar’s caliber. Based on its consideration of the achievements outlined above under “Fiscal 2023 Highlights,” the CMDC determined that the qualitative goals applicable to Mr. Kumar’s fiscal 2023 special performance-based restricted stock unit award were satisfied. When compared to comparable positions among our peer group companies, Mr. Kumar's fiscal 2023 target TDC was above the 75th percentile.

72	www.walmart.com

Executive Compensation

John Furner EVP, President and CEO, Walmart U.S.

Fiscal 2023 highlights
•Walmart U.S. delivered another strong year, with comparable store sales increasing 6.6% and 13.0% over a two-year period.
•Guided the business successfully through an unpredictable and volatile environment, including managing supply chain disruptions, excess inventory, and a shift in merchandise mix toward food and consumables.
•Continued to grow marketplace, advertising, and fulfillment services in the U.S.

Fiscal 2023 Target TDC $14.5 million
Fiscal 2023 incentive payouts
Annual cash incentive. Mr. Furner’s annual cash incentive is based on a combination of total company and segment performance, as calculated for incentive plan purposes and as described above on pages 65-67.

15.5%
Annual Cash Incentive
8.6%
Base Salary
13.8%
Restricted Stock
77.6%
at risk
62.1%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2023 Incentive Payout
	Total Company OI		73.19%	72.06%	$1,594,915
	Walmart U.S. OI		45.03%
	Walmart U.S. Sales		125.00%

Long-term incentive. Mr. Furner’s long-term performance equity for fiscal 2023 was based on Walmart U.S. sales and total company ROI performance, as calculated for incentive plan purposes and as described above on page 68. The table below shows the fiscal 2023 performance (as a % of target) and the resulting number of Shares Mr. Furner is scheduled to earn from his 2022 performance share grant with a performance period ending January 31, 2023 and a vesting period ending January 31, 2025.

	Performance Metric	Weighting	Fiscal 2023 Performance (% of Target)		Number of Shares Earned
	Walmart U.S. Sales		117.66%		73,086
	Total Company ROI

Key compensation decisions for fiscal 2023
The CMDC relies on the factors described on page 56 in establishing the target TDC of our NEOs. After considering those factors, including Mr. Furner's continued strong performance, for fiscal 2023, the CMDC increased Mr. Furner’s salary from $1.11 million to $1.25 million, and increased his target equity award value from $8 million to $11 million, with the increase primarily in the form of performance equity. CMDC believes that Mr. Furner, as the head of our largest operating segment, has responsibilities comparable to many CEO positions within our peer group companies, and it is likely that he would be recruited for a CEO position in the retail industry or elsewhere. When compared to COO or divisional president positions within our peer group, Mr. Furner’s fiscal 2023 target TDC is between the 50th and 75th percentiles. When compared to CEO positions within our peer group, Mr. Furner's fiscal 2023 target TDC is below the median.

2023 Proxy Statement	73

Executive Compensation

Judith McKenna EVP, President and CEO, Walmart International

Fiscal 2023 highlights
•Drove strong performance, with increases in Walmart International net sales and operating income when excluding the impact of currency exchange rates and divestitures. Operated with discipline as we continue to optimize our portfolio.
•Continued strength in key markets including Mexico, China, and India.
•Successfully completed the separation of Flipkart and PhonePe in India.

Fiscal 2023 Target TDC $13.2 million
Fiscal 2023 incentive payouts
Annual cash incentive. Ms. McKenna’s annual cash incentive is based on a combination of total company and International performance, as calculated for incentive plan purposes and as described above on pages 65-67.

15.7%
Annual Cash Incentive
8.7%
Base Salary
13.0%
Restricted Stock
78.3%
at risk
62.6%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2023 Incentive Payout
	Total Company OI		73.19%	112.05%	$2,307,449
	International OI		125.00%
	International Sales		125.00%

Long-term incentive. Ms. McKenna’s long-term performance equity is based on International sales and total company ROI performance, as calculated for incentive plan purposes and as described above on page 68. The table below shows the fiscal 2023 performance (as a % of target) and the resulting number of Shares Ms. McKenna is scheduled to earn from her 2022 performance share grant with a performance period ending January 31, 2023 and a vesting period ending January 31, 2025.

	Performance Metric	Weighting	Fiscal 2023 Performance (% of Target)		Number of Shares Earned
	International Sales		117.66%		67,198
	Total Company ROI

Key compensation decisions for fiscal 2023
The CMDC relies on the factors described on page 56 in establishing the target TDC of our NEOs. After considering these factors, and in light of Ms. McKenna's continued strong performance, for fiscal 2023, the CMDC increased Ms. McKenna’s salary from $1.11 million to $1.15 million and increased the target value of her equity award from $7.5 million to $10 million, with the increase in the form of performance equity. The CMDC believes that Ms. McKenna, as the head of our International operations, has responsibilities comparable to many CEO positions within our peer group companies, and it is likely that she would be recruited for a CEO position in the retail industry or elsewhere. When compared to COO or divisional president positions within our peer group, Ms. McKenna’s fiscal 2023 target TDC is between the 50th and 75th percentiles; however, when compared to CEO positions within our peer group companies, Ms. McKenna’s fiscal 2023 target TDC is below the median.

74	www.walmart.com

Executive Compensation

Kathryn McLay EVP, President and CEO, Sam’s Club

Fiscal 2023 highlights
•Sam’s Club continued its strong momentum, with double-digit comparable club sales growth for a third straight year.
•Increased membership income by 8.6%, with solid membership trends and record number of total members.
•Announced a multi-year investment in new club expansion and supply chain optimization.

Fiscal 2023 Target TDC $11.8 million
Fiscal 2023 incentive payouts
Annual cash incentive. Ms. McLay’s annual cash incentive is based on a combination of total company and segment performance, as calculated for incentive plan purposes and as described above on pages 65-67.

15.3%
Annual Cash Incentive
8.5%
Base Salary
12.7%
Restricted Stock
78.9%
at risk
63.6%
Performance Equity

	Performance Metric	Weighting	Performance (% of Target)	Payout (% of Target)	Fiscal 2023 Incentive Payout
	Total Company OI		73.19%	107.74%	$1,882,901
	Sam's Club OI		116.39%
	Sam's Club Sales		125.00%

Long-term incentive. Ms. McLay’s long-term performance equity for fiscal 2023 was based on Sam’s Club sales and total company ROI performance, as calculated for incentive plan purposes and as described above on page 68. The table below shows the fiscal 2023 performance (as a % of target) and the resulting number of Shares Ms. McLay is scheduled to earn from her 2022 performance share grant with a performance period ending January 31, 2023 and a vesting period ending January 31, 2025.

	Performance Metric	Weighting	Fiscal 2023 Performance (% of Target)		Number of Shares Earned
	Sam's Club Sales		117.66%		60,904
	Total Company ROI

Key compensation decisions for fiscal 2023
The CMDC relies on the factors described on page 56 in establishing the target TDC of our NEOs. After considering these factors, and in light of Ms. McLay's continued strong performance, for fiscal 2023, the CMDC increased Ms. McLay's salary from $799,500 to $1 million and increased the target value of her equity award from $6.6 million to $9 million, with the increase in the form of performance equity. The CMDC believes that Ms. McLay, as head of our Sam's Club division, has responsibilities comparable to many CEO positions within our peer group companies, and it is likely that she would be recruited for a CEO position in the retail industry or elsewhere. When compared to COO or divisional president positions within our peer group, Ms. McLay's fiscal 2023 target TDC is slightly above the median. When compared to CEO positions within our peer group, Ms. McLay's fiscal 2023 target TDC is below the median.

2023 Proxy Statement	75

Executive Compensation

8	Other Compensation Programs and Policies

What other benefits do our NEOs receive?
Our NEOs receive a limited number of other benefits. We cover the cost of annual physical examinations for our NEOs and provide each NEO with limited personal use of our aircraft. We do not provide tax gross-ups related to the use of our aircraft. Our NEOs also receive company-paid life and accidental death and dismemberment insurance. Additionally, our NEOs are entitled to benefits available to our officers, such as participation in the Deferred Compensation Matching Plan, and benefits available to associates generally, including a Walmart discount card, a limited 15% match on purchases of Shares through our Associate Stock Purchase Plan, participation in our 401(k) Plan, medical benefits, and foreign business travel insurance. We provide these perquisites and supplemental benefits to attract talented executives to our company and to retain our current executives, and we believe their limited cost is outweighed by the benefits to our company.
What types of retirement and other benefits are our NEOs eligible to receive?
Our NEOs are eligible for the same retirement benefits as our officers generally, such as participation in our Deferred Compensation Matching Plan. They may also take advantage of other benefits available more broadly to our associates, such as our 401(k) Plan.
What are our practices for granting equity awards?
Timing of Equity Awards. The CMDC meets each January to approve and grant annual equity awards to our Executive Officers, including our NEOs, for the upcoming fiscal year. Because of the timing of these meetings, these equity grants are reported in the executive compensation tables appearing in this proxy statement as granted during the most recently completed fiscal year. The CMDC meets again in February or March to establish the performance goals applicable to the performance equity and any other performance-based equity granted at the January meeting.
Any special equity grants to Executive Officers during the year are approved by the CMDC at a meeting or by unanimous written consent.
Option Exercise Prices. We have not granted stock options to our Executive Officers since 2007, and stock options are not currently a part of our executive compensation program. If we grant stock options in the future, the exercise price will be equal to the fair market value of our common stock on the date of grant.
Does the CMDC take tax consequences into account when setting executive compensation?
Section 162(m) of the Internal Revenue Code generally places a $1 million annual deduction limit on compensation paid by public companies to certain executive officers. While the CMDC considers the deductibility of awards as one factor in determining executive compensation, it is not the sole or primary factor considered. The CMDC also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by Walmart for tax purposes.

76	www.walmart.com

Executive Compensation
Do we have employment agreements with our NEOs?
We do not have employment agreements with any of our NEOs. Our NEOs are employed on an at-will basis.
Do we have severance agreements with our NEOs?
While we limit the use of noncompete agreements to senior executives in key strategic roles, we have entered into a noncompete agreement with each NEO. As described in more detail under “Potential Payments Upon Termination or Change in Control” beginning on page 88, these agreements provide that, if we terminate the NEO’s employment for any reason other than his or her violation of company policy, we will generally make limited severance payments to the NEO.
Under these agreements, each NEO has agreed that for a period of time following his or her termination of employment, he or she will not participate in a business that competes with us and will not solicit our senior associates for employment. For purposes of these agreements, a competing business generally means any retail, eCommerce, wholesale, or merchandising business that sells products of the type sold by Walmart with annual revenues in excess of certain thresholds. We do not have any contracts or other arrangements with our NEOs that provide for payments or other benefits upon a change in control of our company.
As previously disclosed in a Form 8-K filed with the SEC, on November 29, 2021, we entered into a retirement agreement with Mr. Biggs, which superseded and replaced his pre-existing noncompete agreement. Mr. Biggs will not receive any payments or other benefits under the noncompete agreement. Pursuant to his retirement agreement, Mr. Biggs is prohibited from competing with Walmart or soliciting Walmart's senior associates for a period of time following his retirement. Mr. Biggs also agreed to continue employment in a transitional role following the appointment of a successor CFO until his retirement from Walmart at the end of fiscal 2023. In consideration for these commitments, Mr. Biggs will receive $2 million to be paid over a two-year period following his retirement, and the vesting of certain restricted Shares held by Mr. Biggs was accelerated to Mr. Biggs' retirement date. Pursuant to this agreement, Mr. Biggs continued serving as an Executive Vice President in a transitional role from June 6, 2022 through the end of fiscal 2023. In this transitional role, Mr. Biggs continued to receive his annualized base salary but was not eligible to earn any additional annual cash incentive and did not receive any additional equity awards.
Does our compensation program contain any provisions addressing the recovery or non-payment of compensation in the event of misconduct?
Yes. Our MIP and our Stock Incentive Plan both provide that we will recoup awards to the extent required by Walmart policies. Furthermore, our MIP provides that, in order to be eligible to receive an incentive payment, the participant must have complied with our policies, including our Code of Conduct, at all times. It further provides that if the CMDC determines, within 12 months following the payment of an incentive award, that prior to the payment of the award, a participant has violated any of our policies or otherwise committed acts detrimental to the best interests of our company, the participant must repay the incentive award upon demand. Similarly, our Stock Incentive Plan provides that if the CMDC determines that an associate has committed any act detrimental to the best interests of our company, he or she will forfeit all unexercised options and unvested equity awards. In addition, both the MIP and the Stock Incentive Plan provide that all awards under these plans, whether or not previously paid or deferred, will be subject to the company’s policies and applicable law regarding clawbacks in effect from time to time. Walmart intends to update its clawback policies to comply with the SEC's and NYSE's new requirements regarding recovery of executive compensation prior to the effective date of those rules.
Furthermore, we will publicly disclose the circumstances of any recoupment from any executive officer to the extent required by law or regulation. We will also publicly disclose such recoupment when the underlying event has already been publicly disclosed, and the disclosure would not violate applicable law, violate legal privilege, breach contractual obligations or be likely to result in or exacerbate litigation, investigation, or proceedings against Walmart.

2023 Proxy Statement	77

Executive Compensation
Are our NEOs subject to any minimum requirements regarding ownership of our stock?
Yes. Our senior officers have been subject to stock ownership guidelines since 2003. Our CEO and senior officers are subject to the following requirements:
•Our CEO must maintain beneficial ownership of unrestricted Shares having a market value equal to seven times his current annual base salary; and
•Our other NEOs and certain other senior officers must maintain beneficial ownership of unrestricted Shares having a market value equal to five times his or her current annual base salary.
The CEO and other senior officers must satisfy these stock ownership guidelines no later than the fifth anniversary of his or her appointment to a position covered by the stock ownership guidelines. If any covered officer is not in compliance with these stock ownership guidelines, he or she may not sell or otherwise dispose of more than 50 percent of any Shares that vest pursuant to any equity award until such time as he or she is in compliance with the guidelines and such sale would not cause the covered officer to cease to be in compliance with the guidelines. Further, as noted below, any pledged Shares would not be counted when determining whether the officer is in compliance with the guidelines. Each of our NEOs is in compliance with his or her stock ownership guidelines.
Are there any restrictions on an NEO’s ability to engage in transactions involving Walmart stock?
Yes. Our Insider Trading Policy contains the following restrictions:
•Our directors and Executive Officers may trade in our stock only during open window periods, and then only after they have pre-cleared such transactions with our Office of the Corporate Secretary.
•Our directors and Executive Officers may not enter into trading plans pursuant to SEC Rule 10b5-1 without having such plans pre-approved by our Corporate Secretary.
•Our directors, Executive Officers, and associates may not, at any time, engage in hedging transactions (such as swaps, puts and calls, collars, and similar financial instruments) that would eliminate or limit the risks and rewards of Walmart stock ownership.
•Our directors and Executive Officers may not at any time engage in any short selling, buy or sell options, puts or calls, whether exchange-traded or otherwise, or engage in any other transaction in derivative securities that reflects speculation about the price of our stock or that may place their financial interests against the financial interests of our company.
•Our directors and Executive Officers are prohibited from using Walmart stock as collateral for any margin loan.
•Before using Walmart stock as collateral for any other borrowing, our directors and Executive Officers must satisfy the following requirements:
•The pledging arrangement must be pre-approved by Walmart’s Corporate Secretary; and
•Any Walmart Shares pledged will not be counted when determining whether the director or Executive Officer is in compliance with our stock ownership guidelines.
Currently, none of our directors or Executive Officers has any pledging arrangements in place involving Walmart stock.
Compensation Committee Report
The CMDC has reviewed and discussed with our company’s management the CD&A included in this proxy statement and, based on that review and discussion, the CMDC recommended to the Board that the CD&A be included in this proxy statement.
The CMDC submits this report:
Carla A. Harris Chair
Marissa A. Mayer
Randall L. Stephenson

78	www.walmart.com

Executive Compensation
Risk Considerations in our Compensation Program
The CMDC, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our associates generally, including any risks that may arise from our compensation program. We do not believe that our compensation policies and practices for our associates give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:
•Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.
•Our performance-based compensation is balanced between an annual incentive and a long-term incentive program. We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.
•Our incentive compensation programs reward performance based on a mix of operating income-based metrics, sales-based metrics, and return on investment. We believe that this mix of performance metrics mitigates any incentive to seek to maximize performance under one metric to the detriment of performance under other metrics. For example, our long-term performance share plan is based equally on sales and ROI performance. We believe that this structure mitigates any incentive to pursue strategies that would increase our sales to the detriment of ROI performance. The CMDC regularly reviews the mix and weightings of the performance metrics used in our incentive compensation programs and has concluded that they are aligned with our strategy and provide appropriate incentives to encourage sustainable shareholder value creation.
•Maximum payouts under both our annual cash incentive plan and our performance equity program are capped at 125% and 150% of target payouts, respectively. We believe that these limits mitigate excessive risk-taking, since the maximum amount that can be earned in a single cycle is limited.
•A significant percentage of our management’s incentive compensation is based on the performance of our total company. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single operating segment or area of responsibility to the detriment of our company as a whole.
•Our senior executives are subject to robust stock ownership guidelines, which we believe motivate our executives to consider the long-term interests of our company and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.
•Our performance-based incentive compensation programs are designed with payout curves that are relatively smooth and do not contain steep payout “cliffs” that might encourage short-term business decisions in order to meet a payout threshold.
•Our Executive Officers’ cash incentive payments are subject to reduction or elimination for behavior inconsistent with our Code of Conduct.
Finally, our cash incentive plan and our Stock Incentive Plan both contain robust clawback provisions under which awards may be recouped or forfeited if an associate has not complied with our policies, including our Code of Conduct, or has committed acts detrimental to the best interests of our company.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the CMDC at any time during fiscal 2023 were officers or associates of Walmart or were former officers or associates of Walmart. Further, none of the members who served on the CMDC at any time during fiscal 2023 had any relationship with our company requiring disclosure under the section of this proxy statement entitled “Fiscal 2023 Review of Related Person Transactions.” Finally, no Executive Officer serves, or in the past fiscal year has served, as a director of, or as a member of the compensation committee (or other board committee performing equivalent functions) of, any entity that has one or more of its executive officers serving as a director of Walmart or as a member of the CMDC.

2023 Proxy Statement	79

EXECUTIVE COMPENSATION TABLES
Summary Compensation

Name and Principal Position (a)	Fiscal Year ended Jan. 31 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($)
C. Douglas McMillon President and CEO	2023	1,471,569	—	19,411,326	3,032,667	1,191,571	199,581	25,306,714
	2022	1,276,892	—	19,195,007	3,816,000	1,028,364	354,410	25,670,673
	2021	1,272,000	—	15,827,794	3,816,000	1,375,580	282,984	22,574,358
John David Rainey Chief Financial Officer*	2023	700,000	5,000,000	32,651,678	899,181	—	474,742	39,725,601
M. Brett Biggs Chief Financial Officer*	2023	1,003,846	—	—	446,050	280,769	299,323	2,029,988
	2022	994,345	—	—	1,857,868	239,164	387,249	3,478,626
	2021	934,721	—	5,795,779	1,752,637	333,199	306,767	9,123,103
Suresh Kumar Global Chief Technology and Development Officer	2023	1,096,825	—	13,130,922	1,694,495	10,897	185,570	16,118,709
	2022	1,050,724	—	13,024,864	2,355,377	2,491	272,903	16,706,359
	2021	1,021,154	—	8,399,795	2,297,643	—	18,389	11,736,981
John Furner President and CEO, Walmart U.S.	2023	1,223,704	—	10,692,394	1,594,915	245,766	358,884	14,115,663
	2022	1,088,776	—	10,573,933	2,442,285	175,020	415,361	14,695,375
	2021	944,567	—	7,724,121	2,125,320	191,454	346,420	11,331,882
Judith McKenna President and CEO, Walmart International	2023	1,148,313	—	9,716,056	2,307,449	347,682	354,342	13,873,842
	2022	1,111,008	—	9,608,229	2,490,385	258,949	431,862	13,900,433
	2021	1,088,769	—	7,241,218	2,449,781	979,174	253,977	12,012,919
Kathryn McLay President and CEO, Sam’s Club	2023	973,771	—	8,742,164	1,882,901	11,408	335,639	11,945,883
	2022	799,575	—	8,644,893	1,792,384	6,911	286,458	11,530,221
	2021	780,000	—	10,225,189	1,755,000	3,415	194,067	12,957,671
*    Mr. Rainey was appointed as CFO effective June 6, 2022. Mr. Biggs served as Walmart's CFO through June 5, 2022.
Explanation of information in the columns of the table:
Salary (column (c))
Represents salaries earned during the fiscal years shown. Mr. Furner and Mr. Kumar elected to defer $52,000 and $156,000 of their fiscal 2023 base salaries, respectively, under the Deferred Compensation Matching Plan.
Bonus (column (d))
The amount in this column for Mr. Rainey for fiscal 2023 represents a sign-on bonus paid at the time of his initial hire.
Stock awards (column (e))
In accordance with SEC rules, the amounts included in this column are the grant date fair value for awards granted in the fiscal years shown, computed in accordance with the stock-based compensation accounting rules that are a part of GAAP (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718), but excluding the effect of any estimated forfeitures of such awards. The values in this column reflect the full grant date fair value of all equity awards granted during the year, although the awards are subject to vesting periods based on continued employment.

80	www.walmart.com

Executive Compensation Tables
The number of performance-based restricted stock units that vest, if any, depends on whether we achieve certain levels of performance with respect to certain performance measures. The grant date fair values of the performance-based restricted stock units included in this column are based on payouts at target, which we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards. The table below shows the grant date fair value of the performance-based restricted stock units granted to each NEO during fiscal 2023, assuming that: (i) our performance with respect to those performance measures will be at target levels (i.e., probable performance); and (ii) our performance with respect to those performance measures will be at levels that would result in a maximum payout. The grant date fair value of each performance-based restricted stock unit was determined based on the closing price of a Share on the NYSE on the grant date discounted for the expected dividend yield for such Shares during the vesting period:

Name	Fiscal Year of Grant	Grant Date Fair Value (Probable Performance) ($)	Grant Date Fair Value (Maximum Performance) ($)
C. Douglas McMillon	2023	16,381,855	24,572,851
John David Rainey	2023	14,636,873	21,955,440
Suresh Kumar	2023	11,111,275	15,447,717
John Furner	2023	8,672,747	13,009,189
Judith McKenna	2023	7,974,078	11,961,117
Kathryn McLay	2023	7,227,357	10,841,105
Option awards (column (f))
We have omitted this column because we did not grant any option awards to NEOs during any of the fiscal years covered by this table, and stock options are not currently part of our executive compensation program.
Non-equity incentive plan compensation (column (g))
These amounts represent annual cash incentive payments earned by our NEOs for performance during fiscal 2023, fiscal 2022, and fiscal 2021, respectively, but paid to our NEOs during the following fiscal year. Certain of our NEOs elected to defer a portion of their annual cash incentive payment for fiscal 2023, as follows:

Name	Amount of Fiscal 2023 Annual Cash Incentive Deferred ($)
M. Brett Biggs	111,513
John Furner	1,375,322
Judith McKenna	2,254,864
Kathryn McLay	125,000
Change in pension value and nonqualified deferred compensation earnings (column (h))
The amounts shown in this column represent above-market interest credited on deferred compensation under our company’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K.
All other compensation (column (i))
“All other compensation” for fiscal 2023 includes the following amounts:

Name	401(k) Plan Matching Contributions ($)	Personal Use of Company Aircraft ($)	Company Contributions to Deferred Compensation Plans ($)
C. Douglas McMillon	18,300	175,197	—
John David Rainey	—	424,200	—
M. Brett Biggs	18,300	209,396	68,463
Suresh Kumar	18,300	23,801	139,554
John Furner	18,300	167,452	147,976
Judith McKenna	—	131,411	188,771
Kathryn McLay	—	190,153	125,000

2023 Proxy Statement	81

Executive Compensation Tables
The value shown for personal use of Walmart aircraft is the incremental cost to our company of such use, which is calculated based on the variable operating costs to our company per hour of operation, which includes fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent, are not included.
“All other compensation” for fiscal 2023 also includes $40,125 in relocation expenses related to Mr. Rainey's initial hire, as well as $15,000 in tax preparation services for Ms. McKenna and amounts less than $10,000 in tax preparation services for Mr. Furner and Ms. McLay, in each case related to his or her prior international employment. For fiscal 2023, this column also includes tax gross-ups for Mr. Furner and Ms. McKenna in the amount of $13,122 and $14,875, respectively, related to their prior expatriate assignments. The amounts in this column for fiscal 2023 also includes tax gross-ups for certain of our other NEOs in amounts less than $10,000, as well as the cost of term life insurance premiums for each of our NEOs and the cost of physical examinations for certain NEOs. The values of these personal benefits are based on the incremental aggregate cost to our company and are not individually quantified because none of them individually exceed the threshold set forth in Instruction 4 to Item 402(c)(2)(ix) of Regulation S-K.
Fiscal 2023 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name	Grant Date	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
C. Douglas McMillon		1,350,000	3,600,000	4,500,000
	1/31/23				59,662	119,323	178,985		16,381,855
	1/31/23							21,057	3,029,471
John David Rainey		562,500	1,500,000	1,875,000
	5/23/22				30,588	61,175	91,763		7,409,516
	5/23/22							134,584	16,499,998
	1/31/23				26,322	52,643	78,965		7,227,357
	1/31/23							10,529	1,514,807
Suresh Kumar		742,500	1,980,000	2,475,000
	1/31/23				31,586	63,171	94,757		8,672,747
	3/7/22					17,718	17,718		2,438,528
	1/31/23							14,038	2,019,647
John Furner		843,750	2,250,000	2,812,500
	1/31/23				31,586	63,171	94,757		8,672,747
	1/31/23							14,038	2,019,647
Judith McKenna		776,250	2,070,000	2,587,500
	1/31/23				29,041	58,082	87,123		7,974,078
	1/31/23							12,108	1,741,978
Kathryn McLay		675,000	1,800,000	2,250,000
	1/31/23				26,322	52,643	78,965		7,227,357
	1/31/23							10,529	1,514,807
In light of his pending retirement, M. Brett Biggs was not eligible for a fiscal 2024 cash incentive payment and did not receive any equity awards during fiscal 2023; therefore, he is not included on this table.
Explanation of information in the columns of the table:
Estimated future payments under non-equity incentive plan awards (columns (c), (d) and (e))
The amounts in these columns represent the threshold, target, and maximum amounts of potential annual cash incentive payments that may be earned by our NEOs under the Management Incentive Plan for performance during fiscal 2024. The performance measures and weightings applicable to these awards for each of our NEOs are as follows:

82	www.walmart.com

Executive Compensation Tables

Name	Weighting
C. Douglas McMillon	50% Total Company Operating Income	50% Total Company Sales
John David Rainey	50% Total Company Operating Income	50% Total Company Sales
Suresh Kumar	50% Total Company Operating Income	50% Total Company Sales
John Furner	25% Total Company Operating Income	50% Walmart U.S. Sales
25% Walmart U.S. Operating Income
Judith McKenna	25% Total Company Operating Income	50% International Sales
25% International Operating Income
Kathryn McLay	25% Total Company Operating Income	50% Sam’s Club Sales
25% Sam’s Club Operating Income
Estimated future payouts under equity incentive plan awards (columns (f), (g), and (h))
The amounts in these columns represent the threshold, target, and maximum number of Shares that may vest with respect to performance-based restricted stock units granted during fiscal 2023. Holders of performance-based restricted stock units do not earn dividends or enjoy other rights of shareholders until such performance-based restricted stock units have vested. All performance-based restricted stock units granted to our NEOs in fiscal 2023 are scheduled to vest on January 31, 2026, with the number of units vesting determined based on performance during fiscal 2024, with the exception of (a) 17,718 performance-based restricted stock units granted to Mr. Kumar, which vested on January 31, 2023, and (b) 61,175 performance-based restricted stock units granted to Mr. Rainey on May 23, 2022 in connection with his initial hire, which are scheduled to vest on January 31, 2025.
The CD&A provides additional information regarding our performance equity program and the related performance measures. For all other performance-based restricted stock unit grants made in fiscal 2023, the applicable performance measures for fiscal 2024 are: (i) return on investment and (ii) sales growth of our company or one of its operating segments, depending on each NEO’s primary area of responsibility. Each NEO’s performance measure weighting for fiscal 2024 is as follows:

Name	Weighting
C. Douglas McMillon	50% Total Company Return on Investment	50% Total Company Sales
John David Rainey	50% Total Company Return on Investment	50% Total Company Sales
Suresh Kumar	50% Total Company Return on Investment	50% Total Company Sales
John Furner	50% Total Company Return on Investment	50% Walmart U.S. Sales
Judith McKenna	50% Total Company Return on Investment	50% International Sales
Kathryn McLay	50% Total Company Return on Investment	50% Sam’s Club Sales
All other stock awards: number of shares of stock or units (column (i))
The amounts in this column represent Shares of restricted stock granted during fiscal 2023. Restricted stock vests based on the continued service of the NEO as an associate through the various vesting dates, generally over a three-year period.
All other option awards: number of securities underlying options and exercise or base price of option awards (columns (j) and (k))
These columns are omitted because options are not currently part of our executive compensation program and Walmart did not grant options to NEOs during fiscal 2023.
Grant date fair value of stock and option awards (column (l))
Fair values of equity awards are computed in accordance with the stock-based compensation accounting rules, and exclude the effect of any estimated forfeitures. The grant date fair values of restricted stock are calculated based on the closing stock price of a Share on the NYSE as of the grant date, and performance-based restricted stock units are based on the probable outcome of those awards on the date of grant. The fair values of performance-based restricted stock units and restricted stock units are discounted for the expected dividend yield during the vesting period. The grant date fair value of restricted stock awards granted on January 31, 2023 was $143.87 per share, which was the closing price of a Share on the NYSE on that date. Performance-based restricted stock units granted on January 31, 2023 with a vesting period ending January 31, 2026 were valued using a discounted per-share value of $137.29. The grant date fair value of restricted stock granted on May 23, 2022 was $122.60 per share, which was the closing price of a Share on the NYSE on that date. Performance-based restricted stock units granted on May 23,2022, were valued using a discounted per-share value of $121.12.

2023 Proxy Statement	83

Executive Compensation Tables
Outstanding Equity Awards at Fiscal 2023 Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
C. Douglas McMillon	327,476	47,113,972	178,985	25,750,572
John David Rainey	213,014	30,646,324	78,965	11,360,695
M. Brett Biggs	49,670	7,146,023	—	—
Suresh Kumar	178,507	25,681,802	94,757	13,632,690
John Furner	171,893	24,730,246	94,757	13,632,690
Judith McKenna	158,086	22,743,833	87,123	12,534,386
Kathryn McLay	140,737	20,247,832	78,965	11,360,695
Explanation of information in the columns of the table:
Option awards (columns (b) through (f))
We have omitted these columns because none of our NEOs held any options to purchase Shares or other Walmart securities as of the end of fiscal 2023.
Number of shares or units of stock that have not vested (column (g))
The amounts in this column represent Shares of restricted stock with service-based vesting requirements, including performance-based restricted stock units for which the performance conditions have been satisfied, scheduled to vest in amounts and on the dates shown in the following table:

Vesting Date	C. Douglas McMillon	John David Rainey	M. Brett Biggs	Suresh Kumar	John Furner	Judith McKenna	Kathryn McLay
May 23, 2023	—	61,174	—	—	—	—	—
January 2, 2024	40,126	7,587	3,021	22,920	21,829	19,769	17,190
January 31, 2024	128,360	—	46,649	68,540	63,017	59,078	52,172
May 21, 2024	—	61,175	—	—	—	—	—
January 14, 2025	13,921	7,589	—	9,281	9,281	8,005	6,961
January 31, 2025	138,050	71,979	—	73,086	73,086	67,198	60,904
January 13, 2026	7,019	3,510	—	4,680	4,680	4,036	3,510
Pursuant to the terms of his retirement agreement, 6,800 Shares held by Mr. Biggs that were originally scheduled to vest on January 2, 2024 vested on January 31, 2023. Also pursuant to his retirement agreement, Mr. Biggs forfeited all other Shares with a vesting date after January 31, 2023.
Market value of shares or units of stock that have not vested (column (h))
This column shows the market value of the Shares of restricted stock and restricted stock units in column (g), based on the closing price of a Share on the NYSE on the last trading day of fiscal 2023 ($143.87 on January 31, 2023).
Equity incentive plan awards: number of unearned shares, units, or other rights that have not vested (column (i))
The amounts in this column represent performance-based restricted stock units held by our NEOs, the vesting of which is subject to our company meeting certain performance goals as described in the CD&A and in the notes to the Summary Compensation and Fiscal 2023 Grants of Plan-Based Awards tables. The amounts in this column assume that performance-based restricted stock units will vest at maximum levels. All awards in this column are subject to performance conditions for fiscal 2024. All awards in this column are also subject to service-based vesting requirements through January 31, 2026.
Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (column (j))
This column shows the market value of the performance share units in column (i), assuming payouts at maximum levels and based on the closing price of a Share on the NYSE on the last trading day of fiscal 2023 ($143.87 on January 31, 2023).

84	www.walmart.com

Executive Compensation Tables
Fiscal 2023 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
C. Douglas McMillon	202,480	28,884,167
John David Rainey	4,078	578,220
M. Brett Biggs	78,254	11,162,827
Suresh Kumar	126,305	17,935,035
John Furner	88,308	12,594,680
Judith McKenna	82,929	11,827,573
Kathryn McLay	84,945	12,119,146
Explanation of information in the columns of the table:
Option awards (columns (b) and (c))
We have omitted these columns because none of our NEOs exercised any options to purchase Walmart securities during fiscal 2023.
Number of shares acquired on vesting (column (d))
Our NEOs did not elect to defer any Shares vested during fiscal 2023.
Value realized on vesting (column (e))
The values in this column equal the number of Shares vested multiplied by the fair market value of a Share, as defined in the Stock Incentive Plan, on the various vesting dates.
Fiscal 2023 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Balance at Last FYE ($) (f)
C. Douglas McMillon	—	—	4,133,771	169,008,390
John David Rainey	—	—	—	—
M. Brett Biggs	111,513	68,463	939,315	37,797,154
Suresh Kumar	156,000	139,554	21,946	768,744
John Furner	1,427,322	147,976	515,638	14,884,499
Judith McKenna	2,254,864	188,771	756,367	22,963,391
Kathryn McLay	125,000	125,000	28,849	1,198,103

2023 Proxy Statement	85

Executive Compensation Tables
Explanation of information in the columns of the table:
Executive contributions in last fy (column (b))
These amounts represent salary and/or cash incentive payments earned for fiscal 2023, the receipt of which was deferred. This includes amounts earned during fiscal 2023 but credited to NEOs’ deferred compensation accounts after the end of fiscal 2022. Salary and cash incentive payments deferred are included in the Summary Compensation table under “Salary” and “Non-Equity Incentive Plan Compensation,” respectively, for fiscal 2023. For the NEOs that deferred compensation during fiscal 2023, the following table shows the deferred portion of each NEO’s salary, cash incentive payments, and equity awards that vested in fiscal 2023, and the form of deferral:

Name	Contributions	Amount ($)
M. Brett Biggs	Salary	—
	Cash Incentive	111,513
Suresh Kumar	Salary	156,000
	Cash Incentive	—
John Furner	Salary	52,000
	Cash Incentive	1,375,322
Judith McKenna	Salary	—
	Cash Incentive	2,254,864
Kathryn McLay	Salary	—
	Cash Incentive	125,000
Company contributions in last fy (column (c))
The amounts in this column represent matching contributions to the DCMP. The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2023. See “Walmart’s Deferred Compensation Plans” on page 87 for more information on company contributions under these plans.
Aggregate earnings in last fy (column (d))
The amounts in this column represent all interest on ODCP and DCMP account balances, SERP earnings, and dividend equivalents and interest earned on dividend equivalents in equity deferral accounts under the Stock Incentive Plan during fiscal 2023, as shown in the table below. The “above-market” portion of this interest and earnings is included in the fiscal 2023 amounts in the Summary Compensation table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name	ODCP Interest ($)	DCMP Interest ($)	SERP Interest ($)	Dividend Equivalents and Interest ($)
C. Douglas McMillon	1,096,487	704,118	59,074	2,274,092
M. Brett Biggs	177,376	309,210	10,511	442,218
Suresh Kumar	—	21,946	—	—
John Furner	35,904	452,762	2,846	24,127
Judith McKenna	—	692,662	—	63,705
Kathryn McLay	—	22,324	—	6,525
Aggregate withdrawals/distributions (column (e))
This column is omitted as none of our NEOs had any withdrawals or distributions of deferred compensation during fiscal 2023.

86	www.walmart.com

Executive Compensation Tables
Aggregate balance at last fye (column (f))
The aggregate balance for each NEO includes certain amounts included in the Summary Compensation table in prior fiscal years, as shown in the following table. The deferred equity amounts included in the table below are valued using the closing Share price on the NYSE on January 31, 2023 ($143.87/share).

Name	Amount Previously Reported in Summary Compensation Table ($)	Fiscal Years When Reported
C. Douglas McMillon	120,069,634	2009-2022
M. Brett Biggs	30,193,197	2016-2022
Suresh Kumar	262,491	2020-2022
John Furner	8,332,707	2018-2022
Judith McKenna	9,740,196	2019-2022
Kathryn McLay	237,186	2020-2022
Walmart’s Deferred Compensation Plans
Under the Deferred Compensation Matching Plan, which took effect on February 1, 2012, officers may elect to defer the receipt of base salary and cash incentive amounts until separation of employment or until a specified payment date. Beginning in fiscal 2024, participants' contributions are placed into market-based investments, which include a variety of mutual funds, including stock funds, bond funds, and a mix of both. For contributions made prior to fiscal 2024, balances earned a fixed rate of interest set annually based on the 10-year Treasury note yield on the first business day of January plus 2.70%. For fiscal 2023, the interest rate was 4.33%. This fixed-rate option remains available for contributions made prior to fiscal 2024, but is not available for new contributions. In addition, our company allocates to each participant’s Deferred Compensation Matching Plan account a matching contribution of up to 6% of the amount by which the participant’s base salary and cash incentive payment exceed the then-applicable limitation in Section 401(a)(17) of the Internal Revenue Code. A participant is required to be employed on the last day of the fiscal year to receive a matching contribution for that year. A participant will become vested in the matching contribution credited to his or her account once the participant has participated in the Deferred Compensation Matching Plan for three plan years after his or her initial deferral.
The Deferred Compensation Matching Plan replaced the Officer Deferred Compensation Plan. Participants may no longer elect to defer amounts into the Officer Deferred Compensation Plan. However, participants’ Officer Deferred Compensation Plan account balances will continue to earn interest at the same rate as Deferred Compensation Matching Plan balances until distribution. Additionally, participants who made contributions to the Officer Deferred Compensation Plan in prior years continue to earn incentive contributions to their Officer Deferred Compensation Plan accounts, as follows:
•In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an increment equal to 20% of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20% of base salary) plus accrued interest on such amounts (the "20% Increment”) in each of the first six years of the participant’s deferrals.
•In the eleventh and subsequent years of continuous employment, the 20% Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.
•In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an amount equal to 10% of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20% of base salary) plus accrued interest on such amount (the "10% Increment”) in each of the first six years of the participant’s deferrals.
•In the sixteenth and subsequent years of continuous employment, the 10% Increment is credited based on the amount deferred 10 years earlier, plus earnings thereon.

2023 Proxy Statement	87

Executive Compensation Tables
Only contributions to the Officer Deferred Compensation Plan are taken into account for purposes of calculating the 20% Increment and 10% Increment; contributions to the Deferred Compensation Matching Plan are not considered.
The SERP was designed to supplement the historic profit-sharing component of the Walmart 401(k) Plan by providing mirror contributions to participants’ accounts in excess of applicable compensation limits set by the Internal Revenue Service. Because the Walmart 401(k) Plan was amended in 2011 to eliminate the profit-sharing component, the SERP was frozen to new contributions as of January 31, 2013. However, SERP balances continue to earn interest.
Finally, officers may also elect to defer the receipt of equity awards granted under the Stock Incentive Plan until a specified payout date or until after separation from employment with Walmart. Any deferrals of vested Shares or Share units are credited with dividend equivalents until the payout date, and these dividend equivalents earn interest at the same rate as amounts deferred under the Deferred Compensation Matching Plan.
Potential Payments Upon Termination or Change in Control
Most of our company’s plans and programs, including our deferred compensation plans and the terms of our equity awards, contain provisions specifying the consequences of a termination of employment. These provisions are described below. Our company does not have any employment agreements with its NEOs. Furthermore, our plans and programs do not have any provisions under which our NEOs would be entitled to payments, accelerated equity vestings, or any other benefits upon a change in control of our company.
Retirement agreement. As announced in a Current Report on Form 8-K filed on November 29, 2021, Walmart and Mr. Biggs have entered into a retirement agreement under which Mr. Biggs will receive payments totaling $2,000,000 over a two-year period following his retirement. In addition, the vesting of 6,800 restricted Shares held by Mr. Biggs were accelerated to his retirement date. Mr. Biggs retired from Walmart effective February 1, 2023.
Noncompete agreements. While we limit our use of noncompete agreements to senior executives who are involved with our strategic decision-making, our company is party to a noncompete agreement with each of our NEOs (other than Mr. Biggs, whose noncompete agreement was superseded by his retirement agreement described above). Each of these agreements provides that the NEO is prohibited from participating in a business that competes with our company and from soliciting our company’s associates for employment for a specified period of time after his or her employment with Walmart terminates. For purposes of these agreements, a “competing business” includes any retail, eCommerce, wholesale, or merchandising business that sells products of the type sold by our company, is located in a country in which our company has retail operations or in which the NEO knows our company expects to have retail operations in the near future, and has annual retail sales revenue above certain thresholds. Each agreement also provides that, if Walmart terminates an NEO’s employment for any reason other than his or her violation of Walmart policy, our company will generally pay the NEO an amount equal to two times his or her base salary over a two-year period.
In the event of a breach of the restrictive covenants contained in the agreement, the NEO would no longer have a right to receive additional payments, and the company would have a right to recoup any payments previously made. Using each NEO’s base salary as of the end of fiscal 2023, the maximum total payments by our company to each NEO under such termination circumstances would be as follows:

C. Douglas McMillon	$3,000,000
John David Rainey	$2,000,000
Suresh Kumar	$2,200,000
John Furner	$2,500,000
Judith McKenna	$2,300,000
Kathryn McLay	$2,000,000

88	www.walmart.com

Executive Compensation Tables
Equity awards. Certain equity awards granted under our Stock Incentive Plan held by our NEOs provide for accelerated vesting in the event employment is terminated under certain circumstances. Under the terms of the equity awards held by our NEOs, all unvested restricted stock and unvested performance-based restricted stock units would immediately vest upon the NEO's death or disability. Upon death or disability, performance-based restricted stock awards for which the performance period has been completed would vest at actual performance levels, while performance-based restricted stock units for which the performance period is ongoing would vest at target levels. The following table shows the value of all unvested equity awards that would have vested upon the death or disability of any of our NEOs as of January 31, 2023 (based on the closing price of a Share on the NYSE as of the last trading day of the year ($143.87/Share).

	Equity Awards Vesting Upon Death or Disability
	Shares of Restricted Stock and Earned Performance Equity (#)	Value of Restricted Stock and Earned Performance Equity ($)	Target Shares of Unearned Performance Equity (#)	Value of Unearned Performance Equity (4)
C. Douglas McMillon	327,476	47,113,972	119,323	17,167,000
John David Rainey	213,014	30,646,324	52,643	7,573,748
M. Brett Biggs	49,670	7,146,023	—	—
Suresh Kumar	178,507	25,681,802	63,171	9,088,412
John Furner	171,893	24,730,246	63,171	9,088,412
Judith McKenna	158,086	22,743,833	58,082	8,356,257
Kathryn McLay	140,737	20,247,832	52,643	7,573,748
The CMDC has discretion to accelerate the vesting of any equity awards and to make other payments or grant other benefits upon a retirement or other severance from our company.
Deferred Compensation Matching Contribution. Walmart makes a limited matching contribution on participant contributions to the Deferred Compensation Matching Plan, as described above under “Walmart’s Deferred Compensation Plans.” This company-matching contribution becomes vested once an officer has participated in the Deferred Compensation Matching Plan for three years. Any unvested company-matching contribution would immediately vest in the event that a participant dies or becomes disabled before the completion of the vesting period.
The Officer Deferred Compensation Plan provides for a prorated 10% or 20% increment to be paid upon separation from service in certain circumstances if age- and service-based requirements are met.
CEO Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median associate, which is a reasonable estimate calculated in a manner consistent with SEC rules and is based on our payroll and employment records and the methodology described below. In calculating this estimated ratio, SEC rules allow companies to adopt a variety of methodologies, apply different exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. As discussed on page 58 above, our company is unique because we are significantly larger than most of our peer group companies in terms of revenue, market capitalization, and the size and scope of our worldwide employee population. Therefore, our reported pay ratio may not be comparable to those reported by other companies due to differences in industries, scope of international operations, business models, and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.
Considered Population. As of December 31, 2022, we employed approximately 2,204,734 associates worldwide, other than our CEO. As permitted by SEC rules, in order to determine our median associate, we excluded approximately 3.7% of our total associate population or approximately 81,944 associates outside of the U.S. from the following countries: Bangladesh (56); Botswana (908); Costa Rica (14,819); El Salvador (4,850); Ghana (119); Guatemala (9,907); Honduras (3,304); Hong Kong (75); India (41,167); Indonesia (2); Israel (179); Kenya (278); Lesotho (171); Luxembourg (4); Malawi (124); Malaysia (1); Mozambique (413); Namibia (287); Nicaragua (4,140); Nigeria (263); Pakistan (9); Peru (8); Singapore (1); Spain (2); Swaziland (79); Switzerland (1); Tanzania (48); Thailand (6); Uganda (90); United Kingdom (28); Vietnam (67); and Zambia (538). Therefore, an aggregate associate population of approximately 2,122,790 was considered (the “considered population”) in determining our median associate.

2023 Proxy Statement	89

Executive Compensation Tables
Identifying our Median Associate. In determining our median associate, we used calendar year 2022 gross earnings – meaning total amounts paid before deductions or adjustments, including wages, overtime, bonuses, and the value of any equity awards that vested and were paid to an associate during calendar year 2022. Adjustments were made to annualize the gross earnings of all newly hired permanent associates in the considered population who did not work for the entire calendar year 2022. From the considered population, we then used statistical sampling to identify a group of associates who were paid within a range of 0.5% above or below what we estimated to be our median gross earnings amount (the “median population”). We then reviewed recent historical taxable wage data of the median population, and for those associates within the median population with stable wages, we calculated each of their fiscal 2023 total compensation in the same way as we calculated our CEO’s fiscal 2023 total compensation as set forth in the Summary Compensation table on page 80 and identified the median compensated associate from this group.
Based upon the estimates, assumptions, and methodology described above, the fiscal 2023 annual total compensation of our CEO was $25,306,714, the fiscal 2023 annual total compensation of our median associate was $27,136, and the ratio of these amounts was 933:1.
Pay Versus Performance
As required by new SEC rules, we are providing the following information regarding the relationship between “compensation actually paid” as calculated in accordance Item 402(v) of Regulation S-K and various measures of Walmart’s financial performance.
The SEC-defined “compensation actually paid” data set forth in the table below does not reflect amounts actually realized by our NEOs, or how the CMDC evaluates compensation decisions in light of Walmart's performance or individual performance. In particular, the CMDC has not used “compensation actually paid” as a basis for making compensation decisions, nor does it use net income or the total shareholder return of Walmart or the S&P 500 Retailing Index for purposes of determining incentive compensation paid to our NEOs. In addition, a significant portion of the “compensation actually paid” shown below relates to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest. Please refer to the CD&A beginning on page 49 for a discussion of our executive compensation program and the ways in which the CMDC seeks to align NEO pay with performance.

Pay versus performance table

Year (a)	Summary Compensation Table Total for PEO ($) (b)	Compensation Actually Paid to PEO ($) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income ($) (h)	Net Sales ($) (i)
					Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($) (g)
Fiscal 2023	25,306,714	30,987,575	16,301,614	19,285,472	131.84	125.62	11,680	605,881
Fiscal 2022	25,670,673	31,528,037	12,062,203	15,108,038	126.14	153.61	13,673	567,762
Fiscal 2021	22,574,358	44,179,457	11,432,511	21,196,266	124.77	141.39	13,510	555,233
Explanation of information in the columns of the table:
C. Douglas McMillon served as CEO, who is our principal executive officer (PEO), for each of the years on the table. The non-PEO Named Executive Officers included when calculating the averages in in columns (c) and (d) are as follows:

Fiscal 2023	Fiscal 2022	Fiscal 2021
M. Brett Biggs	M. Brett Biggs	M. Brett Biggs
John David Rainey	Suresh Kumar	Suresh Kumar
Suresh Kumar	John Furner	John Furner
John Furner	Judith McKenna	Judith McKenna
Judith McKenna	Kathryn McLay	Kathryn McLay
Kathryn McLay

90	www.walmart.com

Executive Compensation Tables
Columns (c) and (e)
Below is an explanation of the amounts deducted and added from Summary Compensation table total compensation amounts to determine “compensation actually paid” as calculated in accordance with Item 402(v)(2) of Regulation S-K:

	PEO			Non-PEO NEOs (averages)
	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2023	Fiscal 2022	Fiscal 2021
Summary Compensation table total ($)	25,306,714	25,670,673	22,574,358	16,301,614	12,062,203	11,432,511
Less grant date fair value of stock awards (as reported in the Summary Compensation table) ($)	(19,411,326)	(19,195,007)	(15,827,794)	(12,488,869)	(8,370,384)	(7,877,220)
Add year-end fair value of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year ($)	20,196,471	19,298,673	15,703,691	13,270,497	7,912,519	7,801,354
Add fair value as of vesting date of awards granted and vested during the same fiscal year ($)	0	0	0	504,179	506,097	0
Change in fair value as of vesting date compared to prior year-end fair value for vested awards granted in prior years ($)	575,438	(237,046)	5,524,467	208,893	303,291	3,221,102
Change in fair value as of fiscal year-end compared to prior year-end fair value for unvested and outstanding awards granted in prior fiscal years ($)	4,140,924	5,773,048	15,971,837	1,397,862	2,606,771	6,537,497
Add dividends paid on unvested equity awards during the fiscal year ($)	179,354	217,696	232,898	91,296	87,541	81,022
Compensation Actually Paid ($)	30,987,575	31,528,037	44,179,457	19,285,472	15,108,038	21,196,266
Stock awards for our NEOs consist of a combination of restricted stock and performance-based restricted stock units. Equity fair values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The fair value of unvested time-based restricted stock, as well as the fair value of all share-based awards upon vesting, is based upon the closing price of a Share on the NYSE as of the applicable measurement date. The fair value of unvested performance-based restricted stock units is based upon the probable outcome of the applicable performance conditions as of the measurement date. We do not grant stock options to our named executive officers. Additionally, none of our NEOs participate in a defined benefit or actuarial pension plan.
Columns (f) and (g)
Column (f) reflects total shareholder return calculated in the manner prescribed by Item 201(e) of Regulation S-K, and reflects the cumulative value of $100, including the reinvestment of dividends, if such amount were invested on January 31, 2019. Column (g) represents the cumulative total shareholder return of the S&P 500 Retailing Index over the same measurement period, assuming reinvestment of dividends.
Columns (h) and (i)
Amounts in these columns are in millions. Column (h) reflects consolidated net income attributable to Walmart calculated in accordance with GAAP for each of the years shown. Column (i) reflects net sales calculated in accordance with GAAP for each of the years shown. Net sales is the company-selected financial measure from the list of the most important performance measures used to link compensation actually paid to our CEO and other NEOs to our company’s performance for fiscal 2023 from the list below.

2023 Proxy Statement	91

Executive Compensation Tables
Description of the relationships between executive compensation actually paid and metrics on the pay versus performance table
The following graph reflects the relationship between the compensation actually paid for our PEO and for the average of our other NEOs as calculated in accordance with Item 402(v) of Regulation S-K, Walmart’s total shareholder return, and the total shareholder return of the S&P 500 Retailing Index over the applicable measurement period.
The following graph reflects the relationship between the compensation actually paid for our PEO and for the average of our other NEOs as calculated in accordance with Item 402(v) of Regulation S-K, and Walmart’s net income calculated in accordance with GAAP over the applicable measurement period:

92	www.walmart.com

Executive Compensation Tables
The following graph reflects the relationship between the compensation actually paid for our PEO and for the average of our other NEOs as calculated in accordance with Item 402(v) of Regulation S-K, and Walmart’s net sales calculated in accordance with GAAP over the applicable measurement period:
Tabular list of most important financial performance measures used to link compensation actually paid to company performance
As required by Item 402(v) of Regulation S-K, below are the most important financial measures used by Walmart to link compensation actually paid to our NEOs for fiscal 2023 with Walmart’s performance. As described in the CD&A beginning on page 49, the financial performance measures used in our NEO incentive plans are net sales of the total company and/or one of its segments; operating income of the total company and/or one of its segments; and return on investment of the total company, each of which are adjusted to exclude certain items in order to calculate results on a comparable basis from year-to-year. The CD&A describes our pay-for-performance philosophy and provides more information regarding the financial performance measures used in our NEO incentive plans, including the ways in which results calculated for incentive plan purposes differ from our reported financial results.

Net Sales
Operating Income
Return on Investment

2023 Proxy Statement	93

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT ACCOUNTANTS

FOR The Board recommends that shareholders vote FOR the ratification of the appointment of EY as the company’s independent accountants for fiscal 2024.
What am I voting on?
Although shareholder ratification is not required, we are asking shareholders to ratify the appointment of Ernst & Young LLP (“EY”) as the company’s independent accountants for fiscal 2024 at the 2023 Annual Shareholders’ Meeting because the Board believes it is a good corporate governance practice. The Audit Committee will take shareholders’ opinions regarding EY’s appointment into consideration in future deliberations. If EY’s selection is not ratified at the 2023 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. Even if EY’s selection is ratified, the Audit Committee may terminate EY’s engagement as the company’s independent accountants without the approval of the company’s shareholders whenever the Audit Committee deems termination appropriate.

Engagement of Independent Accountants
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent accountants. The Audit Committee has appointed EY as the company’s independent accountants to audit the consolidated financial statements of the company for fiscal 2024. EY (including its predecessors) has served as Walmart’s independent accountants since 1969, prior to the company’s initial offering of securities to the public. EY served as the company’s independent accountants for fiscal 2023 and reported on the company’s consolidated financial statements for that fiscal year.
The Audit Committee annually reviews EY’s independence and performance in determining whether to retain EY or engage another independent registered public accounting firm as our company’s independent accountants. As part of that annual review, the Audit Committee considers, among other things, the following:
•The quality and efficiency of the current and historical services provided to our company by EY, including the results of an annual internal survey of key global financial management;
•EY’s capability and expertise in handling the breadth and complexity of our company’s global operations;
•The quality and candor of EY’s communications with the Audit Committee;
•External data on EY’s audit quality and performance, including recent PCAOB reports on EY;
•EY’s independence from our company;
•The appropriateness of EY’s fees; and
•EY’s tenure as our company’s independent accountants, including the benefits of having a long-tenured auditor.

94	www.walmart.com

Proposal No. 4 Ratification of Independent Accountants

Benefits of Long Tenure	Independence Controls
Higher audit quality – Through more than 50 years of experience with our company, EY has gained institutional knowledge of and deep expertise regarding Walmart’s global operations and businesses, accounting policies and practices, and internal control over financial reporting.

Audit Committee oversight – The Audit Committee’s oversight includes regular private sessions with EY, discussions with EY regarding the scope of its audit, an annual evaluation when determining whether to engage EY, and direct involvement by the Audit Committee and its Chair in the periodic transition to a new lead engagement partner in connection with the mandatory five-year rotation of that position.

Efficient fee structure – EY’s aggregate fees are competitive with peer companies because of EY’s familiarity with our company.	Limits on non-audit services – The Audit Committee pre-approves audit and permissible non-audit services to be performed by EY in accordance with its pre-approval policy.
Avoids costs associated with a new independent accountant – Onboarding a new independent accountant is costly and requires a significant time commitment that could distract from management’s focus on financial reporting and controls.

Internal EY independence processes – EY conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on our company’s account, and rotates engagement partners consistent with independence requirements.

Regulatory framework – Because EY is an independent registered public accounting firm, it is subject to PCAOB inspections and PCAOB and SEC oversight.
Based on this evaluation, the Audit Committee believes that EY is independent and well-qualified to serve as our company’s independent accountants. Further, the Audit Committee and the Board believe it is in the best interests of Walmart and our company’s shareholders to retain EY as our company’s independent accountants for fiscal 2024.
Representatives of EY will be present during the 2023 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Audit Committee Pre-Approval Policy
To maintain the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating on, and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed for our company by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).
The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for Walmart, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee; or (ii) Walmart engaged the independent accountants to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services from being performed by our company’s independent accountants in accordance with applicable securities laws. The Pre-Approval Policy also provides that Walmart’s Corporate Controller will periodically update the Audit Committee as to services provided by the independent accountants.
Under the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountants and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project would cause the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated) to increase the aggregate amount of fees for the service category.

2023 Proxy Statement	95

Proposal No. 4 Ratification of Independent Accountants
At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage Walmart’s independent accountants for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountants’ independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting. The Audit Committee pre-approved all of the audit fees, audit-related fees, tax fees, and all other fees paid to the company’s independent accountants in fiscal 2023.
Independent Accountant Fees
EY’s fees for fiscal 2023 and fiscal 2022 were as follows:

	Fiscal 2023 ($)	Fiscal 2022 ($)
Audit Fees	30,779,000	28,702,000
Audit-Related Fees	1,820,000	926,000
Tax Fees	65,000	349,000
All Other Fees	26,000	20,000
TOTAL FEES	32,690,000	29,997,000
A description of the types of services provided in each category is as follows:
Audit Fees – Includes the audit of the company’s annual financial statements, the audit of the effectiveness of internal control over financial reporting, the review of the company’s annual report on Form 10-K, the review of the company’s quarterly reports on Form 10-Q, statutory audits required internationally, and consents for and review of registration statements filed with the SEC or other documents issued in connection with securities offerings.
Audit-Related Fees – Includes audits of the company’s employee benefit plans, due diligence in connection with acquisitions and accounting consultations related to GAAP, the application of GAAP to proposed transactions, statutory financial statement audits of non-consolidated affiliates, and work related to the company’s compliance with its obligations under SOX.
Tax Fees – Includes tax compliance at domestic and international locations, assistance with tax audits and appeals, and tax planning for acquisitions and restructurings.
All Other Fees – Includes fees for permissible advisory services that are not contained in the above categories and consists of subscription fees to access accounting and financial reporting content.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

96	www.walmart.com

Proposal No. 4 Ratification of Independent Accountants
Audit Committee Report
Audit committee independence and financial expert determination
The Audit Committee currently consists of four Independent Directors, each of whom has been determined by the Board to meet the heightened independence and financial literacy criteria for Audit Committee members under the SEC and NYSE Listed Company Rules. The current members of the Audit Committee are Timothy P. Flynn, the Chair of the Audit Committee; Cesar Conde; Sarah J. Friar; and Thomas W. Horton. The Board has designated each of Mr. Flynn, Ms. Friar, and Mr. Horton as an “audit committee financial expert” as defined under the SEC rules. Additional information regarding the members of the Audit Committee and the Audit Committee’s roles and responsibilities is described under “Director Nominees for 2023” beginning on page 12 and under “Board Committees” on page 26.
Fiscal 2023 audit committee meetings
The Audit Committee held nine meetings in fiscal 2023. During the fiscal year, the Audit Committee had separate private sessions with our company’s CEO, CFO, Chief Legal Officer, Chief Audit Executive, Global Chief Ethics and Compliance Officer, Chief Accounting Officer, Chief Information Security Officer, EY, and others. In these sessions, candid discussions took place regarding our company’s financial, accounting, auditing, internal control over financial reporting, Exchange Act reporting, enterprise risk management, information systems, information security, cybersecurity, legal, ethics, and compliance matters. Throughout the year, the Audit Committee had full access to management, EY, and internal auditors.
The Audit Committee’s meeting agendas are established by the Chair of the Audit Committee in consultation with the Chairman of the Board, the Lead Independent Director, the Chief Audit Executive, the company’s Corporate Secretary, and other members of senior management.
Responsibilities and fiscal 2023 committee actions
The Audit Committee operates under a written charter, which may be found in the “Corporate Governance” section of Walmart’s website located at https://stock.walmart.com/governance/governance-documents/default.aspx. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis and, when appropriate, recommends charter changes to the Board.
The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Walmart's financial statements.
During fiscal 2023, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Specifically, the Audit Committee did, among other things, the following:
•reviewed and discussed with Walmart’s management and EY Walmart’s audited consolidated financial statements for fiscal 2023;
•reviewed management’s representations that those consolidated financial statements were prepared in accordance with GAAP and fairly present the consolidated results of operations and consolidated financial position of our company for the fiscal years and as of the dates covered by those consolidated financial statements;
•discussed with EY the matters required to be discussed by applicable requirements of the PCAOB and the SEC, including matters related to the planning and results of the audit of Walmart’s consolidated financial statements;
•received the written disclosures and the letter from EY required by applicable requirements of the PCAOB relating to EY’s communications with the Audit Committee concerning EY’s independence from Walmart, and discussed with EY its independence from Walmart;
•reviewed and discussed with management and EY Walmart’s earnings releases and the financial statements in the quarterly reports on Form 10-Q, prior to filing with the SEC;
•monitored, reviewed, and approved, in accordance with the Pre-Approval Policy adopted by the Audit Committee, all audit, audit-related, and non-audit services performed for Walmart by EY, and considered whether EY’s provision of non-audit services was compatible with EY’s independence from Walmart. For more information about the Audit Committee’s Pre-Approval Policy, please see “Audit Committee Pre-Approval Policy” on page 95;

2023 Proxy Statement	97

Proposal No. 4 Ratification of Independent Accountants
•evaluated the performance of EY. For more information about the Audit Committee’s evaluation, appointment, and compensation of EY, please see “Proposal No. 4, Ratification of Independent Accountants” on page 94;
•monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed reports from management and the internal auditors of our company regarding the design, operation, and effectiveness of internal control over financial reporting, and reviewed an attestation report from EY regarding the effectiveness of internal control over financial reporting as of January 31, 2023;
•reviewed and discussed with management and EY changes in accounting principles that may affect the company, the company’s significant accounting policies and any critical audit matters, and the appropriateness of the disclosures of non-GAAP measures that the company publicly made during or with respect to fiscal 2023, including in the company’s earnings releases;
•reviewed the fiscal 2023 internal audit plan, budget, and activities;
•reviewed the company’s "related person transactions" and approved these transactions in accordance with the Transaction Review Policy, which is discussed under “Related Person Transaction Review Policy,” on page 40;
•reviewed the company’s enterprise risk management process with members of senior management and regularly received status reports on significant risks identified by management in various areas of the company, including legal, compliance, ethics, information systems, information security, data privacy, and cybersecurity;
•received updates from management regarding areas of risk the Audit Committee oversees, including with respect to cybersecurity, enterprise risk management, data privacy, investigations related to opioids, and investigations related to financial services. Additional information about the Audit Committee's role in risk oversight may be found under "The Board's Role in Risk Oversight" on page 32;
•reviewed with the company's Chief Legal Officer legal matters that may have a material impact on the financial statements or the company's ethics and compliance policies and met with the company's management and legal counsel regarding certain investigations; and
•received regular reports from management regarding our company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and Walmart’s Code of Conduct.
Based on the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Walmart's Annual Report on Form 10-K for fiscal 2023 for filing with the SEC.
The Audit Committee submits this report:
Timothy P. Flynn, Chair
Cesar Conde
Sarah J. Friar
Thomas W. Horton

98	www.walmart.com

SHAREHOLDER PROPOSALS

AGAINST
The Board recommends a vote AGAINST each of the following shareholder proposals, in each case if properly presented at the meeting, for the reasons stated in Walmart’s statements in opposition following each shareholder proposal.

Included in this proxy statement are ten separate shareholder proposals that have been submitted under SEC rules by shareholders who notified the company of their intention to present the proposals for voting at the 2023 Annual Shareholders’ Meeting. Some shareholder proposals and supporting statements may contain assertions about Walmart that we believe are incorrect, and we have not tried to refute all such inaccuracies in the company’s responses. All statements and citations contained in a shareholder proposal and its supporting statements are the sole responsibility of the proponent of that shareholder proposal. We have provided below the names of the lead filers. We will provide the names of any co-filers, as well as the addresses and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Walmart Inc., c/o Gordon Y. Allison, Senior Vice President, Office of the Corporate Secretary, Chief Counsel for Finance and Corporate Governance, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, (479) 273-4000.

2023 Proxy Statement	99

Shareholder Proposals
PROPOSAL NO. 5
Policy Regarding Worker Pay in Executive Compensation
The Franciscan Sisters of Perpetual Adoration and various co-filers have advised that it or an appointed representative will present the following proposal for consideration at the 2023 Annual Shareholders’ Meeting.

RESOLVED: Shareholders of Walmart Stores, Inc. (“Walmart”) request the adoption of a policy that recommends the Compensation and Management Development Committee (“Committee”) of the Board of Directors to take into consideration the pay grades and/or salary ranges of all classifications of Walmart employees when setting target amounts for chief executive officer (“CEO”) compensation. Compliance with this policy is excused if it violates any existing contractual obligation or the terms of any existing compensation plan.
Supporting Statement:
This proposal encourages the Committee to consider whether the CEO’s compensation is internally aligned with Walmart’s pay practices for its other employees. This proposal is not a request for new disclosures. Rather, it is a suggested improvement and enhancement to the Committee’s process for setting target amounts for the CEO’s compensation.
Under this proposal, the Committee will have discretion to determine how other employees’ pay should influence CEO compensation. This proposal does not require the Committee to use employee pay data in a specific way to set CEO compensation and the Committee retains authority to use peer group data or other relevant information when setting CEO pay targets.
There are potential risks to employee morale and company reputation from excessive CEO pay.[1] The 2021 proxy season showed substantial increases in shareholder opposition to CEO pay packages, with a record 16 pay packages rejected. Additionally, As You Sow’s annual “The Most Overpaid CEOs report” notes that since its inaugural report in 2015, companies with the most overpaid CEOs have provided lower returns for shareholders than the average S&P 500 company.[2] Walmart has been listed in As You Sow’s annual top 100 most overpaid CEOs since 2017.
A 2022 survey of Americans found that 87% agree the growing CEO to worker pay gap is a problem and 73% feel that most CEOs of America’s largest companies are compensated too much.[3] Additionally, of those surveyed, 85% agree that companies can make meaningful impact to reduce income inequality by raising their minimum wage to a living wage.
The United States is currently experiencing the highest inflation in 40 years, which is having devastating impacts on low-wage workers.[4] Although Walmart has gradually raised wages for its hourly associates, these gains have been outpaced by rising inflation. In a recent paper, economists found that households earning less than $30,000 a year consistently experienced higher realized inflation than those earning more than $100,000 a year and are more negatively impacted by faster price growth of essential products and services.[5] The fiscal 2022 annual total compensation of Walmart’s median associate was $25,335, compared to $25,670,673 for the CEO exceeding 1000 to 1 ratio.[6]
Given Walmart’s acknowledgement that “investing in frontline retail workers also creates value beyond Walmart,”[7] we believe that evaluating the pay grades for all employees when determining CEO compensation would help demonstrate Walmart’s commitment to supporting its associates and help mitigate risks associated with growing CEO-worker pay gaps.

1https://www.sciencedirect.com/science/article/abs/pii/S0022103118300829
2https://www.asyousow.org/report-page/the-100-most-overpaid-ceos-2022
3https://justcapital.com/wp-content/uploads/2022/05/JUST-Capital_Worker-CEO-Pay-Survey-Analysis_May-2022-min.pdf
4https://www.washingtonpost.com/business/2022/02/13/low-income-high-inflation-inequality/
5https://www.nber.org/papers/w29640
6https://d18rn0p25nwr6d.cloudfront.net/CIK-0000104169/a261ae26-0b4f-4001-9117-46261df3bca7.pdf
7https://corporate.walmart.com/esgreport/human-captial-good-jobs-advancement-for-associates

100	www.walmart.com

Shareholder Proposals
Walmart’s Statement in Opposition to Proposal No. 5
The proposed policy is unnecessary because Walmart’s practices already align with the outcomes the proposal seeks to achieve. Walmart’s independent Compensation and Management Development Committee follows best practices in setting CEO compensation and oversees the company’s overall human capital strategy, including on pay, benefits, and talent development. This integrated approach allows us to align CEO pay practices with shareholders’ interests while facilitating significant and continued investments in frontline associates. Since 2015, Walmart’s investments in frontline hourly associates have outpaced increases to CEO compensation.
The CMDC follows best practices in setting CEO compensation.
Walmart’s CEO compensation is overseen by the independent CMDC. In setting CEO compensation, the CMDC follows Walmart’s global compensation framework, described in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement. This framework is based on best practices and aims to reward our CEO for strong performance by:
•Benchmarking the CEO compensation of peer companies to ensure consistency and competitiveness;
•Ensuring CEO compensation meets standards of internal fairness and pay equity by evaluating proposed compensation as compared to other senior officers;
•Promoting pay for performance by tying the majority of CEO compensation to objective performance goals and using performance metrics our CEO can impact;
•Conducting extensive shareholder outreach, including through annual direct engagement with dozens of our largest institutional shareholders; and
•Consulting an independent executive compensation expert to analyze the quality of Walmart’s CEO compensation, including as it relates to shareholder returns, peer benchmarking, and the alignment of pay and performance.
The compensation of Walmart’s named executive officers, including the CEO, is voted on annually at the company’s shareholders’ meeting and has consistently garnered the overwhelming support of shareholders. Between 2018 and 2022, approximately 91%-95% of shareholders have voted in favor of Walmart’s “say-on-pay” proposal.
The CMDC oversees the company’s overall people strategy, including pay, benefits, and talent development.
Beyond executive compensation, the CMDC oversees the company’s overall people strategy and understands how CEO compensation relates to the compensation of other associates, including frontline associates. The CMDC charter charges the committee with the responsibility for the compensation and benefits structure applicable to the company’s associates and for reviewing and advising management on the company’s human capital management strategies. In discharging these responsibilities, the CMDC is routinely consulted on management pay strategies and practices, as well as significant changes in frontline hourly compensation, and briefed on our broader people strategy.
In addition to these discussions, the CMDC is aware of the median associate/CEO pay ratio—as well as trends in pay ratios over time—as it approves our CD&A disclosure annually.
Walmart has made significant investments in its frontline hourly associates and frontline hourly associate compensation has risen far faster than CEO compensation over the same period.
Walmart is committed to making retail a place of inclusive and equitable opportunity where people, regardless of where they start, can gain the skills and experiences they need to advance their careers. Walmart creates opportunities for its associates by providing diverse career paths, robust training, exposures to skills and experiences, and competitive wages and benefits. Walmart has made substantial investments in associate compensation over the last several years, including:
•Wage investments: Since 2015, Walmart has increased average hourly compensation by 54% and starting wages by more than 90%, while reported CEO compensation has increased by approximately 28%. Walmart continues to make investments in frontline pay, and in January 2023, announced another increase to wages, which is expected to bring our U.S. average hourly wage to more than $17.50.

2023 Proxy Statement	101

Shareholder Proposals
•Benefits enhancements: All full-time and eligible part-time associates have access to a broad range of benefits, including affordable healthcare, 401(k) match, paid time off, maternity leave, parental leave, and a store discount card or Sam’s Club membership. Recent enhancements to our benefits include expanding our Parental Pay Policy for eligible associates from six weeks to 12 weeks and allowing eligible birth moms to receive up to 22 weeks of paid time off.
•Training opportunities: Walmart offers best-in-class opportunities for professional development through training, including Walmart’s formal training program—Walmart Academy—which helps associates learn competitive skillsets, and our Live Better U program, which pays 100% of the tuition and fees of approximately 60 college degree and certificate programs.
Walmart’s ongoing investments in associates are designed to ensure that Walmart is the best place to work and grow a career.
Conclusion
The requested proposal is unnecessary because Walmart’s independent CMDC already follows best practices in setting CEO pay and utilizes a compensation strategy that is fully consistent with the company’s significant and continued investments in frontline associates.

AGAINST	FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

102	www.walmart.com

Shareholder Proposals
PROPOSAL NO. 6
Report on Human Rights Due Diligence
Oxfam America, Inc. and various co-filers have advised that it or an appointed representative will present the following proposal for consideration at the 2023 Annual Shareholders’ Meeting.

RESOLVED, that the shareholders of Walmart Inc. (“Walmart”) hereby request that the Walmart Board of Directors (the “Board”) prepare a report, at reasonable cost and omitting proprietary information, on Walmart’s human rights due diligence (“HRDD”) process to identify, assess, prevent and mitigate actual and potential adverse human rights impacts in its domestic and foreign operations and supply chains.
Supporting Statement:
As outlined by the UN Guiding Principles on Business and Human Rights, we recommend the report identify:
•The human rights principles used to frame its risk assessments;
•The human rights impacts of Walmart’s business activities, including domestic and foreign operations and supply chains;
•The types and extent of stakeholder consultation; and
•Walmart’s plans to track effectiveness of measures to assess, prevent, mitigate, and remedy adverse human rights impacts.
We strongly believe that HRDD reduces long-term risks for Walmart and its stakeholders. Companies that proactively identify and mitigate human rights abuses may avoid costly backlash from communities, customers, and government regulators. For leading retailers like Walmart, this creates an imperative not to cause or contribute to abuses within their operations or supply chains. As one of the largest employers in the United States, Walmart’s business practices and relationships with suppliers operating in high-risk sectors could expose Walmart and its investors to legal, reputational and financial risk.
Increased public scrutiny on employers whose employees rely heavily on public assistance, and on industries heavily affected by the coronavirus pandemic or reliant upon high-risk suppliers magnifies these risks. The New York Times reported on alarming working conditions for Walmart’s domestic workers during the pandemic[1] and accusations that Walmart punished workers for using sick time.[2] Walmart was sued for alleged failure to accommodate pregnant employees; while the lawsuit was dismissed, it seemingly pressured Congress to intervene.[3] Recent scholarship found that in 2022, at least half of Walmart’s hourly workers earn under $29,000 annually,[4] insufficient wages for a basic standard of living. Responsible companies must strive to identify, remedy and prevent poor labor practices to mitigate these reputational and legal risks.
Improving treatment of employees and foreign and domestic supply chain sourcing not only garners positive attention and customer loyalty, it can inoculate companies from anticipated regulatory changes, like the impending European Corporate Sustainability Due Diligence Directive and the Uyghur Forced Labor Prevention Act (which requires importers to implement certain due diligence processes). Competitors, including Kroger, Jumbo, Tesco and others, have conducted or committed to HRDD, including by conducting human rights impact assessments on high-risk commodities.
Given the low cost of conducting and reporting on HRDD relative to the significant potential costs tied to human rights violations, we urge the Board to adopt this proposal as a cost-effective means of reducing exposure to risk and protecting basic human rights.

1https://www.nytimes.com/2021/09/27/business/walmart-coronavirus-workers-safety.html
2https://www.nytimes.com/2017/06/01/business/walmart-workers-sick-days.html
3https://news.bloomberglaw.com/daily-labor-report/walmart-pregnancy-accommodation-ruling-puts-pressure-on-congress
4https://time.com/charter/6238245/still-broke-rick-wartzman/#:~:text=Wartzman%20estimates%20that%20at%20least%20half%20of%20Walmart%E2%80%99s,a%20fair%20chance%20that%20you%E2%80%99ll%20still%20be%20poor.

2023 Proxy Statement	103

Shareholder Proposals
Walmart’s Statement in Opposition to Proposal No. 6
The requested report is unnecessary because Walmart has already extensively described the company’s human rights due diligence process, which reflects the core elements of HRDD recognized by the U.N. Guiding Principles on Business and Human Rights. Walmart’s human rights due diligence practices are described in detail in the company’s Human Rights Statement and ESG brief on Human rights. Aspects of human rights are also covered in numerous other publications, including Walmart’s ESG reporting on human capital, equity and inclusion, and people in supply chains; the company’s Standards for Suppliers; the company’s Code of Conduct; the company’s Global Forced Labor Prevention Policy; and the company’s Culture, Diversity, Equity and Inclusion Reports.
Walmart’s Board-approved Human Rights Statement describes our approach to human rights due diligence and our commitment to transparency around the management of human rights risks and impacts.
Walmart’s Human Rights Statement, available on the company’s corporate website, serves as the foundation for our approach to human rights due diligence. In it, we express our commitment to respect human rights in all aspects of our operations globally, including respect for the rights of our associates, customers, workers in supply chains, and the people in the communities we serve. Walmart’s Human Rights Statement articulates how our culture and values, as well as international instruments—including the U.N. Guiding Principles on Business and Human Rights, the International Bill of Human Rights, and the International Labor Organization’s 1998 Declaration on Fundamental Principles and Rights at Work—guide our approach to human rights due diligence.
Walmart’s Human Rights Statement explains that our approach to human rights due diligence includes identifying the company’s salient human rights priorities and targeting action toward those issues. We state that in addressing human rights issues, we seek to go beyond our own policies and procedures by working collaboratively with other stakeholders to inform our approach and identify root causes of systemic societal issues, sharing our work with others, and using our influence to help drive positive change. We also outline that our approach to managing human rights issues reflects the core elements of human rights due diligence expressed by the U.N. Guiding Principles on Business and Human Rights, in that we:
•Assess, on an ongoing basis, potential adverse human rights impacts, the severity of the potential impact, and the relevant processes in place;
•Integrate relevant findings into policies and procedures, based upon the assessment;
•Track progress as part of Walmart’s efforts to continuously improve;
•Communicate with relevant internal and external stakeholders to help shape and inform our work and priorities; and
•Adjust our human rights priorities, as needed.
Walmart’s Human Rights Statement and list of salient human rights issues were developed by a working group comprised of leaders from Walmart’s associate relations, communications, diversity & inclusion, ethics & compliance, government affairs, human resources, legal, responsibility, and sustainability functions. Walmart also consulted several independent subject matter experts and rightsholder representatives, who provided feedback on our approach and the substance of our statement. The statement was approved by a steering committee of Walmart officers from the corporate functions described above as well as the Walmart Board of Directors.
To ensure transparency and in keeping with international best practice, we share our Human Rights Statement alongside other foundational policies on the company’s website and have shared the document with associates, suppliers, and other stakeholders.

104	www.walmart.com

Shareholder Proposals
Walmart’s existing public disclosures detail Walmart’s human rights due diligence process and address the core elements of this proposal.
Walmart committed in its Human Rights Statement to publish information regarding its human rights priorities and practices and has an ESG issue brief dedicated to the topic. The Human Rights ESG brief was drafted in line with the UN Guiding Principles Reporting Framework, which is widely considered best practice in human rights reporting.
As described in Walmart’s Human Rights ESG brief and our Statement herein, Walmart’s human rights due diligence process reflects the core elements of due diligence recognized by the U.N. Guiding Principles and requested in the proposal, in that the company’s approach involves:
•Assessment of potential impacts: Walmart assesses potential impacts through various means, including consulting subject matter experts in human rights; examining Walmart Ethics & Compliance and Responsible Sourcing allegations and findings; consulting external data sources and reports; and evaluating issues through our Enterprise Risk Management process.
•Integrating and acting on findings: Walmart uses findings from its assessments to create and enhance practices that embed respect for salient human rights issues in our business, including updating policies and procedures to account for risks; training and communicating to relevant Walmart associates and suppliers; and modifying practices to reduce potential impacts. For example, as a result of our findings, Walmart has modified sourcing standards for products, engaged suppliers to address issues and improve practices, developed and disseminated capacity building resources, and funded programs that train our suppliers and other businesses in higher-risk supply chains.
•Tracking the effectiveness of our responses: Walmart tracks its progress on salient human rights issues in several ways, including through our review of data from associate voice and engagement channels; Walmart ethics contacts; Walmart associate diversity and representation data; Walmart associate pay equity analyses; results from our Responsible Sourcing program—including information from factory audits and case management processes; and feedback from our direct engagement of human rights experts and organizations.
•Communicating how impacts are addressed: Walmart transparently reports on our progress addressing our salient human rights issues in various publications, including our Human Capital, Equity & Inclusion at Walmart & Beyond, People in Supply Chains, Ethics & Compliance, and Safer, Healthier Food & Other Products ESG briefs and our twice-annual Culture Diversity Equity & Inclusion reports.
Walmart is also committed to continuous improvement. In 2022, we began the process of reviewing our salient human rights issues and governance processes in light of changes to our business, the external environment, and stakeholder expectations. The process has included extensive stakeholder consultations and the assistance of a third-party consultant with expertise in human rights due diligence. Walmart will update our human rights reporting to reflect relevant findings and programmatic updates.
Conclusion
The requested report is unnecessary because Walmart already details its approach to human rights due diligence in several public disclosures, including how it assesses impacts, integrates findings, tracks the effectiveness of its responses, and communicates how impacts are addressed. This approach reflects the core elements of human rights due diligence recommended by the U.N. Guiding Principles—the primary request of this proposal.

AGAINST	FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

2023 Proxy Statement	105

Shareholder Proposals
PROPOSAL NO. 7
Racial Equity Audit
The Organization United for Respect and various co-filers have advised that it or an appointed representative will present the following proposal for consideration at the 2023 Annual Shareholders’ Meeting.

RESOLVED: Shareholders request Walmart Inc. (“Walmart” or the “Company”) conduct a third-party, independent racial equity audit analyzing Walmart’s adverse impacts on Black, Indigenous and People of Color (BIPOC) communities, and to provide recommendations for improving the company’s racial equity impact. Input from employees, customers, and racial justice, labor, and civil rights organizations should be considered in determining speciﬁc matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting conﬁdential and proprietary information, should be published on Walmart’s website.
Supporting Statement:
The harmful impacts of systemic racism on BIPOC communities are a major focus of policymakers, media, and the public. While Walmart has made charitable contributions[1] and statements of solidarity with communities of color, it must do more to address signiﬁcant adverse impacts of its policies and practices on those communities.
Several aspects of Walmart’s business suggest a racial equity audit would help mitigate reputational, regulatory, legal, and human capital risk. In recent years, Walmart has faced negative media coverage related to claims of discrimination including racial proﬁling[2] and discriminatory hiring, recruitment[3] and promotion practices.[4] Walmart is also subject to criticism for poor working conditions[5] and paying low wages[6]. The Company does not disclose median or adjusted racial pay gaps.
By Walmarts own disclosures, it is clear more can be done to address racial inequality in its workforce. The Company reports that people of color comprise 49% of its U.S. workforce but make up only 27% of its U.S. Oﬃcers and 18% of its Board of Directors.[7] As the largest private employer in the United States, it is imperative that Walmart ensure its policies and practices do not have adverse impacts on its BIPOC employees.
Political spending and lobbying may have adverse racial impacts. Between 2021 and 2022, the National Retail Federation (NRF), the industry trade association to which Walmart belongs, spent over $14 million on lobbying[8], and Walmart spent $11.4 million over the same period.[9] NRF’s policy priorities include weakening the SEC’s CEO pay ratio disclosure requirement[10] and repeal of the employer mandate requiring large companies to provide health coverage to full-time workers,[11] which may disproportionately affect BIPOC workers and stakeholders.
Given the demographics of Walmart’s hourly workforce, shareholders want to ensure Walmart is not contributing to or exacerbating broader racial inequities. Failure to effectively address racial inequities in its operations exposes stakeholders, including employees, to unacceptable abuses and exposes Walmart to risks that may ultimately affect shareholder long-term value.
A racial equity audit would help Walmart identify, prioritize, remedy and avoid adverse impacts on nonwhite stakeholders and communities of color. We urge Walmart to assess its behavior through a racial equity lens in order to obtain a complete picture of how it contributes to, and could help dismantle, social and economic inequality.

1https://corporate.walmart.com/esgreport/esg-issues/diversity-equality-inclusion
2https://www.npr.org/2022/08/25/1119385178/walmart-oregon-settlement-racial-profiling
3https://www.npr.org/local/309/2019/04/22/716144085/complaints-allege-racist-hiring-practices-at-walmart-warehouse
4https://www.forbes.com/sites/edwardsegal/2022/02/11/walmart-is-sued-for-gender-and-race-discrimination-by-eeoc/
5https://www.msn.com/en-us/money/companies/employees-expose-dangerous-walmart-working-conditions/ar-AAZS4X8
6https://www.theguardian.com/business/2021/oct/28/walmart-pay-hourly-low-wages-working-conditions
7https://corporate.walmart.com/esgreport/esg-issues/diversity-equality-inclusion
8https://www.opensecrets.org/federal-lobbying/clients/summary?cycle=2021&id=D000000741 and
https://www.opensecrets.org/federal-lobbying/clients/summary?cycle=2022&id=D000000741
9https://www.opensecrets.org/Lobby/clientsum.php?id=D000000367&year=2021 and
https://www.opensecrets.org/Lobby/clientsum.php?id=D000000367&year=2022
10https://nrf.com/sec-pay-ratio
11https://nrf.com/hill/policy-issues/health-care-reform

106	www.walmart.com

Shareholder Proposals
Walmart’s Statement in Opposition to Proposal No. 7
With approximately 2.1 million associates as of end of fiscal 2023, a presence in thousands of communities, and an extensive supplier base, we aspire to advance equity and inclusion in our business and beyond. The Board believes the adoption of this proposal is unnecessary because Walmart has already reviewed its business practices and identified primary areas where we can make a difference, designed strategies to have a positive impact with input and feedback provided by a broad range of stakeholders, and regularly reports on our strategies, initiatives, and progress.
Walmart has assessed its business practices and established four Shared Value Networks to guide our efforts.
Walmart identified four primary arenas in which it can make a positive impact from an equity perspective. In 2020, we established four shared-value networks (“SVNs”) to help advance racial equity in the U.S. criminal justice, education, financial, and healthcare systems. Each SVN is comprised of Walmart associates and is charged with studying these national systems and pursuing business strategies that draw on Walmart capabilities to contribute to positive impact. Recommendations are made to the SVN steering committee, led by our President and CEO, which assigns responsibility for implementing promising initiatives to relevant business units and oversee progress.
•Our Education SVN seeks to support equitable advancement by shifting practices around talent with a focus on increasing skills and building capabilities, including through our collaboration with the OneTen Coalition and our own Walmart Academy and Live Better U programs.
•Our Finance SVN seeks to decrease the racial wealth gap, including by facilitating access to money management tools like One, offering financial literacy resources, and enhancing supplier access to financing.
•Our Health SVN seeks to promote healthier living for all, including by bringing our assortment of healthier foods to communities around the country, health and nutrition education, and enhancing our benefits plan (for example, offering a doula benefit).
•Our Criminal Justice SVN seeks to drive impact in areas where our business intersects with the criminal justice system, including through second-chance hiring.
In addition, Walmart and the Walmart Foundation complement the above business initiatives through a $100 million commitment over five years through Walmart.org’s Center for Racial Equity. The center supports efforts such as research, advocacy, innovation of practices and tools, stakeholder convening and nonprofit capacity building.
Walmart has taken steps to promote diversity, equity, and inclusion within Walmart.
We strive for equity and inclusion within our talent management processes. As further described in our ESG report on Equity and Inclusion at Walmart and Beyond and our Culture, Diversity, Equity and Inclusion reports, available on our corporate website, we seek to promote a culture of belonging, including through:
•Hiring practices: We provide jobs with low barriers to entry; have entered into strategic partnerships with two HBCUs and recruiting partnerships with six HBCUs; use tools like SeekOut to broaden our pool of qualified diverse candidates, provide interview training and resume support to students; and train hiring managers on practices to reduce bias in the hiring process.
•Training and development: Associates begin training on day one with Walmart and can advance through Walmart Academy and access Walmart-paid high school completion, short-form certificates, and college degrees through our Live Better U offering (with demonstrated positive impacts on retention and promotion rates for people of color).
•Advancement: Our talent review and leadership potential assessment processes are objective and driven by data, and we report on representation and promotions disaggregated by race, ethnicity, and gender.
•Pay equity: We conduct analyses of pay and compensation practices in consultation with expert third-party firms following industry-leading standards and have confirmed that we pay associates equitably, regardless of race, ethnicity and gender. Unbiased hiring practices, pay controls, and pay transparency contribute to this outcome.
•Creating an inclusive culture: We seek to foster an inclusive culture through robust governance and oversight of our strategies, transparent reporting to leadership and the Board, listening to associates, training, and associate resource groups.

2023 Proxy Statement	107

Shareholder Proposals
Walmart considers a broad range of internal and external stakeholder inputs.
Our CDEI strategies are shaped through robust internal feedback. In 2018, we undertook an effort to assess the health of Walmart’s talent lifecycle through a diversity and inclusion lens. We assessed our human resources and talent processes and diversity data, interviewed a broad group of associates to gather their perspectives and feedback, held focus group and listening sessions with associate resource groups, and held a workshop with senior leaders, including the President’s Inclusion Council. This assessment led to adjustments in our hiring, promotion, training, and development processes and has helped shape our Inclusive Leadership Expectations. Our nine Associate Resource Groups play a substantial role in advising senior leadership on CDEI matters; each ARG has an executive champion who is within two levels of our President & CEO and has a network of officer sponsors who help provide strategic direction, mentorship, sponsorship, and other counsel and support.
Walmart and the Walmart Foundation maintain broad networks of community groups, thought leaders, NGOs, and business associations who help shape our strategies. Certain relationships provide us with topical expertise; for example, OneTen Coalition and The Last Mile for hiring; Business Roundtable’s Multiple Pathways Initiative for advancement, our Supplier Advisory Council for diverse sourcing, and Operation HOPE for financial literacy. Additionally, we engage in two-way sharing with constituent groups close to underrepresented and underserved communities, including the National Urban League, UnidosUS, OCA National, National Congress of American Indians, Women Impacting Public Policy, Asian Americans Advancing Justice, LULAC, NAACP and DisabilityIN. These groups and others are invited to our stakeholder summits and annual partner meetings.
Walmart reports transparently on its CDEI strategies and progress.
Walmart already voluntarily reports, at least twice annually, on our CDEI strategies and metrics, allowing shareholders and other stakeholders to assess our performance and provide feedback. We also report on these matters through our ESG reporting. These reports include: (1) information on our CDEI strategies and practices across our workforce and beyond; (2) data about U.S. representation in our workforce by gender and ethnicity at the hourly, management, and officer levels and U.S. promotion and new-hire data by gender and ethnicity; and (3) robust information on our overall human capital strategy—including hiring, wages and benefits, and upskilling and mobility.
Summary
Walmart is focused on supporting a workplace culture where every associate feels they belong. We have closely examined our business practices, consulted and continue to consult with internal and external stakeholders, and are transparent in our reporting. We believe our current approach—which will continue to evolve as our business evolves and expectations evolve—is right for us and that the requested equity audit is not necessary at this time.

AGAINST	FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

108	www.walmart.com

Shareholder Proposals
PROPOSAL NO. 8
Racial and Gender Layoff Diversity Report
The National Center of Public Policy Research has advised that it or an appointed representative will present the following proposal for consideration at the 2023 Annual Shareholders’ Meeting.

RESOLVED: Shareholders request that Walmart report annually on its policies and practices to help ensure that its elected Board of Directors attains the racial and gender representation of the employees it lays off to ensure that it is able to gauge whether Walmart is making layoffs in alignment with its fiduciary and related duties not to discriminate on the basis of race and sex. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.
Supporting Statement:
In 2022, news broke that Walmart would lay off corporate employees as part of an effort to restructure.[1] News reports indicated that around 200 employees would be laid off from the Company's Bentonville, Arkansas headquarters and other corporate offices from a variety of departments including merchandising, global technology and real-estate teams.[2] At the time, a Walmart spokeswoman confirmed that there were roles being eliminated as the company updated its structure, but said that the company was also investing in other areas and creating some new roles.[3]
Given the emphasis Walmart has placed in recent years on its "Culture, Diversity, Equity & Inclusion" (CDEI) initiatives, it is important for shareholders and the Board to know whether and to what extent these layoffs were made in furtherance of the Company's CDEI goals. For instance, Walmart provides company leaders access to a "CDEI Dashboard" that provides information on employee demographics to be used in decision-making. According to Walmart's website:
The CDEI Dashboard provides Walmart's U.S.-based officers (Vice President and above) and their HR business partners (HRBPs) with monthly-refreshed data on the representation and movement (hires, promotions and exits) of women and people of color within their respective organizations. Officers and their HRBPs utilize data and insights from the CDEI Dashboard to inform customized CDEI action plans for their organization.[4]
In addition to using a CDEI Dashboard to inform company action, Walmart also includes Diversity, Equity & Inclusion in performance evaluations and compensation decisions, making transparency in these efforts even more critically important.[5]
Walmart has made clear its intent to increase the proportional representation of women and people of color in its workforce, particularly when it comes to higher-paying management and officer positions. But in doing that it must ensure that it is not violating any employee's civil rights by making employment decisions – including layoff decisions – with race or sex as part of the consideration.[6] For the protection of employees and shareholders the Board should know, and should be held accountable for knowing, whether the data suggest that discrimination in the layoff-selection process might be occurring, so that it can properly protect the company from potential reputational and litigation risk.

1https://www.wsj.com/articles/walmart-lays-off-hundreds-of-corporate-workers-11659558590;
https://www.zerohedge.com/markets/walmart-lays-hundreds-corporate-workers;
https://www.wsj.com/articles/layoffs-hit-white-collar-workers-as-amazon-walmart-others-cut-jobs-11669930249
2https://www.wsj.com/articles/walmart-lays-off-hundreds-of-corporate-workers-11659558590;
https://www.zerohedge.com/markets/walmart-lays-hundreds-corporate-workers
3https://www.wsj.com/articles/walmart-lays-off-hundreds-of-corporate-workers-11659558590
4https://corporate.walmart.com/esgreport/esg-issues/diversity-equality-inclusion
5https://corporate.walmart.com/esgreport/esg-issues/diversity-equality-inclusion
6https://corporate.walmart.com/esgreport/esg-issues/diversity-equality-inclusion;
https://corporate.walmart.com/media-library/document/2022-culture-diversity-equity-and-inclusion-mid-year-report/_proxyDocument?id=00000183-d720-df74-a5cf-fff61c820000
https://corporate.walmart.com/newsroom/2022/01/17/were-making-walmart-the-best-place-for-everyone-by-creating-opportunity

2023 Proxy Statement	109

Shareholder Proposals
Walmart’s Statement in Opposition to Proposal No. 8
In our view, the requested report would not enhance transparency or enable better shareholder decision-making because Walmart is committed to non-discrimination, there is strong management and Board committee oversight of our talent management strategies, and we are transparent about our governance, policies, practices, and demographic representation at different levels of the company. Therefore, we recommend shareholders vote against the proposal.
Walmart is committed to non-discrimination in all of its business activities, including personnel decisions.
Walmart’s Code of Conduct—anchored in our basic beliefs—expresses our commitment to a workplace that is free of discrimination. We believe in respecting the dignity of every individual and valuing their unique skills, and that having a workforce of associates from diverse backgrounds makes us a better company and promotes creativity, innovation, and achievement. All associates, customers, members, or other individuals with whom we have contact in the course of our business should be treated fairly and respectfully without regard to their personal appearance, beliefs, culture, affiliations, or any other protected characteristics. Consistent with these values, the Code specifically instructs associates to “[h]ire, retain, and promote associates based on qualifications, demonstrated skills, achievements, and other merits.”
Our global discrimination and harassment prevention policy prohibits discrimination or harassment based on an individual’s race, color, ancestry, ethnicity, religion, sex, pregnancy, national origin, age, disability, marital status, veteran status, military status or obligation to perform military service, sexual orientation, gender identity or expression, genetic information, or other legal protections as defined by the laws of the locations in which we operate. This prohibition applies to all aspects of our business, including but not limited to, termination, refusing to hire, denying training, failing to promote, or discriminating in pay or other terms, conditions, or privileges of employment based on an individual’s protected status. We also prohibit associates from designing, implementing, or executing any business process in a manner that discriminates against, singles out, or subjects a person to heightened scrutiny based on their protected status. Walmart may from time to time update organizational structures to better position our company for a strong future as we serve our customers’ evolving needs and deliver on our enterprise strategy. All personnel decisions made through these processes are done consistent with our Code and policy and in a nondiscriminatory way.
Walmart associates receive ethics and nondiscrimination training during onboarding and regularly thereafter. In fiscal year 2022, more than 2,000,000 associates globally received this training.
Walmart has oversight in place to help ensure all personnel decisions are made consistent with our commitment to non-discrimination.
Walmart’s Code of Conduct encourages associates, suppliers, customers, and community members to raise issues, ask questions, and report concerns relating to discrimination or any other issue covered by the Code or policy. Speaking up is an expectation for Walmart associates, and we support associates in doing so by stating that reporting an issue in good faith will not get the associate in trouble, even if the associate makes an honest mistake. Our Code of Conduct and discrimination and harassment prevention policy make clear that Walmart does not tolerate retaliation for reporting a concern or participating in an investigation. Reports are triaged by severity of the allegation, subject matter and risk presented to the company. Actionable ethics cases may be referred to business units for follow-up or investigated by one of our investigative teams. Violations of our Code of Conduct and ethics and compliance program policies can lead to discipline up to and including termination. Other remedial actions taken as a result of violations can include reduction of associates’ annual cash incentive payment, associates being provided training and/or counseling, changing policies or procedures, or implementing additional processes or controls.
Independent Board committees have oversight responsibility with respect to Walmart’s compliance with law and policy, as well as talent management. The Audit Committee is responsible for overseeing the company’s Ethics and Compliance program and our Global Chief Ethics and Compliance Officer has regular private sessions with the Audit Committee. Additionally, the CMDC plays an active role in overseeing our talent management strategies and initiatives. Management regularly presents to the CMDC regarding workforce development, compensation, benefits, recruiting and retention, training and education, culture, and diversity, equity, and inclusion at all levels of the company.

110	www.walmart.com

Shareholder Proposals
Walmart reports on its policies, practices, outcomes, and governance with respect to diversity and talent management.
Walmart regularly publishes information about diversity and talent management strategies. Diversity information is published twice annually on our corporate website; these reports include data about U.S. representation in our workforce by gender and ethnicity at the hourly, management, and officer levels and U.S. promotion and new-hire data by gender and ethnicity. We also post the Section D Employment Data section of the Consolidated EEO-1 Report filed with the U.S. Equal Employment Opportunity Commission on our corporate website. We also publish robust information on our overall human capital strategy—including hiring, wages and benefits, and upskilling and mobility—in ESG reporting on our corporate website.
Summary
We believe the primary objective of the proposal is satisfied by the Company’s commitment to non-discrimination, robust oversight, and transparent reporting and recommend that shareholders vote against this proposal.

AGAINST	FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

2023 Proxy Statement	111

Shareholder Proposals
PROPOSAL NO. 9
Request to Require Shareholder Approval of Certain Future Bylaw Amendments
James McRitchie has advised that he or an appointed representative will present the following proposal for consideration at the 2023 Annual Shareholders’ Meeting.
Proposal - Fair Elections

RESOLVED: James McRitchie and other shareholders request that directors of Walmart Inc. ("Company") amend its bylaws to include the following language:
Shareholder approval is required for any advance notice bylaw amendments that:
1.require the nomination of candidates more than 90 days before the annual meeting,
2.impose new disclosure requirements for director nominees, including disclosures related to past and future plans, or
3.require nominating shareholders to disclose limited partners or business associates, except to the extent such investors own more than 5% of the Company's shares.
Supporting Statement
Under SEC Rule 14a-19, the universal proxy card must include all director nominees presented by management and shareholders for election.[1] Although the Rule implies each side's nominees must be grouped together and clearly identified as such, in a fair and impartial manner, most rules for director elections are set in company bylaws.
For Rule 14a-19 to be implemented equitably, boards must not undertake bylaw amendments that deter legitimate efforts by shareholders to submit nominees. The bylaw amendments set forth in the proposed resolution would presumptively deter legitimate use of Rule 14a-19 by deterring legitimate efforts by shareholders to seek board representation through a proxy contest.
The power to amend bylaws is shared by directors and shareholders. Although directors have the power to adopt bylaw amendments, shareholders have the power to check that authority by repealing board-adopted bylaws. Directors should not amend the bylaws in ways that inequitably restrict shareholders' right to nominate directors. This resolution simply asks the board to commit not to amend the bylaws to deter legitimate efforts to seek board representation, without submitting such amendments to shareholders. We urge the Board not to further amend its advance notice bylaws until shareholders have at least voted on this proposal.
Bloomberg's Matt Levine speculates bylaws might require disclosure submissions "on paper woven from unicorns' manes,"[2] with requirements waived for the board's nominees. While Mr. Levine depicts humorous and exaggerated possibilities, some companies are adopting amendments clearly designed to discourage fair elections.
Directors of at least one company (Masimo Corp.) recently adopted bylaw amendments that could deter legitimate efforts by shareholders to seek board representation through a proxy contest. Masimo's advance notice bylaws "resemble the 'nuclear option' and offers a case study in how rational governance devices can become unduly weaponized, writes Lawrence Cunningham.[3] Directors of other companies are considering similar proposals.
To ensure shareholders can vote on any proposal that would impose inequitable restrictions, we urge a vote FOR Fair Elections.
To Enhance Shareholder Value, Vote FOR
Fair Elections – Proposal

1https://www.ecfr.gov/current/title-17/chapter-II/part-240/section-240.14a-19
2https://www.bloomberg.com/opinion/articles/2022-10-27/credit-suisse-gives-first-boston-gets-a-second-chance?sref=a7KhiWzs
3https://corpgov.law.harvard.edu/2022/10/23/the-hottest-front-in-the-takeover-battles-advance-notice-bylaws/

112	www.walmart.com

Shareholder Proposals
Walmart’s Statement in Opposition to Proposal No. 9
We recommend that shareholders vote against this proposal because we believe that the provisions of Walmart’s Bylaws related to the nomination of directors are fair and reasonable and because shareholders already have the right to amend the Bylaws unilaterally and independently.
In November 2021, the SEC adopted the new Rule 14a-19, which requires the use of a “universal” proxy card in the event of a contested election of directors. This universal proxy card must include all director nominees nominated by both the Board, as well as any nominees properly presented by any shareholders meeting the requirements of the new rule. Following the implementation of Rule 14a-9, in November 2022, our Board approved procedural amendments to our Bylaws to facilitate implementation of the new rule, including modest information requirements for nominating shareholders that will enable our Board to perform necessary and appropriate due diligence and allow the company to meet its SEC disclosure requirements. In accordance with SEC rules, these amendments were disclosed in a Form 8-K filed with the SEC on November 16, 2022.
The proponent has not pointed to any aspects of our Bylaws that he believes unfairly prejudice nominating shareholders. We believe that our Bylaw provisions regarding the election of directors are fair and reasonable: the Bylaws already provide shareholders the ability to amend the Bylaws unilaterally and independently, including amending or repealing any amendment adopted by the Board. More broadly, our Bylaws, as amended, are consistent with leading corporate governance policies and a record of accountability to shareholders, including:
•Annual election of all directors with a majority vote standard in uncontested elections;
•An industry-standard proxy access provision that provides qualifying shareholders the ability to nominate directors;
•The ability of holders of 10% of our outstanding common stock to call a special meeting of shareholders; and
•The ability of shareholders to act by written consent in lieu of a meeting.
Additionally, as described in this proxy statement, we engage extensively with shareholders, including in the period following our most recent Bylaws amendments. We have heard positive feedback and no concerns about our Bylaw provisions regarding the nomination of director candidates.
Finally, we believe that adoption of the proposal would not be in the interests of the company or its shareholders, as it could require a special shareholders’ meeting for minor or technical amendments to the Bylaws with concomitant administrative burden and expense.

AGAINST	FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

2023 Proxy Statement	113

Shareholder Proposals
PROPOSAL NO. 10
Report on Reproductive Rights and Data Privacy
Clean Yield Asset Management, on behalf of Julie Kalish, has advised that it or an appointed representative will present the following proposal for consideration at the 2023 Annual Shareholders’ Meeting.

WHEREAS: Following revocation of the constitutional right to an abortion in June 2022, policymakers are concerned about the use of personal digital data for the enforcement of state laws that ban or limit abortion access.
Law enforcement frequently relies on digital consumer data. While Walmart does not report figures on law enforcement requests, Alphabet and Meta collectively received about 110,000 requests in the second half of 2021. Each complied with about 80 percent of those requests. In 2022, Meta satisfied a Nebraska warrant for private Facebook messages from a mother facing felony charges for allegedly helping her daughter terminate a pregnancy, receiving significant negative press.
Walmart has sensitive personal data on consumers' health, geolocation, internet activity, and purchases. This data could be accessed without consumer consent by states that criminalize abortion. The Company's privacy policy fails to disclose whether Walmart voluntarily satisfies law enforcement requests.[1] Its privacy notice governing personal health information ("PHI") permits disclosure of that data when "responding to legitimate law enforcement inquiries," which could include criminalized abortion investigations.
Based on public information, investors are unable to ascertain whether Walmart's PHI privacy notice contravenes federal HIPAA guidelines prohibiting PHI disclosures unless a mandate enforceable in a court of law accompanies the request. Law enforcement data requests may also seek evidence of consumer acts that are inappropriate for Walmart to voluntarily share – for example, consumer financial activities that were legal in the state where they occurred, but illegal in the consumer's state of residence, such as purchasing abortifacients.
Walmart is susceptible to abortion-related law enforcement requests that may create significant reputational, financial, and legal risks. Walmart already complies with "deletion rights" under California law, wherein consumers may request the Company delete personal data it is not legally required to retain. There is a strong brand benefit to meeting the privacy expectations of most consumers.
RESOLVED: Shareholders request the Board issue a public report detailing known and potential risks and costs to the Company of fulfilling information requests relating to Walmart customers for the enforcement of state laws criminalizing abortion access, and setting forth any strategies beyond legal compliance the Company may deploy to minimize or mitigate these risks. The report should be produced at reasonable expense, exclude proprietary or privileged information, and be published within one year of the annual meeting.
Supporting Statement:
Shareholders recommend, at board discretion, input from reproductive rights and civil liberties organizations be solicited and reflected in the report, and the report contain, regarding reproductive related issues:
1.An assessment of the feasibility of a nationwide or regionally based data privacy policy wherein consumers would have “deletion rights”;
2.An evaluation of the benefits of notifying consumers about law enforcement information requests regarding their data prior to complying with any such request to allow sufficient time for consumer response; and,
3.A description of how the Company is reconciling its PHI privacy notice to reflect federal HIPAA guidelines.

1https://corporate.walmart.com/privacy-security/walmart-privacy-policy

114	www.walmart.com

Shareholder Proposals
Walmart’s Statement in Opposition to Proposal No. 10
We recommend that shareholders vote against the proposal because—consistent with Walmart’s commitment to the ethical and responsible use of data—Walmart has implemented processes and procedures to help ensure customer data is handled lawfully and transparently and has a dedicated team of experts who carefully consider each governmental information request and respond in a consistent manner.
Walmart handles customer data in a responsible and compliant manner.
Providing good customer service requires us to collect and use certain types of customer data such as payment and transaction data. In our pharmacy business, we must collect and retain certain types of data in order to serve customers and comply with regulatory obligations.
Walmart complies with legal requirements—including the Health Insurance Portability and Accountability Act—and our digital trust commitments in retaining and using customer data, and in responding to any governmental requests for customer or patient information.
Walmart has gone beyond what the law requires in ensuring that we handle customer and patient data in an ethical and transparent manner. Our Digital Trust Commitments—aligned with our core values—guide our actions with respect to customer data. These commitments include:
•Integrity: We will use data responsibly, transparently, and with integrity
•Respect: Our data practices and technology will treat people fairly, with dignity and respect
We have adopted Privacy by Design principles to help ensure privacy controls are incorporated in the design, development, procurement, or modification of technology, business processes, or projects that involve the processing of personal information. These processes and procedures are designed to ensure compliance with both legal requirements and Walmart’s own digital trust commitments. Our Digital Citizenship team, collaborating with others, monitors legal and practice developments to help ensure we meet our own high standards.
Walmart is transparent with customers about how their data may be used.
Transparency fosters trust. Our privacy notices disclose to customers clear, prominent, and easily accessible information on what personal information we collect, how and why we collect it, how we use and protect it, how long we keep it, when and with whom we share it, and what privacy rights our stakeholders may have. We regularly review our notices and update them where appropriate to cover new regulations, technologies, and services. In particular, the Walmart Privacy Policy informs customers about the information we collect in stores and online in order to provide them with products and services and to run our retail business. In addition, the Walmart Notice of Privacy Practices details practices and restrictions unique to all health and wellness services owned or serviced by Walmart. These notices tell customers how we collect, use, share, and protect their personal information. These notices outline what choices customers have about how their personal information is used.
Walmart’s dedicated team of experts carefully consider governmental information requests and respond in a compliant and consistent manner.
Walmart receives requests for information from federal, state, and local law enforcement and regulatory agencies, some of which relate to Walmart’s health and wellness business. Some of these information requests are compulsory, meaning that Walmart is obligated to comply with them. Ensuring that we appropriately respond to law enforcement and regulatory inquiries while also protecting customer and patient privacy is critical to our efforts to be the most trusted retailer. Walmart has a dedicated team responsible for reviewing information requests received from government agencies. This team has developed and implemented procedures to review these requests and determine the manner and timing of responses to lawful information requests. We believe that this team’s valuable time and expertise would be better used on upholding and enhancing its robust processes and responding to requests than in preparing the requested report.

AGAINST	FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

2023 Proxy Statement	115

Shareholder Proposals
PROPOSAL NO. 11
Communist China Risk Audit
The National Legal and Policy Center has advised that it or an appointed representative will present the following proposal for consideration at the 2023 Annual Shareholders’ Meeting.

RESOLVED: Shareholders request that, beginning in 2023, Walmart Inc. report annually to shareholders on the nature and extent to which corporate operations depend on, and are vulnerable to, Communist China, which is a serial human rights violator, a geopolitical threat, and an adversary to the United States. The report should exclude confidential business information but provide shareholders with a sense of the Company's reliance on activities conducted within, and under control of, the Communist Chinese government.
Supporting Statement:
CNN reported[1] in 2021 that "Beijing has made it clear that multinational corporations have to follow its rules if they wish to operate in the country, and gaining favor can require...abiding by restrictive regulations...Many companies have traditionally been willing to play along, given how enticing the giant economy is as a market."
Walmart opened its first stores in China in 1996, and by the end of 2022 was expected to operate more than 400 locations across the communist nation.[2] The company relies on raw materials, supplies, finished products, labor and/or services from entities in the country.
China is a serial violator of human and political rights.
China is also a hostile adversary of the U.S. for many reasons, including:
•China intends to displace the U.S. as the lone global superpower by 2049;
•The U.S. has committed to defend Taiwan, which China has militaristically asserted is part of its country and may attempt to seize by force;
•U.S. - China relations are tense over a number of issues including China's military expansion; egregious human rights violations; actions related to the COVID pandemic; elimination of freedom in Hong Kong; and environmental pollution.
China – and by extension the companies it controls – is also identified in the U.S. State Department's 2022 Trafficking in Persons Report as a state sponsor of human trafficking. It is now subject to the Uyghur Forced Labor Prevention Act, which imposes strict verification of parts and products imported from China, that they are not generated from slave labor.
A July 2022 joint statement from the leaders of the British and American domestic intelligence agencies warned that the Communist Chinese Party is the greatest threat to the international order. "We consistently see that it's the Chinese government that poses the biggest long-term threat to our economic and national security, and by 'our,' I mean both of our nations, along with our allies in Europe and elsewhere," said FBI Director Christopher Wray.
Given the controversial, if not dangerous, nature of doing business in and with China, shareholders have the right to know the extent to which Walmart Inc.'s business operations depend on Communist China.

1Disis, Jill & Wang, Selina. "Doing business in China is difficult. A clash over human rights is making it harder," CNN Business, April 2, 2021. See https://cnn.it/3ef24EI.
2See Walmart "China" page: https://bit.ly/2OIofnK.

116	www.walmart.com

Shareholder Proposals
Walmart’s Statement in Opposition to Proposal No. 11
We believe the open-ended annual reporting requested by this proposal is unwarranted given Walmart’s: i) regular and transparent public reporting on key risks facing the company; ii) enterprise risk management program, including the Board’s oversight of management; and iii) commitment to respecting internationally recognized human rights in our business operations and supplier relationships. We therefore recommend that shareholders vote against this proposal.
Walmart reports on material risks facing the company.
Walmart is a reporting company for purposes of the U.S. Securities Exchange Act of 1934, as amended, and is already subject to comprehensive and ongoing disclosure requirements to shareholders about material factors that might make an investment in Walmart speculative or risky. We have well-developed processes and procedures to identify, analyze, and disclose those material risks and report on them in our annual reports on Form 10-K, quarterly reports on Form 10-Q, and periodic reports on Form 8-K, as appropriate. Our most recent annual report on Form 10-K (filed with the SEC on March 17, 2023), for example, includes disclosure regarding our operations in China to the extent they are material, including the number of stores we have in China and their fiscal 2023 sales. We have also included a risk factor regarding legislative, judicial, accounting, legal, regulatory, tax, political, and economic risks and conditions attendant to doing business in certain countries outside the United States.
Walmart’s Enterprise Risk Management program is coordinated with the Board’s oversight of risk.
As discussed in this proxy statement, Walmart identifies, assesses, and manages risks through our enterprise risk management process and other supporting processes and procedures. The Board, Board committees, and management coordinate oversight and management of identified risks through periodic reporting and open communication.
Our Board is engaged in the oversight of significant risks affecting our business. Our Audit Committee has oversight responsibility for overall risk identification, monitoring, and mitigation processes and policies, as well as oversight of risks associated with legal, ethics, compliance, information security, data privacy, and cybersecurity. And the Strategic Planning and Finance Committee oversees risks associated with the company’s long-range strategic plans.
Management has responsibility for the enterprise risk assessment process and the day-to-day management of risks. Management has regular communication with the Board and Board committees about identified risks and management of those risks. Any significant risks relating to China or any other country would be managed through these processes.
Walmart is committed to respecting human rights and has established robust due diligence processes to manage human rights risk.
Walmart is committed to respecting internationally recognized human rights in our global business operations and supply chains. As described in our ESG brief on Human Rights (available on our corporate website), our Human Rights Statement confirms our respect for human rights and articulates how our culture, values, and international instruments inform our approach to human rights. We have identified our salient human rights issues and report transparently on how we conduct due diligence to assess human rights impacts, integrate findings into policies and practices, track progress, communicate results, and continuously improve our processes.
Given Walmart’s existing disclosure obligations, risk management process and procedures, and commitment to human rights, the Board believes the adoption of this proposal is not in the best interests of shareholders.

AGAINST	FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

2023 Proxy Statement	117

Shareholder Proposals
PROPOSAL NO. 12
Workplace Safety & Violence Review
Cynthia Murray and a co-filer have advised that she or an appointed representative will present the following proposal for consideration at the 2023 Annual Shareholders’ Meeting.

RESOLVED: Shareholders urge Walmart Inc. (“Walmart” or the “Company”) to conduct a third-party, independent review of the impact of Company policies and practices on workplace safety and violence, including gun violence. A report on the review, prepared at reasonable cost and omitting proprietary information, should be published on Walmart’s website. At company discretion, the proponents recommend the audit and report include: (1) Evaluation of management and business practices that contribute to an unsafe or violent work environment, including staffing capacity and the introduction of new technologies; and (2) Recommendations that will help Walmart create safer work environments and prevent workplace violence.
Supporting Statement:
Incidents of workplace violence, particularly gun violence, have become too common at Walmart. Between July 1, 2020 and November 22, 2022 there were at least 363 gun incidents and 112 gun deaths at Walmart.[1] The recent mass shooting in Chesapeake, Va., perpetrated by a Walmart Associate, garnered significant press coverage.[2] The 2019 El Paso shooting killed 22 people and injured another 24 making it the deadliest in United States history.[3] An Associate who survived the Chesapeake shooting is suing Walmart for failing to “enact any preventative measures to keep Walmart customers and Associates safe.”[4]
Gun violence is an unprecedented public health crisis with substantial human and financial costs. Harvard researchers estimate that gun violence costs the United States $557 billion annually and that “employers and their health insurers sustain a substantial financial burden from firearm injuries and have a financial incentive to prevent them.”[5]
The COVID-19 pandemic made worker safety a focus of policy makers, labor advocates, and the public. Walmart Associates criticized the Company’s pandemic response and its disregard for employee well-being. Newly released OSHA data indicates that COVID-19 infection rates at Walmart stores increased in 2021 while the average private sector rate decreased and that Associates working in supercenters are 75% more likely to experience work related injuries and illnesses than other retail workers.[6] Workplace injuries cost U.S. businesses billions of dollars every year.[7]
Failure to effectively address workplace safety and violence exposes stakeholders, including employees, to unacceptable harms and exposes Walmart to financial, reputational, and legal risks.
As a 22-year Walmart Associate, I am personally invested in keeping myself and my fellow Associates safe at work. I am asking Walmart to evaluate how its practices may be contributing to an unsafe or violent work environment and to review existing workplace safety and violence prevention plans to ensure they adequately protect the health, safety, and lives of Walmart Associates.
I ask my fellow shareholders to vote yes for this proposal.

1https://www.gunsdownamerica.org/new-research-shows-gun-violence-is-serious-threat-at-grocery-stores/
2https://www.cnn.com/2022/11/22/us/chesapeake-virginia-walmart-shooting/index.html
3https://www.cbsnews.com/news/mass-shootings-2019-more-than-days-365/
4https://www.cnn.com/2022/11/29/us/virginia-walmart-shooting-lawsuit/index.html
5https://time.com/6217348/gun-violence-economic-costs-us/
6NELP analysis of OSHA Injury Tracking Application and https://www.bls.gov/news.release/pdf/osh.pdf
7https://www.helmsmantpa.com/2022/06/17/2022-workplace-safety-index-top-10-causes-of-disabling-injuries/ and
https://www.statista.com/statistics/711311/direct-costs-of-top-disabling-workplace-injuries-in-the-us/

118	www.walmart.com

Shareholder Proposals
Walmart’s Statement in Opposition to Proposal No. 12
Walmart recommends a vote against this shareholder proposal because Walmart is committed to the health, safety, and security of our customers and associates. Promoting a safe and welcoming store and club environment is key to earning and maintaining customer trust, as well as foundational to attracting and retaining great associates. The requested report, however, would not aid Walmart in upholding this commitment, as Walmart has practices in place to help ensure a safe and healthy work environment—including policies, training, monitoring and response—as well as regular reviews of protocols and practices to help ensure we are adapting our approaches in light of changes in the internal and external environment.
Walmart’s commitment to health, safety, and security is supported by strong policies, training, and proactive management.
The safety of our customers, suppliers, and associates is a top priority. We take a comprehensive approach to maintaining health, safety, and security.
Policy and tone from the top. Walmart’s comprehensive policies cover issues of health and safety, security, and violence in the workplace. These policies include:
•Code of Conduct: sets forth core expectations on physical safety and security, healthy work environments, and workplace violence. This is supplemented by global and market-specific policies.
•Health and safety: Global Environmental, Health and Safety Policy, Safety and Health in the Workplace Policy, Occupational Safety and Health Act Policy, Public Health Emergency Leave Policies, COVID-19 Emergency Leave Policy, COVID-19 Vaccination Time Off Policy.
•Security: Global Security Programs Policy, Physical Access Control Policy.
•Workplace violence: Violence Free Workplace Policy.
Training. Walmart associates receive foundational Code of Conduct training during onboarding and regularly thereafter. In fiscal year 2022, for example, more than 2,000,000 associates globally received this training. Walmart associates receive training on numerous health- and safety-related processes based on their roles, including accident prevention, hazard identification, safe use of machinery and equipment, and use of personal protective equipment (PPE). We have required training on workplace violence awareness and protocols for active shooter situations; associates are assigned this training on an annual basis with quarterly refreshers. Skills taught include identifying and reporting concerning behaviors and protocols to be utilized in the event of an active shooter or active attack scenario.
Monitoring and response. We monitor for issues so we can adjust processes and take corrective action. For example, we contract with an independent third party to conduct risk-based assessments of our U.S. stores and clubs to monitor the execution of specific elements of our health and safety program. And our dedicated threat management team performs risk assessments and monitors and responds to higher-risk situations. Responsive actions taken by the threat management team include advising on facility redesign, partnering with law enforcement, providing strategies to mitigate identified risks and increasing security.
We also respond swiftly to reported concerns. Walmart’s Code of Conduct encourages associates, suppliers, customers, and community members to raise issues, ask questions, and report concerns on topics including health, safety, and security. Speaking up is an expectation for Walmart associates, and we support associates in doing so by not permitting retaliation, even if the associate makes an honest mistake. Reports are triaged for action by subject matter, risk presented, and severity of the allegation.
We take reported instances of potential violent conduct seriously by promptly and thoroughly investigating the issue and by taking appropriate actions to address it. To address concerns, Walmart takes reasonable interim measures during investigations, including putting associates on a leave of absence or suspending the associate who is the subject of the complaint.

2023 Proxy Statement	119

Shareholder Proposals
Walmart regularly reviews its health, safety, and security programs and practices to ensure they are effective and are addressing top risks.
Walmart identifies, assesses, and assigns responsibility for managing risks through its enterprise risk management process. Risks assessed and managed through this process include health and safety, pandemics, epidemics, and physical security. Additionally, Walmart’s Global Governance team works continuously to improve and adapt our ethics and compliance program—including our health and safety programs—to mitigate new and evolving risks. Through program reviews, benchmarking, and the incorporation of lessons learned, we adjust our program to ensure continued effectiveness. The Walmart Global Security team also regularly reviews all programs, policies, training, and threat management protocols to promote the safety of associates, customers and suppliers.
Walmart’s actions during the COVID-19 pandemic illustrate how the company adapts policies and practices to promote the health and safety of customers and associates while facilitating communities’ access to critical products and services. For example, we distributed and required PPE and health screening for associates, closed stores and clubs overnight for cleaning, required customers to wear masks, and installed physical barriers to help maintain safety during close physical contact. We also quickly adopted new policies and guidance, including a COVID-19 Emergency Leave Policy that waived our normal attendance requirements for those missing work for reasons associated with COVID-19, provided associates with up to two weeks of pay should they need to stay home for COVID-related-reasons, and provided additional pay replacement for associates with a confirmed case of COVID-19. These measures were all aligned with requirements and guidance from local, state and federal authoritative agencies, including the U.S. Centers for Disease Control and the Occupational Safety and Health Administration and were continually adapted based on practical experience and shifts in the environment.

AGAINST	FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

120	www.walmart.com

STOCK OWNERSHIP
Equity Compensation Plan Information
The following table provides certain information as of the end of fiscal 2023 with respect to Shares that may be issued under our company’s existing equity compensation plans.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	24,579,362	(1)	—	161,608,473	(2)
Equity compensation plans not approved by security holders	—		—	—
TOTAL	24,579,362		—	161,608,473
(1)This amount includes 6,304,898 Shares that may be issued upon the vesting of performance equity granted under the Stock Incentive Plan, which represents the maximum number of Shares that may be issued upon the vesting of this performance equity if maximum performance goals are achieved for each performance cycle, and 16,221,107 Shares that may be issued upon the vesting of restricted stock units granted under the Stock Incentive Plan. This amount also includes 2,053,357 Shares deferred in the form of Shares by officers and Outside Directors.
(2)This amount includes 94,691,243 Shares available under the Associate Stock Purchase Plan and 66,917,230 Shares available under the Stock Incentive Plan.
Holdings of Major Shareholders
The following table lists the beneficial owners of greater than 5% of the Shares outstanding as of April 6, 2023. As of April 6, 2023, there were 2,697,346,823 Shares outstanding.

			Shared Voting and Investment Power
Name and Address of Beneficial Owner(1)	Direct or Indirect Ownership with Sole Voting and Investment Power		Shared, Indirect Ownership Through Walton Enterprises, LLC(1)		Shared, Indirect Ownership Through the Walton Family Holdings Trust(1)		Other Indirect Ownership with Shared Voting and Investment Power	Total	Percent of Class
Alice L. Walton	6,748,580		1,000,891,131	(3)	245,711,516	(4)	—	1,253,351,227	46.47%
Jim C. Walton	10,507,124	(2)	1,000,891,131	(3)	245,711,516	(4)	—	1,257,109,771	46.61%
John T. Walton Estate Trust	—		1,000,891,131	(3)	—		—	1,000,891,131	37.11%
S. Robson Walton	3,219,397		1,000,891,131	(3)	245,711,516	(4)	—	1,249,822,044	46.34%
(1)The business address of Alice L. Walton, Jim C. Walton, the John T. Walton Estate Trust, S. Robson Walton, Walton Enterprises, LLC, and the Walton Family Holdings Trust is P.O. Box 1508, Bentonville, Arkansas, 72712.
(2)Jim C. Walton has pledged 200,000 of the Shares directly owned by him as security for a line of credit extended to a company not affiliated with Walmart.
(3)Walton Enterprises, LLC holds a total of 1,000,891,131 Shares. Alice L. Walton, Jim C. Walton, and S. Robson Walton share voting and dispositive power with respect to all Shares held by Walton Enterprises, LLC, individually as managing members of Walton Enterprises, LLC, and in their capacities as cotrustees of the John T. Walton Estate Trust, which is also a managing member of Walton Enterprises, LLC. The managing members of Walton Enterprises, LLC have the power to sell and vote those Shares.
(4)The Walton Family Holdings Trust holds a total of 245,711,516 Shares. Alice L. Walton, Jim C. Walton, and S. Robson Walton, as cotrustees, share voting and dispositive power.

2023 Proxy Statement	121

Stock Ownership
Holdings of Officers and Directors
This table shows the number of Shares held by each director and NEO on April 6, 2023. It also shows the Shares held by all of Walmart’s directors and Executive Officers as a group on that date. As of April 6, 2023, there were 2,697,346,823 Shares outstanding.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power(1)	Indirect with Shared Voting and Investment Power	Total	Percent of Class
M. Brett Biggs	167,325	—	167,325	*
Cesar Conde	7,052	—	7,052	*
Timothy P. Flynn	45,538	—	45,538	*
Sarah J. Friar	14,564	—	14,564	*
John R. Furner	292,817	—	292,817	*
Carla A. Harris	12,742	—	12,742	*
Thomas W. Horton	16,172	—	16,172	*
Suresh Kumar	479,645	—	479,645	*
Marissa A. Mayer	37,601	—	37,601	*
Judith J. McKenna	325,432	72,290	397,722	*
Kathryn McLay	264,554	—	264,554	*
C. Douglas McMillon(2)	1,502,730	351,302	1,854,032	*
Gregory B. Penner	76,056	482,878	558,934	*
John David Rainey	215,856	—	215,856	*
Randall L. Stephenson	19,864	—	19,864	*
S. Robson Walton(3)	3,219,397	1,246,602,647	1,249,822,044	46.34%
Steuart L. Walton	52,264	—	52,264	*
Directors and Executive Officers as a Group (20 persons)	7,002,790	1,247,509,117	1,254,511,907	46.51%
*    Less than 1%
(1)These amounts include Shares of unvested restricted stock and restricted stock units held by certain Executive Officers and stock units deferred by certain Outside Directors and certain Executive Officers. For John R. Furner, this amount includes 4,880 deferred stock units that settle in the form of cash upon payout. These amounts also include Shares that the following persons had a right to acquire within 60 days after April 6, 2023, through vested Shares they hold in the 401(k) Plan:

Name	Shares Held in the 401(k) Plan
C. Douglas McMillon	1,860
John R. Furner	1,817
Directors and Executive Officers as a Group (20 persons)	3,677
(2)C. Douglas McMillon also holds 1,900 American Depository Receipts of Wal-Mart de Mexico, S.A.B. de C.V., which represents less than 1% of the class of that security.
(3)The amount shown for S. Robson Walton includes 1,000,891,131 Shares held by Walton Enterprises, LLC and 245,711,516 held by the Walton Family Holdings Trust.

122	www.walmart.com

ANNUAL MEETING INFORMATION
What is a proxy statement, and what is a proxy?
A proxy statement is a document that SEC rules require us to provide you when we ask you to vote on certain matters at a meeting of our shareholders or when we ask you to sign a proxy designating certain individuals to vote on those matters on your behalf. A proxy is your legal designation of another person to vote the Shares you own at a meeting of our shareholders. If you designate someone as your proxy in a written document or electronic transmission, that document or electronic transmission is called a proxy. By signing the proxy card we provide to you or by submitting your proxy over the internet or by telephone, you will designate our Chairman and our CEO as your proxies to cast your vote during the 2023 Annual Shareholders’ Meeting. Walmart’s Board is soliciting your proxy to vote your Shares during the 2023 Annual Shareholders’ Meeting and, if necessary or appropriate, any adjournment or postponement thereof. Walmart pays the cost of soliciting your proxy and reimburses brokers and others for forwarding to you the proxy statement, proxy card, or voting instruction form, and Annual Report to Shareholders and, for certain shareholders, the notice of internet availability of our proxy materials.
2023 Annual Shareholders’ Meeting – Virtual Meeting
When is the 2023 annual shareholders’ meeting?
Our annual shareholders’ meeting this year will be a virtual meeting only and will be conducted via live audio webcast beginning at 10:30 a.m. Central Time on Wednesday, May 31, 2023. There will be no physical meeting location. Although our 2023 Annual Shareholders’ Meeting will be held online as a virtual meeting only, shareholders who held Shares as of the record date for the meeting can still participate in the virtual meeting, vote and ask questions about matters that are relevant to the items of business included in the notice of the meeting as set forth on page 3 above.
How can I participate in the 2023 annual shareholders’ meeting?
Shareholders who owned Shares as of the close of business on April 6, 2023 or their proxy holders are entitled to participate in the 2023 Annual Shareholders’ Meeting. Other guests may also listen to the live audio webcast by visiting the “Investors” section of our corporate website at https://stock.walmart.com/home/ , but such guests may not vote or ask questions during the 2023 Annual Shareholders' Meeting.
Shareholders of record owning Shares at the close of business on April 6, 2023 are entitled to participate in and vote at the meeting. To participate in the meeting, including to vote and ask questions, shareholders of record should go to the meeting website at www.virtualshareholdermeeting.com/WMT2023, enter the 16-digit control number found on your proxy card or notice of internet availability of our proxy materials, and follow the instructions on the website. If your Shares are held in street name and your voting instruction form or notice of internet availability of our proxy materials indicates that you may vote those Shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the meeting with the 16-digit access code indicated on that voting instruction form or notice of internet availability of our proxy materials. Otherwise, shareholders who hold their Shares in street name should contact their bank, broker, or other nominee (preferably at least five days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the meeting. You will be allowed to log in as early as 30 minutes before the start time on Wednesday, May 31, 2023.
The virtual meeting platform is supported across internet browsers and devices (e.g., desktops, laptops, tablets, and cell phones). If you intend to join the live webcast, you should ensure that you have a strong WiFi or internet connection. We encourage you to access the virtual meeting before it begins, and you should give yourself plenty of time to log in and ensure that you can hear streaming audio prior to the start of the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.

2023 Proxy Statement	123

Annual Meeting Information
In the event technical issues or other events delay or disrupt the company’s ability to convene the meeting for longer than 30 minutes, the company will make an announcement on the “Investors” section of our corporate website at
https://stock.walmart.com/home/ regarding a date, time and place for reconvening the 2023 Annual Shareholders’ Meeting. In the event of disorder, technical malfunction or other significant problem that disrupts the 2023 Annual Shareholders’ Meeting, the chair of the meeting may adjourn, recess, or expedite the 2023 Annual Shareholders’ Meeting, or take such other action as the chair of the meeting determines is appropriate in light of the circumstances.
How do I ask a question during the 2023 annual shareholders' meeting?
After logging into the meeting, shareholders who held Shares at the close of business on April 6, 2023 or their proxy holders may submit questions about the items being voted on by shareholders during the 2023 Annual Shareholders' Meeting or that are otherwise pertinent to the company. Questions submitted must comply with the rules of conduct for the meeting, which will be available to shareholders on the virtual meeting website. Questions from multiple shareholders about the same topic or otherwise generally related may be grouped together, summarized, and answered together at once, and we reserve the right to exclude questions regarding topics that are not pertinent to the meeting, our company, or that are not compliant with the rules of conduct for the meeting. We will endeavor to answer as many pertinent questions as time permits. Responses to pertinent questions that we do not have time to answer during the meeting will be posted to the "Investors" section of our corporate website at https://stock.walmart.com/home/ as soon as practicable after the meeting.
If I am unable to participate at the time of the 2023 annual shareholders’ meeting, can I watch or listen at a later time?
If you are unable to participate at the time of the virtual meeting, the audio of the 2023 Annual Shareholders’ Meeting will be available on our corporate website at https://stock.walmart.com/home/ for a limited time after the meeting.
Voting
What is the quorum requirement for holding the 2023 annual shareholders’ meeting?
The holders of a majority in voting power of the Shares outstanding and entitled to vote as of the record date for the meeting must be present online at the scheduled time or represented by proxy for business to be transacted at the meeting. As of the close of business on April 6, 2023, the record date for the 2023 Annual Shareholders’ Meeting, Walmart had 2,697,346,823 Shares outstanding.
Who may vote at the 2023 annual shareholders’ meeting?
You may vote during the 2023 Annual Shareholders’ Meeting on Wednesday, May 31, 2023, if you were the holder of record of Shares at the close of business on April 6, 2023, the record date set by the Board for determining those shareholders who are entitled to receive notice of, and to vote on matters at, the 2023 Annual Shareholders’ Meeting. You are entitled to one vote for each director nominee and on each other matter properly presented at the 2023 Annual Shareholders’ Meeting for each Share you owned of record as of close of business on the record date.
If your Shares are registered directly in your name with the company’s transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to these Shares. Some shareholders hold Shares through a bank, broker, or other nominee, and are often said to hold these shares in “street name.” These shareholders are considered “beneficial owners” of those Shares. Unless expressly stated otherwise in your voting instruction form or notice of internet availability of our proxy materials, if you held Shares as a beneficial owner in “street name” at the close of business on April 6, 2023, you must obtain a legal proxy, executed in your favor, from the holder of record of those Shares as of that time, to be entitled to be admitted to and participate in the meeting and to vote those Shares during the meeting.
How do I vote?
The process for voting your Shares depends on how your Shares are held. Generally, as discussed above, you may hold Shares as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). As explained above, if you hold Shares in “street name,” you are considered to be the “beneficial owner” of those Shares.

124	www.walmart.com

Annual Meeting Information
Voting by record holders. If you are a record holder, you may submit a proxy with your voting instructions or you may vote during the virtual meeting on Wednesday, May 31, 2023. If you are a record holder and would like to submit your proxy prior to the 2023 Annual Shareholders’ Meeting, you may do so using one of the following four ways:

go to the website www.proxyvote.com and follow the instructions provided;	scan the QR code on your proxy card or notice of internet availability of the proxy materials with your mobile device and follow the instructions provided;	call 1-800-690-6903 using a touch-tone phone (toll charges may apply for calls made from outside the United States) and follow the instructions provided; or	if you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you.

Please note that proxies will not be accepted by telephone or internet voting (i.e., before the meeting via www.proxyvote.com) following 11:59 p.m. Eastern Time on May 30, 2023. If you wish to submit a proxy to vote by telephone or internet before the meeting, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or in the notice of internet availability of the proxy materials. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting during the 2023 Annual Shareholders’ Meeting on Wednesday, May 31, 2023.
If you plan to participate in the 2023 Annual Shareholders’ Meeting on Wednesday, May 31, 2023, and you wish to vote during such time, the virtual meeting platform will allow you to vote your Shares during the meeting. Even if you vote by proxy prior to May 31, 2023, you may still participate in the 2023 Annual Shareholders’ Meeting.
Voting by beneficial owners of shares held in “street name.” If your Shares are held in the name of a broker, bank, or other nominee (that is, your Shares are held in “street name”), you should receive separate instructions from the record holder of your Shares describing how to vote your Shares. If your Shares are held in the name of a broker, bank, or other nominee and you want to vote during the virtual meeting, you will need the unique 16-digit control number which appears on the instructions that accompanied the notice of internet availability or the proxy materials that you received or a legal proxy from your broker, bank, or other nominee holder as well as the unique 16-digit control number.
Voting of shares held in the 401(k) Plan or the Walmart Puerto Rico 401(k) Plan. If your Shares are held through the 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, you must provide instructions on how you wish to vote your Shares held through such plans no later than 11:59 p.m. Eastern Time on May 24, 2023. If you do not provide such instructions by that time, your Shares will be voted by the Retirement Plans Committee of the respective plan in accordance with the rules of the applicable plan.
What are my voting choices for each of the proposals to be voted on during the 2023 annual shareholders’ meeting?
On Wednesday, May 31, 2023, you are voting on the following items:
PROPOSAL NO. 1: ELECTION OF 11 DIRECTORS
Voting choices and board recommendation:
•vote in favor of each nominee;
•vote in favor of one or more specific nominees;
•vote against each nominee;
•vote against one or more specific nominees;
•abstain from voting with respect to each nominee; or
•abstain from voting with respect to one or more specific nominees.
The Board recommends a vote FOR each of the nominees.

2023 Proxy Statement	125

Annual Meeting Information
PROPOSAL NO. 2: ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES
Voting choices and board recommendation:
•vote in favor of holding such vote every year (1 year);
•vote in favor of holding such vote every two years (2 years);
•vote in favor of holding such vote every three years (3 years); or
•abstain from voting on the advisory resolution.
The Board recommends shareholders vote "1 YEAR" on this proposal.
PROPOSAL NO. 3: NON-BINDING, ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Voting choices and board recommendation:
•vote in favor of the advisory resolution;
•vote against the advisory resolution; or
•abstain from voting on the advisory resolution.
The Board recommends a vote FOR the advisory resolution.
PROPOSAL NO. 4: RATIFICATION OF EY’s APPOINTMENT AS INDEPENDENT ACCOUNTANTS FOR FISCAL 2024
Voting choices and board recommendation:
•vote in favor of the ratification;
•vote against the ratification; or
•abstain from voting on the ratification.
The Board recommends a vote FOR the ratification.
PROPOSAL NOS. 5-12: SHAREHOLDER PROPOSALS APPEARING IN THIS PROXY STATEMENT, IN EACH CASE, IF PROPERLY PRESENTED AT THE MEETING
Voting choices and board recommendation:
•vote in favor of each shareholder proposal;
•vote against each shareholder proposal;
•vote in favor of one or more shareholder proposals;
•vote against one or more shareholder proposals;
•abstain from voting on one or more shareholder proposals; or
•abstain from voting on all shareholder proposals.
The Board recommends a vote AGAINST each of the shareholder proposals.
Who counts the votes? Are my votes confidential?
Broadridge will count the votes. The Board has appointed two employees of Broadridge as the inspectors of election. Your proxy card or ballot and voting instructions (including proxies cast by phone, mobile device, or over the internet) will not be disclosed unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election (a “contested election” is explained in more detail below). If you write comments on your proxy card or ballot, your comments will be provided to Walmart by Broadridge, but how you voted will remain confidential.
What vote is required to elect a director at the 2023 annual shareholders’ meeting?
To be elected in an “uncontested election” of directors, which under our Bylaws is an election in which the number of nominees for director is not greater than the number of directors to be elected, a director nominee must receive affirmative votes representing a majority of the votes cast by the holders of Shares present or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). To be elected in a “contested election” of directors, which our Bylaws define as an election in which the number of nominees for director is greater than the number of directors to be elected, directors will be elected by a plurality of the votes of the holders of Shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The election of directors at the 2023 Annual Shareholders’ Meeting is an uncontested election.

126	www.walmart.com

Annual Meeting Information
What happens if a director nominee fails to receive a majority vote in an uncontested election at the 2023 annual shareholders’ meeting?
Any incumbent director who is a director nominee and who does not receive a majority of the votes cast must promptly tender his or her offer of resignation as a director to the Chairman of the Board for consideration by the Board. Each director standing for election at the 2023 Annual Shareholders’ Meeting has agreed to resign, effective upon acceptance of such resignation by the Board, if he or she does not receive a majority of the votes cast. The Board must accept or reject the resignation within 90 days following certification of the shareholder vote in accordance with the procedures established by the Bylaws.
If a director’s resignation offer is not accepted by the Board, that director will continue to serve until our company’s next annual shareholders’ meeting and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.
Any director nominee who is not an incumbent director and who fails to receive a majority of the votes cast in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority of the votes cast pursuant to the Bylaws or decrease the size of the Board to eliminate the vacancy.
What vote is required to pass the other proposals at the 2023 annual shareholders’ meeting?
At any meeting at which a quorum has been established, the affirmative vote of the holders of a majority in voting power of the Shares present or represented by proxy at the meeting and entitled to vote on the proposal at issue is required for:
•the vote on the frequency of future say-on-pay votes (Proposal No. 2);
•the adoption of the non-binding, advisory resolution to approve the compensation of our NEOs (Proposal No. 3);
•the ratification of the appointment of EY as Walmart’s independent accountants for fiscal 2023 (Proposal No. 4);
•the approval of each of the shareholder proposals, in each case, if properly presented at the meeting (Proposal Nos. 5-12); and
•any other matters properly presented during the meeting.
What is the effect of an “abstention” or a “broker non-vote” on the proposals to be voted on at the 2023 annual shareholders’ meeting?
Abstentions. A Share proxy or ballot marked “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority in the voting power of the Shares present and entitled to vote on each such proposal, an abstention will have the effect of a vote against each of the other proposals.
Broker Non-Votes. A “broker non-vote” occurs if your Shares are not registered in your name (that is, if you hold your Shares in “street name”) and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on any matter as to which, under the NYSE rules for member organizations (such as brokers), a broker may not vote without instructions from you, but the broker nevertheless provides a proxy for your Shares. Shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered “votes cast” or Shares “entitled to vote” with respect to a voting matter. Therefore, a broker non-vote will not have any effect on the outcome of the proposals.
Therefore, if your Shares are not registered in your name and you do not provide instructions to the record holder of your Shares and the broker elects to vote your Shares on some but not all matters, a broker non-vote as to your Shares will result with respect to the matters on which the broker does not vote.
If your Shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your Shares to be voted so you may participate in the shareholder voting on these important matters.
What if I do not specify a choice for a proposal when returning a proxy or a voting instruction form?
We urge all shareholders to express their choices on each voting matter described on the proxy card or the voting instruction form, which you will receive from your broker, bank, or other nominee, if your Shares are held in “street name.”
Shares Owned by Record Holders. If you are a record owner of Shares and you sign and return a proxy card, unless you indicate otherwise, the persons named as proxies on the proxy card will vote your Shares: (i) FOR the election of each of the nominees for director named in this proxy statement; (ii) FOR future advisory say-on-pay votes to occur every 1 YEAR; (iii) FOR the non-binding advisory resolution to approve the compensation of our NEOs; (iv) FOR the ratification of the appointment of EY as Walmart’s independent accountants for fiscal 2024; and (v) AGAINST each of the shareholder proposals

2023 Proxy Statement	127

Annual Meeting Information
appearing in this proxy statement, in each case, if properly presented at the meeting. For any other business or matters properly presented at the 2023 Annual Shareholders’ Meeting, the persons named as proxies on the proxy card shall vote in their discretion.
Shares Held in “Street Name” by Beneficial Owners. If you are a beneficial owner of Shares held in “street name” and you sign and return a voting instruction form to your bank, broker, or other nominee (in accordance with the voting instructions provided by such bank, broker, or other nominee), but do not provide instructions regarding how you wish your Shares to be voted on each of the voting matters described in this proxy statement, then a “broker non-vote” will result with respect to your Shares regarding the matters on which the broker does not vote.
I completed and returned my proxy card, but I have changed my mind about how I want to vote. Can I revoke my proxy and change my vote?
Yes, if you are a record holder, you may revoke a previously submitted proxy and change your vote by:
•delivering a written notice of revocation to Walmart’s Corporate Secretary at 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215 before the polls close for voting during the 2023 Annual Shareholders’ Meeting;
•signing a proxy bearing a later date than the proxy being revoked and delivering it to Walmart’s Corporate Secretary at the address provided in the Notice of 2023 Annual Shareholders’ Meeting included in this proxy statement before the polls close for voting during the 2023 Annual Shareholders’ Meeting;
•submitting a proxy bearing a later date via the internet (i.e., before the meeting via www.proxyvote.com) or by telephone not later than 11:59 p.m. Eastern Time on May 30, 2023; or
•voting your Shares while logged in and participating in the 2023 Annual Shareholders’ Meeting.
If your Shares are held in street name through a broker, bank, or other nominee, you should contact the record holder of your Shares regarding how to revoke your voting instructions.
Proxy Materials
Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Shareholders’ Meeting to be held on Wednesday, May 31, 2023. This year, we are again taking advantage of the SEC’s rules that allow us to furnish our proxy materials over the internet. As a result, we are mailing to many of our shareholders a notice of internet availability of the proxy materials, rather than a full paper set of the proxy materials.
This notice of internet availability includes instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail.
This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.
How can I access the proxy materials over the internet? Can I elect to receive proxy materials for future annual meetings electronically? How can I request a paper copy of the proxy materials?
Accessing the Proxy Materials on the Internet. You can access the proxy statement and the Annual Report to Shareholders in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports. In accordance with the SEC’s rules, we do not use software that identifies visitors accessing our proxy materials on our website.
Electing to Receive Proxy Materials for Future Annual Shareholders’ Meetings Electronically. If you wish to join in Walmart’s sustainability efforts, you can instruct Walmart to deliver its proxy materials for future annual shareholders’ meetings to you electronically by email. If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to

128	www.walmart.com

Annual Meeting Information
access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports.
Obtaining a Paper Copy of the Proxy Materials. If you received a notice regarding the internet availability of the proxy materials, then you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders in your notice. If you received an email notification as to the availability of the proxy materials, then you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders as part of that email notification. We will mail a paper copy of the proxy materials and the Annual Report to Shareholders to all shareholders to whom we do not send a notice of availability or an email notification regarding the internet availability of the proxy materials.
We will promptly send a copy of these documents, including our annual report on Form 10-K for fiscal 2023, to shareholders without charge upon written request made to Walmart Inc. c/o Gordon Allison, Senior Vice President, Office of the Corporate Secretary, and Chief Counsel for Finance and Corporate Governance, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215.
What should I do if I receive more than one notice of, or email notification about, the internet availability of the proxy materials or more than one paper copy of the proxy materials?
Some shareholders may receive more than one notice of internet availability, more than one email notification, or more than one paper copy of the proxy materials, including multiple proxy cards.
For example, if you hold your Shares in more than one brokerage account, then you may receive a separate notice of internet availability, a separate email notification, or a separate voting instruction form for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, then you may receive a separate notice of internet availability, a separate email notification, or a separate set of paper proxy materials and proxy card for each name in which you hold Shares. To vote all of your Shares, you must complete, sign, date, and return each proxy card you receive or submit a proxy to vote the Shares to which each proxy card relates by telephone, internet, or mobile device as described above, or vote online and while logged in during the meeting as described above.
If you have Shares held in one or more “street names,” then you must complete, sign, date, and return to each bank, broker, or other nominee through which you hold Shares each voting instruction form received from that bank, broker, or other nominee (or obtain a proxy from each such nominee holder if you wish to vote during the 2023 Annual Shareholders’ Meeting).
What is householding, and how can I enroll or opt-out?
If you are a beneficial owner of Shares, your bank, broker, or other nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses.
Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting their bank, broker, or other nominee. Alternatively, if you wish to receive a separate set of proxy materials for the 2023 Annual Shareholders’ Meeting or future shareholders’ meetings, we will deliver them promptly upon request made by contacting the Global Investor Relations team by any of the means described on page 37 above.
When will the company announce the voting results?
We expect to report the preliminary voting results in a press release on the afternoon of May 31, 2023, which will be available on our corporate website. We will report the official voting results in a filing with the SEC on or before June 6, 2023.
Shareholder Submissions for the 2024 Annual Shareholders’ Meeting
If you wish to submit a shareholder proposal or nomination for possible inclusion in our proxy statement relating to our 2024 Annual Shareholders’ Meeting, send the proposal or nomination, by registered, certified, or express mail to:

2023 Proxy Statement	129

Annual Meeting Information
Gordon Y. Allison,
Senior Vice President, Office of the Corporate Secretary, Chief Counsel for Finance and Corporate Governance
Walmart Inc.
702 Southwest 8th Street
Bentonville, Arkansas 72716-0215
Any shareholder proposal, other business, or nomination received by the company after the applicable date will not be included in the company’s proxy statement or on the agenda relating to such annual shareholders’ meeting.

Submissions for inclusion in our 2024 proxy materials relating to our 2024 Annual Shareholders’ Meeting*	Must be delivered to or mailed and received at the company’s principal executive offices:
Nomination of one or more director nominees to be included in our 2024 proxy statement submitted under the proxy access provision of our Bylaws***	no earlier than close of business on November 22, 2023** and no later than close of business on December 22, 2023**
Shareholder proposals submitted under SEC Rule 14a-8 to be included in our 2024 proxy statement	no later than close of business on December 22, 2023
*    Shareholder proposals submitted for inclusion in the company’s proxy statement relating to an annual shareholders’ meeting must comply with all requirements of SEC Rule 14a-8. Nomination of a director nominee to be included in the company’s proxy statement under the proxy access provision of our Bylaws must comply with all of the requirements of our Bylaws.
**    Assumes this proxy statement is first released to shareholders on April 20, 2023. Under our Bylaws, if the date of the 2024 Annual Shareholders’ Meeting is more than 30 days before, or more than 60 days after May 31, 2024, then notice must be delivered to or mailed and received at Walmart’s principal executive offices not more than 150 days prior to the date of the 2024 Annual Shareholders’ Meeting nor less than the later of: (i) 120 days prior to the date of the 2024 Annual Shareholders’ Meeting; or (ii) the tenth day following the day on which a public announcement of the 2024 Annual Shareholders’ Meeting is made.
***    See below for applicable deadlines regarding submissions of nominations or business under our Bylaws other than through proxy access (which is noted above).

Other business to be considered at our 2024 Annual Shareholders’ Meeting*	Must be delivered to or mailed and received at the company’s principal executive offices:
Any other business submitted for consideration at our 2024 Annual Shareholders’ Meeting (pursuant to the advance notice provision of our Bylaws) which will not be included in our 2024 proxy statement**
no earlier than close of business on February 1, 2024** and no later than close of business on March 2, 2024**
*    Each such submission or nomination must be submitted by a shareholder of record and comply with the requirements of the applicable provisions of our Bylaws.
**    Assumes the 2023 Annual Shareholders’ Meeting is held on May 31, 2023. Under our Bylaws, if the date of the 2024 Annual Shareholders’ Meeting is held more than 30 days before, or more than 60 days after May 31, 2023, then notice must be delivered to or mailed and received at Walmart’s principal executive offices not more than 120 days prior to the date of the 2023 Annual Shareholders’ Meeting nor less than the later of: (i) 90 days prior to the date of the 2024 Annual Shareholders’ Meeting; or (ii) the tenth day following the day on which a public announcement of the 2024 Annual Shareholders’ Meeting is made.
To review the applicable notice requirements contained in our Bylaws, visit our corporate website at
https://stock.walmart.com/governance/governance-documents/default.aspx. The Board periodically reviews the Bylaws and approves amendments as it deems appropriate. Any amendments to the Bylaws will be reported in a filing with the SEC, as required by Form 8-K, and the amended Bylaws will be filed as an exhibit to an SEC filing and posted on our corporate website at the web address above.
Other Matters
There are no other matters the Board intends to present for action at the 2023 Annual Shareholders' Meeting; however, the company has been notified that a shareholder intends to present a proposal at the 2023 Annual Shareholders’ Meeting concerning limitations on political contributions made by WALPAC.
If any other matter is properly presented at the 2023 Annual Shareholders’ Meeting, the persons named in the form of proxy will vote on such matters in their discretion. The proxies also have discretionary authority to vote to adjourn the 2023 Annual Shareholders’ Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations.

130	www.walmart.com

TABLE OF ABBREVIATIONS
The following abbreviations are used for certain terms that appear in this proxy statement:

401(k) Plan	the Walmart 401(k) Plan
Annual Report to Shareholders	Walmart’s Annual Report to Shareholders for fiscal 2023
Associate or associate	an employee of Walmart or one of its consolidated subsidiaries
Associate Stock Purchase Plan	the Walmart Inc. 2016 Associate Stock Purchase Plan, as amended effective February 1, 2018
Audit Committee	the Audit Committee of the Board
Board	the Board of Directors of Walmart
Board committees	the Audit Committee, the CMDC, the Executive Committee, the NGC, the SPFC, and the TeCC
Broadridge	Broadridge Financial Solutions, Inc., representatives of which will serve as the inspectors of election at the 2023 Annual Shareholders’ Meeting
Bylaws	the amended and restated Bylaws of Walmart, effective as of November 10, 2022
CD&A	the Compensation Discussion and Analysis included in this proxy statement
CEO	the Chief Executive Officer of a company
CFO	the Chief Financial Officer of a company
CMDC	the Compensation and Management Development Committee of the Board
Deferred Compensation Matching Plan or DCMP	the Walmart Inc. Deferred Compensation Matching Plan, as amended effective as of February 1, 2023, and which replaced the Officer Deferred Compensation Plan
Director Compensation Deferral Plan	the Walmart Inc. Director Compensation Deferral Plan, as amended effective as of February 1, 2018
EPS	Diluted earnings per share from continuing operations attributable to Walmart
Exchange Act	the Securities Exchange Act of 1934, as amended
Executive Committee	the Executive Committee of the Board
Executive Officers	those senior officers of our company determined by the Board to be executive officers (as defined by Rule 3b-7 under the Exchange Act) as to whom Walmart has certain disclosure obligations and who must report certain transactions in equity securities of our company under Section 16
EY	Ernst & Young LLP, an independent registered public accounting firm
Fiscal or fiscal [year]	Walmart’s fiscal year ending January 31st
GAAP	generally accepted accounting principles in effect in the United States
Independent Directors	this applies to Walmart directors whom the Board has affirmatively determined have no material relationships with our company pursuant to NYSE Listed Company Rules. This also applies to Audit Committee members who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3 under the Exchange Act. Additionally, CMDC members who meet the requirements of Section 10C of the Exchange Act, Rule 10C-1 under the Exchange Act and the heightened independence requirements under the NYSE Listed Company Rules for compensation committee members are considered independent.
Internal Revenue Code	the Internal Revenue Code of 1986, as amended
Management Incentive Plan or MIP	the Walmart Inc. Management Incentive Plan, as amended effective February 1, 2018
Named Executive Officer or NEO	Walmart’s President and CEO, Walmart’s CFO, the next three most highly compensated Executive Officers other than our CEO and CFO, and the Executive Vice President, President and CEO, Sam's Club, whom Walmart is voluntarily including as an NEO in this proxy statement
NGC	the Nominating and Governance Committee of the Board
NYSE	the New York Stock Exchange

2023 Proxy Statement	131

Table of Abbreviations

NYSE Listed Company Rules	the NYSE’s rules for companies with securities listed for trading on the NYSE, as set forth in the NYSE Listed Company Manual
Officer Deferred Compensation Plan or ODCP	Walmart Inc. Officer Deferred Compensation Plan, as amended and restated effective February 1, 2023
Outside Directors or Non-Management Directors	the members of the Board who are not employed by Walmart or a consolidated subsidiary of Walmart
PCAOB	the Public Company Accounting Oversight Board
Return on Investment or ROI	our return on investment, calculated as described in Annex A to this proxy statement
SEC	the United States Securities and Exchange Commission
Section 16	Section 16 of the Exchange Act
SERP	Walmart Inc. Supplemental Retirement Plan, as amended and restated effective February 1, 2023
Share or Shares	a share or shares of Walmart common stock, $0.10 par value per share
SOX	the Sarbanes-Oxley Act of 2002
SPFC	the Strategic Planning and Finance Committee of the Board
Stock Incentive Plan	the Walmart Inc. Stock Incentive Plan of 2015, as amended effective as of February 1, 2018
TeCC	the Technology and eCommerce Committee of the Board
TSR	total shareholder return
Walmart, our company, the company, we, our, or us	Walmart Inc., a Delaware corporation (formerly Wal-Mart Stores, Inc.) and, where the context requires, its consolidated subsidiaries
Walmart Foundation	Wal-Mart Foundation, a Delaware nonprofit corporation funded entirely by contributions from Walmart
Walmart.org	the collective philanthropic initiatives of both Walmart and Walmart Foundation and serves as a website where additional information about these collective philanthropic initiatives can be found
WALPAC	Walmart Inc.'s Political Action Committee

132	www.walmart.com

ANNEX A
Non-GAAP Financial Measures
Certain performance metrics discussed under the caption “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement are considered non-GAAP financial measures under the SEC’s rules because they are calculated by excluding or including amounts that are included or excluded in the calculation of comparable measures calculated and presented in accordance with GAAP.
The company uses these performance metrics, which are calculated in accordance with the terms of the company’s incentive plans (collectively, the “Non-GAAP Performance Metrics”), to determine the amounts, if any, payable under the company’s annual cash incentive plan and the outstanding long-term performance equity held by our NEOs. In accordance with the company’s incentive plans, each Non-GAAP Performance Metric is adjusted by excluding certain items from the calculation of such Non-GAAP Performance Metric, as described under the caption “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2023 performance goals and performance” in this proxy statement (the “Excluded Items”).
The following are the Non-GAAP Performance Metrics discussed in this proxy statement:
•constant currency total company operating income (excluding certain items);
•operating income of our Walmart U.S. segment (excluding certain items);
•constant currency operating income of our Walmart International segment (excluding certain items);
•operating income of our Sam’s Club segment (excluding certain items);
•constant currency total company sales (excluding certain items);
•sales of our Walmart U.S. segment (excluding certain items);
•constant currency sales of our Walmart International segment (excluding certain items);
•sales of our Sam’s Club segment (excluding certain items); and
•constant currency total company ROI (excluding certain items).
Below, we briefly describe how we calculate each Non-GAAP Performance Metric. As permitted by the SEC’s rules and guidance, we do not: disclose the financial measure calculated and presented in accordance with GAAP that is most directly comparable to each Non-GAAP Performance Metric; discuss the reasons why we believe each Non-GAAP Performance Metric is important information for our shareholders to have; or provide a reconciliation of each Non-GAAP Performance Metric to the most directly comparable financial measure calculated and presented in accordance with GAAP. However, we believe it is important for our shareholders to understand how we calculated each of the Non-GAAP Performance Metrics for purposes of the company’s incentive programs.
In the discussion that follows, when we refer to an “as reported” financial measure, we are referring to a financial measure calculated in accordance with GAAP and reflected in our consolidated statement of income for fiscal 2023.
Constant Currency
Certain of the Non-GAAP Performance Metrics are calculated on a constant currency basis. In describing how we calculate such Non-GAAP Performance Metrics, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars.
We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using each of the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-U.S. dollar acquisitions until owned for 12 months. We refer to the results of this calculation as the impact of currency exchange rate fluctuations. As described under the caption “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2023 performance goals and performance” in this proxy statement, the CMDC sets incentive goals on a constant currency basis, excluding the impact of currency exchange rate fluctuations.

2023 Proxy Statement	133

Annex A
The table below reflects the calculation of constant currency net sales and constant currency operating income for the fiscal year ended January 31, 2023.

	Fiscal Year Ended January 31, 2023
	Walmart International		Total Company
(Dollars in millions)	2023	Percent Change(1)	2023	Percent Change(1)
Net sales:
As reported	$100,983	—%	$605,881	6.7%
Currency exchange rate fluctuations	$3,706	N/A	$3,706	N/A
Constant currency net sales	$104,689	3.7%	$609,587	7.4%
Operating income:
As reported	$2,965	(21.1%)	$20,428	(21.3%)
Currency exchange rate fluctuations	$64	N/A	$64	N/A
Constant currency operating income	$3,029	(19.4%)	$20,492	(21.0%)
(1)Change versus prior year comparable period.
Non-GAAP Performance Metrics
We calculated constant currency total company operating income for incentive plan purposes by adding our Walmart U.S. operating income and Sam’s Club operating income to the constant currency operating income of our Walmart International segment (as described below), in each case for fiscal 2023, and adjusting the total of such constant currency operating income by excluding the Excluded Items.
We calculated constant currency operating income of our Walmart International segment for incentive plan purposes by translating the operating income for fiscal 2023 of the countries within our Walmart International segment in which the functional currency is not the U.S. dollar by using the currency exchange rates we used to translate our fiscal 2022 operating income in those countries into U.S. dollars for financial reporting purposes rather than by using the current period’s currency exchange rates, and adjusting such operating income by excluding the Excluded Items.
We calculated constant currency total company sales for incentive plan purposes by adding our Walmart U.S. net sales and Sam’s Club net sales to the constant currency net sales of our Walmart International segment (as described below), in each case for fiscal 2023, and adjusting the total of those net sales by excluding the Excluded Items.
We calculated constant currency Walmart International sales by translating the net sales for fiscal 2023 of those countries within our Walmart International segment in which the functional currency is not the U.S. dollar or countries experiencing hyperinflation by using the currency exchange rates we used to translate our fiscal 2022 net sales in those countries into U.S. dollars for financial reporting purposes rather than by using the current period’s currency exchange rates, and adjusting such net sales by excluding the Excluded Items.
We calculated constant currency total company ROI for fiscal 2023 as our adjusted operating income for ROI for fiscal 2023 (as described below) plus our interest income, depreciation and amortization, and rent expense for fiscal 2023 divided by average invested capital for fiscal 2023. We considered average invested capital for fiscal 2023 to be the average of our beginning and ending total assets for fiscal 2023, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities for fiscal 2023. In computing our adjusted operating income for ROI, we excluded from our as reported total company operating income the Excluded Items described under the caption “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2023 performance goals and performance—Impact of excluded items on fiscal 2023 performance for incentive plan purposes—2023 ROI Adjustments for Long-Term Performance Equity Purposes” in this proxy statement. Although ROI is a standard financial measure, our calculation of ROI may differ from other companies’ calculations of their ROI.
We calculated operating income of our Walmart U.S. segment and sales of our Walmart U.S. segment by excluding the applicable Excluded Items from the as-reported operating income and the as-reported net sales, respectively, of our Walmart U.S. segment.
We calculated operating income of our Sam’s Club segment and sales of our Sam’s Club segment by excluding the applicable Excluded Items from the as reported operating income and the as-reported net sales, respectively, of our Sam’s Club segment.

134	www.walmart.com

SCAN TO
VIEW MATERIALS & VOTE

WALMART INC.
702 SW 8TH ST.
BENTONVILLE, AR 72716

VOTE BY INTERNET BEFORE THE MEETING - www.proxyvote.com or scan the QR Barcode above
Use the Internet to vote by proxy up until 11:59 P.M. Eastern Time on May 30, 2023. If you participate in the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 24, 2023. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic proxy.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 30, 2023. If you participate in the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 24, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date this proxy card and promptly return it in the postage-paid envelope we have provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET DURING THE MEETING
You may attend the meeting via the Internet and vote during the meeting by going to www.virtualshareholdermeeting.com/WMT2023. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also agree to receive or access proxy materials electronically in future years on Walmart's corporate website at http://stock.walmart.com/annual-reports.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V15424-P83653-Z84058

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALMART INC.

The Board of Directors recommends a vote "FOR" each of the nominees listed in Proposal 1, "1 YEAR" on Proposal 2, "FOR" Proposals 3 and 4 and "AGAINST" Proposals 5 through 12.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Cesar Conde	☐	☐	☐
1b. Timothy P. Flynn	☐	☐	☐
1c. Sarah J. Friar	☐	☐	☐
1d. Carla A. Harris	☐	☐	☐
1e. Thomas W. Horton	☐	☐	☐
1f. Marissa A. Mayer	☐	☐	☐
1g. C. Douglas McMillon	☐	☐	☐
1h. Gregory B. Penner	☐	☐	☐
1i. Randall L. Stephenson	☐	☐	☐
1j. S. Robson Walton	☐	☐	☐
1k. Steuart L. Walton	☐	☐	☐

Company Proposals:

	1 Year	2 Years	3 Years	Abstain
2. Advisory Vote on the Frequency of Future Say-On-Pay Votes	☐	☐	☐	☐

	For	Against	Abstain
3. Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

	For	Against	Abstain
4. Ratification of Ernst & Young LLP as Independent Accountants	☐	☐	☐
Shareholder Proposals, in each case, if properly presented at the meeting:			
5. Policy Regarding Worker Pay in Executive Compensation	☐	☐	☐
6. Report on Human Rights Due Diligence	☐	☐	☐
7. Racial Equity Audit	☐	☐	☐
8. Racial and Gender Layoff Diversity Report	☐	☐	☐
9. Request to Require Shareholder Approval of Certain Future Bylaw Amendments	☐	☐	☐
10. Report on Reproductive Rights and Data Privacy	☐	☐	☐
11. Communist China Risk Audit	☐	☐	☐
12. Workplace Safety & Violence Review	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted on by the proxy holders in their discretion.

If this proxy is signed, dated, and promptly returned, it will be voted in accordance with your instructions shown above. Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, fiduciary or in another capacity, please indicate full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), and specify the title(s) of such officer(s).

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Annual Shareholders' Meeting

May 31, 2023 at 10:30 A.M., Central Time

www.virtualshareholdermeeting.com/WMT2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V15425-P83653-Z84058

WALMART INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL SHAREHOLDERS' MEETING OF WALMART INC.
TO BE HELD VIRTUALLY AT WWW.VIRTUALSHAREHOLDERMEETING.COM/WMT2023 ON MAY 31, 2023

I have received the Notice of 2023 Annual Shareholders' Meeting (the "Meeting") to be held on May 31, 2023, and the related Proxy Statement furnished by Walmart Inc.'s ("Walmart") Board of Directors. I appoint GREGORY B. PENNER and C. DOUGLAS MCMILLON, and each of them, as my proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Walmart common stock that I am entitled to vote at the Meeting or any adjournments or postponements thereof in the manner shown on this form as to the matters shown on the reverse side of this form and in their discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof. If I participate in the Walmart 401(k) Plan or the Walmart Puerto Rico 401(k) Plan and I have a portion of my interest invested in Walmart stock, I also direct the Retirement Plans Committee of the respective plan to take such actions necessary to vote the stock which is attributable to my interest in the manner shown on this form as to the matters shown on the reverse side of this form at the Meeting, and in its discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. If this proxy is signed, dated, and promptly returned, it will be voted in accordance with your instructions shown on the reverse side; however, if you do not provide instructions, this proxy will be voted "FOR" each director nominee listed in Proposal 1, "1 YEAR" on Proposal 2, "FOR" Proposals 3 and 4, "AGAINST" Proposals 5 through 12, and in their discretion on any other matters that are properly presented at the Meeting or any adjournments or postponements thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, fiduciary or in another capacity, please indicate full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), and specify the title(s) of such officer(s).